     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 1999
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          RHYTHMS NETCONNECTIONS INC.

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                          4813                  33-0747515
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                      Number)

                           6933 SOUTH REVERE PARKWAY
                           ENGLEWOOD, COLORADO 80112
                                 (303) 476-4200

         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                           --------------------------

                                CATHERINE HAPKA
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          RHYTHMS NETCONNECTIONS INC.
                           6933 SOUTH REVERE PARKWAY
                           ENGLEWOOD, COLORADO 80112
                                 (303) 476-4200
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)
                           --------------------------

                                   COPIES TO:

          JOHN A. DENNISTON                          MALCOLM I. ROSS
          MARTIN C. NICHOLS                         MICHAEL S. NOVINS
            KIRT SHULDBERG                           BAKER & MCKENZIE
   BROBECK, PHLEGER & HARRISON LLP                   805 THIRD AVENUE
   550 WEST "C" STREET, SUITE 1200               NEW YORK, NEW YORK 10022
     SAN DIEGO, CALIFORNIA 92101                      (212) 751-5700
            (619) 234-1966

                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                AMOUNT TO BE     OFFERING PRICE PER      AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED            REGISTERED(1)          SHARE(2)       OFFERING PRICE(2)    REGISTRATION FEE
Common stock, par value $0.001 per share...   5,442,720 Shares         $65.27           $355,246,334          $98,759

(1) Includes 709,920 shares which the Underwriters have the option to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act based on the high and low trading price for the common stock on July 13, 1999.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JULY 14, 1999
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

P_R_O_S_P_E_C_T_U_S

                                          SHARES

                                     [LOGO]

                          RHYTHMS NETCONNECTIONS INC.

                                  COMMON STOCK

                                 --------------

    All of the       shares of common stock offered hereby are being offered by certain of our stockholders. We will not receive any proceeds from the shares of common stock sold by the selling stockholders.

    Our common stock is traded on the Nasdaq National Market under the symbol "RTHM." On July 13, 1999, the last reported sale price for our common stock on the Nasdaq National Market was $68 9/32 per share.

    INVESTING IN THE COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

                               -----------------

                                                                PER SHARE       TOTAL
                                                               -----------  --------------
Public Offering Price........................................       $             $
Underwriting Discount........................................       $             $
Proceeds, before expenses, to selling stockholders...........       $             $

    The underwriters may also purchase up to an additional             shares of
common stock from Rhythms at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

    The shares of common stock will be ready for delivery in New York, New York
on or about             , 1999.

                               ------------------

                          JOINT BOOK-RUNNING MANAGERS

MERRILL LYNCH & CO.                                         SALOMON SMITH BARNEY

                                  -----------

HAMBRECHT & QUIST                                     THOMAS WEISEL PARTNERS LLC

                                  -----------

               The date of this prospectus is             , 1999.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ---------
Summary....................................................................................................          4
Risk Factors...............................................................................................          8
Use of Proceeds............................................................................................         23
Dividend Policy............................................................................................         23
Price Range of Our Common Stock............................................................................         23
Capitalization.............................................................................................         24
Dilution...................................................................................................         25
Selected Consolidated Financial Data.......................................................................         26
Management's Discussion and Analysis of Financial Condition and Results of Operations......................         27
Description of Certain Indebtedness........................................................................         35
Business...................................................................................................         36
Management.................................................................................................         57
Certain Relationships and Related Transactions.............................................................         69
Principal and Selling Stockholders.........................................................................         73
Description of Capital Stock...............................................................................         75
Shares Eligible for Future Sale............................................................................         79
Underwriting...............................................................................................         81
Legal Matters..............................................................................................         83
Experts....................................................................................................         83
Where You Can Find More Information........................................................................         83
Glossary of Terms..........................................................................................        A-1
Index to Financial Statements..............................................................................        F-1

    WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF THEY GIVE YOU SUCH INFORMATION OR MAKE SUCH REPRESENTATIONS, YOU MUST NOT RELY UPON THEM AS HAVING BEEN AUTHORIZED BY US OR THE UNDERWRITERS. THIS PROSPECTUS IS NOT AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THESE REGISTERED SECURITIES. IT IS ALSO NOT AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT WE HAVE HAD NO CHANGE IN OUR BUSINESS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANYTIME AFTER THE DATE OF THIS PROSPECTUS.

    We use market data and industry forecasts throughout this prospectus, which we have obtained from internal surveys, market research, publicly available information and industry publications. Industry publications generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, we believe that the surveys and market research we or others have performed is reliable, but we have not independently verified this information. Neither we nor any of the underwriters represents that any such information is accurate.

    We own applications for federal registration and claim rights in the following trademarks: ACI-TM-; ACCELERATED CONNECTIONS-TM-; APPLINET-TM-; CHOICE ROUTE-TM-; DSL ... CAN YOU HANDLE THE SPEED?-TM-; HOME.RHYTHMS-TM-; LOOP.RHYTHMS-TM-; NET.RHYTHMS-TM-; NETRHYTHMS-TM-; RHYTHM WORKS-TM-; RHYTHMS-TM-; RHYTHMS COGNITIVE NETWORK-TM-; RHYTHMS.NET-TM-; RHYTHMS NETCONNECTIONS-TM-; RHYTHMS NETSELECT-TM-; RHYTHMS NETWORKNOW-TM-; RHYTHMS PBXPRESS-TM-; RHYTHMS TOOLBAR-TM-; RHYTHMS TOTAL ACCESS SOLUTIONS-TM-; RHYTHMS U.S. LAN-TM-; RING.RHYTHMS-TM-; WORK.RHYTHMS-TM- and [LOGO].

    This prospectus also refers to trade names and trademarks of other companies.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS CERTAIN SIGNIFICANT ASPECTS OF OUR BUSINESS AND THIS OFFERING, BUT YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING THE FINANCIAL DATA AND RELATED NOTES, BEFORE MAKING AN INVESTMENT DECISION. WHEN WE REFER TO OUR COMPANY IN THIS PROSPECTUS, WE REFER TO US AND OUR SUBSIDIARIES, AS A COMBINED ENTITY, EXCEPT WHERE WE INDICATE OTHERWISE. WE HAVE PROVIDED A GLOSSARY OF TERMS FOR YOUR CONVENIENCE BEGINNING ON PAGE A-1. YOU SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS."

    We are a leading service provider of high-speed local access networking solutions using DSL technology to businesses. We have designed our network to give our customers a high-speed "always on" local connection to the Internet and to private local and wide area networks. We offer a variety of DSL technologies that deliver data transfer rates ranging from 128 Kbps to 7.1 Mbps. For customers that subscribe at the 7.1 Mbps rate, our network provides transfer speeds faster than frame relay and T-1 circuits, and is approximately 125 times the speed of the fastest dial-up modem and over 55 times the speed of integrated services digital network (ISDN) lines. Through our packet-based network, multiple users on a single connection are able to simultaneously access the Internet and private networks. Beyond high-speed access, we also offer a growing suite of features and applications that we can individually configure to each user's needs. We believe our network solutions will increase remote office and worker productivity and reduce the complexity of communications for businesses.

    Since our inception in February 1997, we have made substantial progress in implementing a scalable nationwide network. We began offering commercial services in our first market in April 1998, and currently offer service in a total of 17 markets: San Diego, San Francisco, San Jose, Oakland/East Bay, Chicago, Los Angeles, Orange County, Boston, Sacramento, New York, Philadelphia, Washington D.C., Detroit, Denver, Seattle, Portland and Baltimore. We intend to continue our network rollout into an additional 16 markets in 1999 and a further 17 markets by the end of 2000. Upon completion of this network expansion, we anticipate providing services in 50 of the nation's largest metropolitan areas, which we believe contain 60% of the nation's local area networks. We have signed interconnection agreements with Ameritech, Bell Atlantic, BellSouth, GTE, Pacific Bell and U S WEST, and we are currently pursuing interconnection arrangements with three other incumbent carriers. As of June 30, 1999, we provide service or have installed equipment in over 500 incumbent carrier central offices. We have obtained competitive carrier authority or have been permitted to operate as a competitive carrier in 28 states.

    In March 1999, we entered into separate strategic arrangements with MCI WorldCom and Microsoft. As part of our strategic arrangements, MCI WorldCom's investment fund and Microsoft each invested $30 million in us. The MCI WorldCom arrangement also designates us as the first choice in its alternative carrier access provisioning system for DSL services in certain circumstances, and provides that MCI WorldCom is committed to sell at least 100,000 of our DSL lines over a period of five years, subject to penalties for failure to reach target commitments. In turn, we have designated MCI WorldCom as our preferred provider of network services in certain circumstances. MCI WorldCom will also work with us to develop voice and data applications over a single DSL connection. For instance, in June 1999, MCI WorldCom and we, in conjunction with Cisco and Jetstream Communications, successfully demonstrated toll-quality voice and high-speed data communications over a single copper line utilizing DSL technology. In our Microsoft arrangement, we will jointly develop and distribute with Microsoft a co-branded DSL version of the Microsoft Network (MSN) service focused on our small business customers and on our customers' teleworkers.

    In April 1999, we entered into a customer relationship with Qwest Communications Corporation, in connection with which Qwest's wholly owned subsidiary, U.S. Telesource, Inc., invested $15 million in us. Qwest has committed to purchase from us performance class DSL services for re-sale to its customers. In return, we have agreed to use Qwest's network and application hosting services in certain situations. The combined DSL line commitment from Qwest and MCI WorldCom totals 200,000 lines over several years.

    We also market our services through our direct sales force and through our partnerships with recognized leaders in the networking industry, including Microsoft and Cisco. Under our strategic partnership with Cisco, Cisco agreed to jointly market and sell our networking solutions to its customer base and will engage in joint development projects with us. As of June 30, 1999, we had over 3,200 lines in service, and we are currently under contract to supply over 9,000 additional DSL lines. Our business customers include QUALCOMM Incorporated, Cisco, Silicon Graphics, Inc., Wind River Systems and Broadcom Corporation. Our service provider customers include Epoch Internet, Ingram Micro, Intermedia Communications Inc., Savvis Communications Corporation, Verio Inc. and Williams Communications, Inc.

    In April 1999, we completed an initial public offering of our common stock, raising net proceeds of approximately $211.4 million. On April 23, 1999, we completed the sale and issue of the senior notes, raising net proceeds of approximately $315.3 million, of which approximately $113.7 million was used to purchase a portfolio of U.S. government securities to secure the payment of the first six scheduled interest payments on the senior notes.

    Our senior management team has extensive experience in developing next-generation networking businesses. Our Chairman and Chief Executive Officer, Catherine Hapka, was previously the founder, President and Chief Operating Officer of !NTERPRISE Networking Services, U S WEST's data networking business. Steve Stringer, our President and Chief Operating Officer, was previously the Global Chief Operating Officer of GE Capital IT Solutions. Scott Chandler, our Chief Financial Officer, was previously President and Chief Executive Officer of C-COR Electronics, Inc., a manufacturer of broadband telecommunications equipment. James Greenberg, our Chief Network Officer, directed the design, planning, operation and construction of Sprint Corporation's data networks. Frank Tolve, our Chief Sales Officer, previously served as Vice President, Sales Operations of Bay Networks. Our sponsors, which include Microsoft, MCI WorldCom's investment fund, a subsidiary of Qwest, Kleiner Perkins Caufield & Byers, Enterprise Partners, Brentwood Venture Capital, the Sprout Group and a subsidiary of Enron Corp., have to date invested approximately $105.3 million.

MARKET OPPORTUNITY

    We believe that a substantial market opportunity exists as a result of the convergence of six factors:

    - the growing demand for high-speed access to the Internet and corporate networks;

    - the inherent limitations of dial-up modems as a connection to data networks;

    - the need for large companies to improve the productivity of their remote offices and workers;

    - the need for small and medium businesses to have an integrated communication solution for their networking requirements;

    - the increasing adoption of DSL and widespread use of packet-based networks; and

    - the 1996 Telecommunications Act.

    These factors create a dual market opportunity: new carriers can create efficient high-speed data, voice and video networks using existing infrastructure, and business customers can better address their local and wide area networking needs through a single carrier.

THE RHYTHMS SOLUTIONS

    We believe our network solutions effectively address many of the unmet communications needs of today's businesses by offering an appealing combination of quality, performance, price and service. Our network consists of:

    - HIGH-SPEED, "ALWAYS ON" LOCAL CONNECTIONS. Using DSL technology over standard telephone lines, our network is capable of delivering data at speeds ranging from 128 Kbps to 7.1 Mbps.

    - METROPOLITAN AND WIDE AREA OVERLAY NETWORK. We have designed our network architecture so that we can effectively and efficiently manage data traffic within and among metropolitan areas in which we offer our services. We manage the network and monitor service levels on a nationwide basis from our Network Operations Center in Denver.

    - PRODUCTIVITY ENHANCING FEATURES AND APPLICATIONS. We offer a growing suite of network-enabled features and applications that extend the functionality of corporate communications and networking resources to remote offices and workers. We also offer high performance Internet access solutions to remote offices and workers as well as small and medium businesses in conjunction with our Internet Service Provider customers.

    - SERVICE FLEXIBILITY. We have designed our network so that, over a single DSL connection, we are able to customize the features and applications for each individual user and local area network user.

    - TURNKEY SOLUTION. We offer turnkey network solutions for our customers by providing each customer with a single point of contact for all of our services, including network implementation, maintenance and billing.

BUSINESS STRATEGY

    Our goal is to become the leading national service provider of high performance networking solutions for remote offices and workers. We intend to implement the following strategies to achieve our goal:

    - exploit our early market entrance by deploying our network rapidly and building strong relationships with businesses and service provider customers;

    - focus on businesses that demand high performance networking solutions;

    - use our network as a platform for productivity-enhancing features and applications that we and third parties develop;

    - continue to establish strong distribution channels to reach large, medium and small businesses; and

    - provide superior service and customer care.

                            ------------------------

    Our principal executive office is located at 6933 South Revere Parkway, Englewood, Colorado 80112, and our telephone number is (303) 476-4200 or (800) RHYTHMS.

                                  THE OFFERING

Common stock offered by the selling
  stockholders...............................  shares

Common stock to be outstanding after this
  offering...................................  shares (1)

Use of proceeds..............................  We will not receive any proceeds from the sale of shares of common stock by the selling
                                               stockholders.

Dividend policy..............................  We currently intend to retain any future earnings to fund the development of our
                                               business. Therefore, we do not currently
                                               anticipate paying cash dividends.

Nasdaq National Market symbol................  RTHM

------------------------

(1) Based on the number of shares outstanding as of June 30, 1999. Includes 4,732,800 shares of common stock issuable upon exercise of outstanding warrants that were issued in connection with our 1998 senior discount notes, of which are to be sold in this offering by the selling stockholders. Also includes 4,860,715 of common stock which resulted from the exercise of stock options that remain unvested as of June 30, 1999. Excludes 4,511,019 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 1999, with a weighted average exercise price of $17.11 on June 30, 1999, all of which are exercisable and 3,130,910 of which are vested. Also excludes 2,193,402 shares of common stock issuable upon exercise of outstanding warrants, with a weighted average price of $7.11 per share and 487,075 shares of treasury stock. See "Capitalization" and "Business--Legal Proceedings." This number assumes that the over-allotment option is not exercised. If the over-allotment option is exercised in full, we will issue and sell 709,920 shares in addition to the shares to be sold by the selling stockholders. See "Use of Proceeds" for our anticipated uses of proceeds we will receive if the over-allotment option is exercised in full and we sell these additional shares.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO PURCHASE SHARES OF OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY.

WE CANNOT PREDICT OUR SUCCESS BECAUSE WE HAVE A SHORT OPERATING HISTORY

    We formed our company in February 1997, and we have a short operating history for you to review in evaluating our business. We have limited historical financial and operating data upon which you can evaluate our business and prospects. We entered into our first interconnection agreement with an incumbent carrier in July 1997 and began to offer commercial services in our first market in April 1998. We have limited commercial operations and have recognized limited revenues since our inception. In addition, our senior management team and our other employees have worked together at our company for only a short period of time.

BECAUSE OUR MARKET IS NEW AND EVOLVING, WE CANNOT PREDICT ITS FUTURE GROWTH OR ULTIMATE SIZE, AND WE MAY BE UNABLE TO COMPETE EFFECTIVELY

    The market for packet-based high-speed digital communication services using telephone lines is in the early stages of development. Since this market is new and evolving and because our current and future competitors are likely to introduce competing services, we cannot accurately predict the rate at which this market will grow, if at all, or whether new or increased competition will result in market saturation. Various providers of high-speed digital communication services are testing products from various suppliers for various applications, and suppliers have not broadly adopted an industry standard. Certain critical issues concerning commercial use of DSL for Internet and local area network access, including security, reliability, ease and cost of access and quality of service, remain unresolved and may impact the growth of these services. If the markets for our services fail to develop, grow more slowly than anticipated or become saturated with competitors, these events could materially and adversely affect our business, prospects, operating results and financial condition.

    Our success will depend on the development of this new and rapidly evolving market and our ability to compete effectively in this market. To address these risks, we must, among other things:

    - rapidly expand the geographic coverage of our network services;

    - raise additional capital;

    - enter into interconnection agreements and working arrangements with additional incumbent carriers, substantially all of which we expect to be our competitors;

    - deploy an effective network infrastructure;

    - attract and retain customers;

    - successfully develop relationships and activities with our partners and distributors, including MCI WorldCom, Microsoft, Qwest and Cisco;

    - continue to attract, retain and motivate qualified personnel;

    - accurately assess potential markets and effectively respond to competitive developments;

    - continue to develop and integrate our operational support system and other back office systems;

    - obtain any required governmental authorizations;

    - comply with evolving governmental regulatory requirements;

    - increase awareness of our services;

    - continue to upgrade our technologies; and

    - effectively manage our expanding operations.

    We may not be successful in addressing these and other risks, and our failure to address risks would materially and adversely affect our business, prospects, operating results and financial condition.

WE CANNOT PREDICT OUR SUCCESS BECAUSE OUR BUSINESS MODEL IS UNPROVEN

    We have not validated our business model and strategy in the market. We believe that the combination of our unproven business model and the highly competitive and fast changing market in which we compete makes it impossible to predict the extent to which our network service will achieve market acceptance and our overall success. To be successful, we must develop and market network services that are widely accepted by businesses at profitable prices. We may never be able to deploy our network as planned, achieve significant market acceptance, favorable operating results or profitability or generate sufficient cash flow to repay our debt. Of the approximately 12,200 lines that are in service or that we have committed to deliver to date, we installed or committed approximately 10,150 to only three customers. None of our large business customers has rolled out our services broadly to its employees, and we cannot be certain when or if these rollouts will occur. We will not receive significant revenue from our large customers unless these rollouts occur. Any continued or ongoing failure for any reason of large business customers to roll out our services, failure to validate our business model in the market, including failure to build out our network, achieve widespread market acceptance or sustain desired pricing would materially and adversely affect our business, prospects, operating results and financial condition.

WE EXPECT OUR LOSSES TO CONTINUE

    We have incurred losses and experienced negative operating cash flow for each month since our formation. As of March 31, 1999, we had an accumulated deficit of approximately $62.7 million. We intend to rapidly and substantially increase our expenditures and operating expenses in an effort to expand our network services. We expect to have annual interest and amortization expense relating to our 1998 senior discount notes and 1999 senior notes of approximately $52.2 million in 1999 and increasing to $81.0 million in 2003. In addition, we may incur more debt in the future. Furthermore, as a result of recent business relationships arising from preferred stock and warrant issuances and of previous stock option grants, we anticipate that there will be significant charges to earnings in future periods. We estimate that these charges will total approximately $8.5 million per year over each of the next several years. As a result of these factors, we expect to incur substantial operating and net losses and negative operating cash flow for the foreseeable future. We will need to obtain additional financing to pay our expenses and to make payments on our debt. We cannot give you any assurance about whether or when we will have sufficient revenues to satisfy our funding requirements or pay our debt service obligations.

OUR OPERATING RESULTS IN ONE OR MORE FUTURE PERIODS ARE LIKELY TO FLUCTUATE SIGNIFICANTLY AND MAY FAIL TO MEET OR EXCEED THE EXPECTATIONS OF SECURITIES ANALYSTS OR INVESTORS

    Our annual and quarterly operating results are likely to fluctuate significantly in the future due to numerous factors, many of which are outside of our control. These factors include:

    - the rate of customer acquisition and turnover;

    - the prices our customers are willing to pay;

    - the amount and timing of expenditures relating to the expansion of our services and infrastructure;

    - the timing and availability of incumbent carrier central office collocation facilities and transport facilities;

    - the success of our relationships with our partners and distributors, including MCI WorldCom, Microsoft, Qwest and Cisco;

    - our ability to deploy our network on a timely basis;

    - introduction of new services or technologies by our competitors;

    - price competition;

    - the ability of our equipment and service suppliers to meet our needs;

    - regulatory developments, including interpretations of the 1996 Telecommunications Act;

    - technical difficulties or network downtime;

    - the success of our strategic alliances; and

    - the condition of the telecommunication and network service industries and general economic conditions.

    Because of these factors, our operating results in one or more future periods could fail to meet or exceed the expectations of securities analysts or investors. In that event, any trading price of our common stock would likely decline.

IF SALES FORECASTED FOR A PARTICULAR PERIOD ARE NOT REALIZED IN THAT PERIOD DUE TO THE LENGTHY SALES CYCLE OF OUR SERVICES, OUR OPERATING RESULTS FOR THAT PERIOD WILL BE HARMED

    The sales cycle of our network services can be very lengthy, particularly for large businesses. The sales cycle for large businesses typically involves:

    - a significant technical evaluation;

    - an initial trial rollout to a relatively small number of end users;

    - a commitment of capital and other resources by the customer;

    - delays associated with the customer's internal procedures to approve large capital expenditures;

    - time required to engineer the deployment of our services;

    - coordination of the activation of multiple access lines with incumbent carriers; and

    - testing and acceptance of our services.

    For these and other reasons, our sales cycle for large businesses lasts at least six months. During this lengthy sales cycle, we will incur significant expenses in advance of the receipt of revenues. If sales that we forecast for a particular period do not occur because of our lengthy sales cycle, this event could materially and adversely affect our business, prospects, operating results and financial condition during that period.

WE DEPEND ON INCUMBENT CARRIERS FOR COLLOCATION AND TRANSMISSION FACILITIES

    We must use copper telephone lines controlled by the incumbent carriers to provide DSL connections to customers. We also depend on the incumbent carriers for collocation and for a substantial portion of the transmission facilities we use to connect our equipment in incumbent carrier central offices to our Metro Service Centers. In addition, we depend on the incumbent carriers to test and maintain the quality of the copper lines that we use. We have not established a history of obtaining access to collocation and transmission facilities from incumbent carriers in large volumes. In many cases, we may be unable to obtain access to collocation and transmission facilities from the incumbent carriers, or to gain access at acceptable rates, terms and conditions, including timeliness. We have experienced, and expect to experience in the future, lengthy periods between our request for and the actual provision of the collocation space and telephone lines. An inability to obtain adequate and timely access to collocation space or transmission facilities on acceptable terms and conditions from incumbent carriers could have a material and adverse effect on our business, prospects, operating results and financial condition.

    Because we compete with incumbent carriers in our markets, they may be reluctant to cooperate with us. The incumbent carriers may experience, or claim to experience, a shortage of collocation space or transmission capacity. If this occurs, we may not have alternate means of connecting our DSL equipment with the copper lines or connecting our equipment in central offices to Metro Service Centers. We have experienced rejections of some of our collocation applications on the grounds that no space is available. We may receive additional rejections in the future. The number of other competitive local exchange carriers that request collocation space will also affect the availability of collocation space and transmission capacity. If we are unable to obtain physical collocation space or transmission capacity from our targeted incumbent carriers, we may face delays, additional costs or an inability to provide services in certain locations. In many cases where our application for physical collocation is rejected, we expect to have the option of adjacent location -- where we install our equipment in a building that is very close to the incumbent carrier central office -- or virtual collocation -- where the incumbent carrier manages and operates our equipment. While we have used adjacent and virtual collocation in our network, those alternatives reduce our control over our equipment, and therefore may reduce the level of quality and service we provide to our customers. We are currently in an arbitration proceeding with SBC Communications Inc. concerning the availability of DSL-enabled copper lines, as well as other operational issues. Delays in obtaining access to collocation space and telephone lines or the rejection of our applications for collocation could result in delays in, and increased expenses associated with, the rollout of our services, which in turn could have a material and adverse effect on our business, prospects, operating results and financial condition.

WE ARE UNABLE TO CONTROL THE TERMS AND CONDITIONS UNDER WHICH WE GAIN ACCESS TO INCUMBENT CARRIER COLLOCATION AND TRANSMISSION FACILITIES

    We cannot control the terms under which we collocate our equipment, connect to copper lines or gain the use of an incumbent carrier's transmission facilities. State tariffs, state public utility commissions, the Federal Communications Commission and interconnection agreements with the incumbent carriers determine the price, terms and conditions under which collocation space is made available, and they make these administrative determinations in ongoing hearings. Interconnection agreements and state public utility commissions also determine the terms and conditions of access to copper lines and other components of an incumbent carrier's network. We may be unable to negotiate or enter into interconnection agreements on acceptable terms or at all. In addition, we cannot be sure that incumbent carriers will abide by their obligations under those agreements. Delays in obtaining interconnection agreements would delay our entry into certain markets. In addition, disputes may arise between us and the incumbent carriers with respect to interconnection agreements, and we may be unable to resolve disputes in our favor. If we are unable to enter into, or experience a delay in obtaining, interconnection agreements, this inability or delay could adversely affect our business, prospects, operating results and financial condition. Further, the interconnection agreements are generally short term, and we may be unable to renew the interconnection agreements on acceptable terms or at all. The state commissions, the Federal Communications Commission and the courts oversee, in varying degrees, interconnection arrangements as well as the terms and conditions under which we gain access to incumbent carrier copper lines and transmission facilities. These government entities may modify the terms or prices of our interconnection agreements and our access to incumbent carrier copper lines and transmission facilities in ways that would be adverse to our business. The Federal Communications Commission and state regulatory commissions establish the rates for DSL-capable copper lines as well as other rates, terms and conditions of our dealings with the incumbent carriers in ongoing public hearings. Participation in these hearings will involve significant management time and expense. Incumbent carriers may from time to time propose new rates, and the outcomes of hearings and rulings could have a material and adverse effect on our business, prospects, operating results and financial condition.

WE DEPEND ON THIRD PARTIES, PARTICULARLY MCI WORLDCOM, MICROSOFT, QWEST AND CISCO, FOR THE MARKETING AND SALES OF OUR NETWORK SERVICES

    We will rely significantly on indirect sales channels for the marketing and sales of our network services. We will seek to establish relationships with numerous service providers, including Internet Service Providers, interexchange carriers, other competitive carriers and value-added resellers, to gain access to customers. Our agreements to date with service providers are non-exclusive, and we anticipate that future agreements will also be on a non-exclusive basis, allowing service providers to resell services offered by our competitors. These agreements are generally short term, and can be cancelled by the service provider without significant financial consequence. We cannot control how these service providers perform and cannot be certain that their performance will be satisfactory to us or our customers. Many of these companies also compete with us. If the number of customers we obtain through indirect sales channels is significantly lower than our forecast for any reason, or if the service providers with which we have contracted are unsuccessful in competing in their own intensely competitive markets, these events would have a material and adverse effect on our business, prospects, operating results and financial condition.

    We expect to rely particularly on the sales and marketing efforts of our strategic partners, including MCI WorldCom, Microsoft, Qwest and Cisco. While our agreements with MCI WorldCom and Qwest call for them to sell an aggregate of 200,000 DSL lines, the agreements also enable MCI WorldCom and Qwest to terminate their respective agreements under certain circumstances and to receive offsets and credits under other circumstances. Therefore, MCI WorldCom and Qwest might sell significantly fewer than 200,000 DSL lines, or we might receive significantly lower revenues than we otherwise would.

THE MARKET IN WHICH WE OPERATE IS HIGHLY COMPETITIVE, AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY, ESPECIALLY AGAINST ESTABLISHED INDUSTRY COMPETITORS WITH SIGNIFICANTLY GREATER FINANCIAL RESOURCES

    We will face competition from many competitors with significantly greater financial resources, well-established brand names and large, existing installed customer bases. We expect the level of competition to intensify in the future. We expect significant competition from incumbent carriers, traditional and new long distance carriers, cable modem service providers, Internet Service Providers, wireless and satellite data service providers and other competitive carriers. Incumbent carriers have existing metropolitan area networks and circuit-switched local access networks. In addition, most incumbent carriers are establishing their own Internet Service Provider businesses and are in some stage of market trials and retail sales of DSL-based access services. Some incumbent carriers have announced that they intend to aggressively market these services to their residential customers at attractive prices. We believe that incumbent carriers have the potential to quickly overcome many of the issues that have delayed widespread deployment of DSL services in the past. In addition, we may experience substantial customer turnover in the future. Many providers of telecommunications and networking services experience high rates of customer turnover.

    Many of the leading traditional long distance carriers, including AT&T Corporation, MCI WorldCom and Sprint, are expanding their capabilities to support high-speed, end-to-end networking services. The newer long distance carriers, including Williams, Qwest and Level 3 Communications, Inc., are building and managing high bandwidth, nationwide packet networks and partnering with Internet Service Providers to offer services directly to the public. Cable modem service providers, like @Home Networks, are offering or preparing to offer high-speed Internet access over hybrid fiber networks to consumers, and @Work has positioned itself to do the same for businesses. Several new companies are emerging as wireless, including satellite-based, data service providers. Internet Service Providers, including some with significant and even nationwide presences, provide Internet access to residential and business customers, generally over the incumbent carriers' circuit switched networks, although some have begun offering DSL-based access. Certain competitive carriers, including Covad Communications Group, Inc. and NorthPoint Communications, Inc., have begun offering DSL-based access services, and, like us, have attracted strategic equity investors, marketing allies and product development partners. Others are likely to do the same in the future. In addition, regional Internet Service Providers and competitive carriers, including HarvardNet, Inc., Network Access Solutions Corp. and DSL.net, Inc. have begun offering DSL-based access services that compete with the services we offer. As a result of increasing competition for our services, we are experiencing substantial price competition, particularly with respect to sales generated through our indirect sales channels.

    Many of these competitors are offering, or may soon offer, technologies and services that will directly compete with some or all of our service offerings. Some of the technologies used by these competitors for local access connections include integrated services digital network (ISDN), DSL, wireless data and cable modems. Some of the competitive factors in our markets include transmission speed, reliability of service, breadth of service availability, price performance, network security, ease of access and use, content bundling, customer support, brand recognition, operating experience, capital availability and exclusive contracts. We believe that we compare unfavorably with many of our competitors with regard to, among other things, brand recognition, existing relationships with end users, available pricing discounts, central office access, capital availability and exclusive contracts. Substantially all of our competitors and potential competitors have substantially greater resources than us. We may not be able to compete effectively in our target markets. Our failure to compete effectively would have a material and adverse effect on our business, prospects, operating results and financial condition. See "Business--Competition."

OUR NETWORK SERVICES MAY NOT ACHIEVE SIGNIFICANT MARKET ACCEPTANCE BECAUSE OUR PRICES ARE OFTEN HIGHER THAN THOSE CHARGED FOR COMPETING SERVICES

    Our prices are in some cases higher than those that our competitors charge for some of their services. Prices for digital communications services have fallen historically, and we expect prices in the industry in general, and for the services we offer now and plan to offer in the future, to continue to fall. We may be required to reduce prices periodically to respond to competition and to generate increased sales volume. Our prices may not permit our network services to gain a desirable level of commercial acceptance, and we may be unable to sustain any current or future pricing levels. Due to these factors, we cannot accurately forecast our revenues or the rate at which we will add new customers.

WE WILL NEED SIGNIFICANT ADDITIONAL FUNDS, WHICH WE MAY NOT BE ABLE TO OBTAIN

    The expansion and development of our business will require significant additional capital. We intend to seek substantial additional financing in the future to fund the growth of our operations, including funding the significant capital expenditures and working capital requirements necessary for us to provide service in our targeted markets. We believe that our current capital resources will be sufficient to fund our aggregate capital expenditures and working capital requirements, including operating losses, through approximately June 2001. We will not have completed our network rollout by this date and will need additional capital, whether or not our estimate on how long current capital resources will last is accurate. In addition, our actual funding requirements may differ materially if our assumptions underlying this estimate turn out to be incorrect. Therefore, you should consider our estimate in light of the following facts:

    - we have no meaningful history of operations or revenues;

    - our estimated funding requirements do not reflect any contingency amounts and may increase, perhaps substantially, if we are unable to generate revenues in the amount and within the time frame we expect or if we have unexpected cost increases; and

    - we face many challenges and risks, including those discussed elsewhere in "Risk Factors."

    We may be unable to obtain any future equity or debt financing on acceptable terms or at all. Recently the financial markets have experienced extreme price fluctuations. A market downturn or general market uncertainty may adversely affect our ability to secure additional financing. The indentures that govern the 1998 senior discount notes and the 1999 senior notes restrict our ability to obtain additional debt financing. Any future borrowing instruments, such as credit facilities and lease agreements, are likely to contain similar or more restrictive covenants and could require us to pledge assets as security for the borrowings. If we are unable to obtain additional capital or are required to obtain it on terms less satisfactory than what we desire, we will need to delay deployment of our network services or take other actions that could adversely affect our business, prospects, operating results and financial condition. If we are unable to generate sufficient cash flow or obtain funds necessary to meet required payments of our debt, then we will be in default on our debt instruments. To date, our cash flow from operations has been insufficient to cover our expenses and capital needs. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

OUR SERVICES ARE SUBJECT TO GOVERNMENT REGULATION, AND CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS COULD RESTRICT THE WAY WE OPERATE OUR BUSINESS

    A significant portion of the services that we offer through our subsidiaries is subject to regulation at the federal, state and/or local levels. Future federal or state regulations and legislation may be less favorable to us than current regulation and legislation and therefore have an adverse impact on our business, prospects, operating results and financial condition. In addition, we may expend significant financial and managerial resources to participate in rule-setting proceedings at either the federal or state level, without achieving a favorable result. The Federal Communications Commission prescribes rules applicable to interstate communications, including rules implementing the 1996 Telecommun-ications Act, a responsibility it shares with the state regulatory commissions. In particular, we believe that incumbent carriers will work aggressively to modify or restrict the operation of many provisions of the 1996 Telecommunications Act. We expect incumbent carriers will pursue litigation in courts, institute administrative proceedings with the Federal Communications Commission and other regulatory agencies and lobby the United States Congress, all in an effort to affect laws and regulations in a manner favorable to the incumbent carriers and against the interest of competitive carriers such as us. If the incumbent carriers succeed in any of their efforts, if these laws and regulations change or if the administrative implementation of laws develops in an adverse manner, these events could have a material and adverse effect on our business, prospects, operating results and financial condition. For more details about our regulatory situation, please see "Business--Government Regulation."

OUR FAILURE TO MANAGE GROWTH COULD ADVERSELY AFFECT US

    We have rapidly and significantly expanded our operations. We anticipate further significant expansion of our operations in an effort to achieve our network rollout and deployment objectives. Our expansion to date has strained our management, financial controls, operations systems, personnel and other resources. Any future rapid expansion would increase these strains. If our marketing strategy is successful, we may experience difficulties responding to customer demand for services and technical support in a timely manner and in accordance with their expectations. As a result, rapid growth of our business would make it difficult to implement successfully our strategy to provide superior customer service. To manage any growth of our operations, we must:

    - improve existing and implement new operational, financial and management information controls, reporting systems and procedures;

    - hire, train and manage additional qualified personnel;

    - expand and upgrade our core technologies; and

    - effectively manage multiple relationships with our customers, suppliers and other third parties.

    We may not be able to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations. Failure to manage our future growth effectively could adversely affect the expansion of our customer base and service offerings. Any failure to successfully address these issues could materially and adversely affect our business, prospects, operating results and financial condition.

OUR SUBSTANTIAL DEBT CREATES FINANCIAL AND OPERATING RISK

    We are highly leveraged, and we intend to seek additional debt funding in the future. As of March 31, 1999, on a pro forma basis giving effect to the issuance of the 1999 senior notes, the equity investment by Qwest and the initial public offering of our common stock, we had approximately $488.7 million of outstanding debt, and our debt made up 63.3% of our capitalization. Please see "Capitalization." We are not generating any meaningful revenue to fund our operations or to repay our debt. Our substantial leverage poses the risks that:

    - we may be unable to repay our debt due to one or more events discussed in "Risk Factors;"

    - we may be unable to obtain additional financing;

    - we must dedicate a substantial portion of our cash flow from operations to servicing our debt once our debt requires us to make cash interest payments, and any remaining cash flow may not be adequate to fund our planned operations; and

    - we may be more vulnerable during economic downturns, less able to withstand competitive pressures and less flexible in responding to changing business and economic conditions.

THE TELECOMMUNICATIONS INDUSTRY IS UNDERGOING RAPID TECHNOLOGICAL CHANGE, AND NEW TECHNOLOGIES MAY BE SUPERIOR TO THE TECHNOLOGY WE USE

    The telecommunications industry is subject to rapid and significant technological changes, such as continuing developments in DSL technology and alternative technologies for providing high-speed data communications. We cannot predict the effect of technological changes on our business. We will rely in part on third parties, including certain of our competitors and potential competitors, for the development of and access to communications and networking technology. We expect that new products and technologies applicable to our market will emerge. New products and technologies may be superior and/or render obsolete the products and technologies that we currently use. Our future success will depend, in part, on our ability to anticipate and adapt to technological changes and evolving industry standards. We may be unable to obtain access to new technology on acceptable terms or at all, and we may be unable to adapt to new technologies and offer services in a competitive manner. Our joint development projects with Cisco and MCI WorldCom and our strategic arrangement with Microsoft may not produce useful technologies or services for us. Further, new technologies and products may not be compatible with our technologies and business plan. We believe that the telecommunications industry must set standards to allow for the compatibility of various products and technologies. However, the industry may not set standards on a timely basis or at all. In addition, many of the products and technologies that we intend to use in our network services are relatively new and unproven and may be unreliable.

WE MAY BE UNABLE TO EFFECTIVELY EXPAND OUR NETWORK SERVICES AND PROVIDE HIGH PERFORMANCE TO A SUBSTANTIAL NUMBER OF END USERS

    Due to the limited deployment of our network services, we cannot guarantee that our network will be able to connect and manage a substantial number of end users at high transmission speeds. We may be unable to scale our network to service a substantial number of end users while achieving high performance. Further, our network may be unable to achieve and maintain competitive digital transmission speeds. While digital transmission speeds of up to 7.1 Mbps are possible on certain portions of our network, that speed is not available over a majority of our network. Actual transmission speeds on our network will depend on a variety of factors and many of these factors are beyond our control, including the type of DSL technology deployed, the distance an end user is located from a central office, the quality of the telephone lines, the presence of interfering transmissions on nearby lines and other factors. As a result, we may not be able to achieve and maintain digital transmission speeds that are attractive in the market.

OUR SERVICES MAY SUFFER BECAUSE THE TELEPHONE LINES WE REQUIRE MAY BE UNAVAILABLE OR IN POOR CONDITION

    Our ability to provide DSL-based services to potential customers depends on the quality, physical condition, availability and maintenance of telephone lines within the control of the incumbent carriers. We believe that the current condition of telephone lines in many cases will be inadequate to permit us to fully implement our network services. In addition, the incumbent carriers may not maintain the telephone lines in a condition that will allow us to implement our network effectively. The telephone lines may not be of sufficient quality or the incumbent carriers may claim they are not of sufficient quality to allow us to fully implement or operate our network services. Further, some customers use technologies other than copper lines to provide telephone services, and DSL might not be available to these customers.

OUR SUCCESS DEPENDS ON OUR RETENTION OF CERTAIN KEY PERSONNEL AND ON THE PERFORMANCE OF THOSE PERSONNEL

    Our success depends on the performance of our officers and key employees, especially our Chief Executive Officer. Members of our senior management team have worked together for only a short period of time. We do not have "key person" life insurance policies on any of our employees nor do we have employment agreements for fixed terms with any of our employees. Any of our employees, including any member of our senior management team, may terminate his or her employment with us at any time. Given our early stage of development, we depend on our ability to retain and motivate high quality personnel, especially our management. Our future success also depends on our continuing ability to identify, hire, train and retain highly qualified technical, sales, marketing and customer service personnel. Moreover, the industry in which we compete has a high level of employee mobility and aggressive recruiting of skilled personnel. We may be unable to continue to employ our key personnel or to attract and retain qualified personnel in the future. We face intense competition for qualified personnel, particularly in software development, network engineering and product management. Please see "Business--Employees" and "Management."

WE DEPEND ON THIRD PARTIES FOR EQUIPMENT, INSTALLATION AND PROVISION OF FIELD SERVICE

    We currently plan to purchase all of our equipment from many vendors and outsource the majority of the installation and field service of our networks to third parties. Our reliance on third party vendors involves a number of risks, including the absence of guaranteed capacity and reduced control over delivery schedules, quality assurance, production yields and costs. If any of our suppliers reduces or interrupts its supply, or if any significant installer or field service provider interrupts its service to us, this reduction or interruption could disrupt our business. Although multiple manufacturers currently produce or are developing equipment that will meet our current and anticipated requirements, our suppliers may be unable to manufacture and deliver the amount of equipment we order, or the available supply may be insufficient to meet our demand. Currently, almost all of the DSL modem and DSL multiplexing equipment we use for a single connection over a copper line must come from the same vendor since there are no existing interoperability standards for the equipment used in our higher speed services. If our suppliers or licensors enter into competition with us, or if our competitors enter into exclusive or restrictive arrangements with the suppliers or licensors, then these events may materially and adversely affect the availability and pricing of the equipment we purchase and the technology we license.

A SYSTEM FAILURE OR BREACH OF NETWORK SECURITY COULD CAUSE DELAYS OR INTERRUPTIONS OF SERVICE TO OUR CUSTOMERS

    Our operations depend on our ability to avoid damages from fires, earthquakes, floods, power losses, excessive sustained or peak user demand, telecommunications failures, network software flaws, transmission cable cuts and similar events. A natural disaster or other unanticipated problem at our owned or leased facilities could interrupt our services. Additionally, if an incumbent carrier, competitive carrier or other service provider fails to provide the communications capacity we require, as a result of a natural disaster, operational disruption or any other reason, then this failure could interrupt our services.

    Despite the implementation of security measures, our network may be vulnerable to unauthorized access, computer viruses and other disruptive problems. Corporate networks and Internet Service Providers have in the past experienced, and may in the future experience, interruptions in service as a result of accidental or intentional actions of Internet users, current and former employees and others. Unauthorized access could also potentially jeopardize the security of confidential information stored in the computer systems of our customers, which might cause us to be liable to our customers, and also might deter potential customers. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to our customers and our customers' end users.

INTERFERENCE OR CLAIMS OF INTERFERENCE COULD DELAY OUR ROLLOUT OR HARM OUR SERVICES

    All transport technologies deployed on copper telephone lines have the potential to interfere with, or to be interfered with by, other transport technologies on the copper telephone lines. We believe that our DSL technologies, like other transport technologies, do not interfere with existing voice services. We believe that a workable plan that takes into account all technologies could be implemented in a scalable way across all incumbent carriers using existing plant engineering principles. There are several initiatives underway to establish national standards and principles for the deployment of DSL technologies. We believe that our technologies can be deployed consistently with these evolving standards. Nevertheless, incumbent carriers may claim that the potential for interference permits them to restrict or delay our deployment of DSL services. Interference could degrade the performance of our services or make us unable to provide service on selected lines. The procedures to resolve interference issues between competitive carriers and incumbent carriers are still being developed, and these procedures may not be effective. We may be unable to successfully negotiate interference resolution procedures with incumbent carriers. Moreover, incumbent carriers may make claims regarding interference or unilaterally take action to resolve interference issues to the detriment of our services. State or federal regulators could also institute responsive actions. Interference, or claims of interference, if widespread, would adversely affect our speed of deployment, reputation, brand image, service quality and customer satisfaction and retention.

WE DEPEND ON THIRD PARTIES FOR FIBER OPTIC TRANSPORT FACILITIES

    We depend on the availability of fiber optic transmission facilities from third parties to connect our equipment within and between metropolitan areas. These third party fiber optic carriers include long distance carriers, incumbent carriers and other competitive carriers. Many of these entities are, or may become, our competitors. This approach includes a number of risks. For instance, we may be unable to negotiate and renew favorable supply agreements. Further, we depend on the timeliness of these companies to process our orders for customers who seek to use our services. We have in the past experienced supply problems with certain of our fiber optic suppliers, and they may not be able to meet our needs on a timely basis in the future. Moreover, the fiber optic transport providers whose networks we lease may be unable to obtain or maintain permits and rights-of-way necessary to develop and operate existing and future networks.

UNCERTAIN FEDERAL AND STATE TAX AND OTHER SURCHARGES ON OUR SERVICES MAY INCREASE OUR PAYMENT OBLIGATIONS

    Telecommunications providers pay a variety of surcharges and fees on their gross revenues from interstate and intrastate services. The division of our services between interstate and intrastate services is a matter of interpretation, and in the future the Federal Communications Commission or relevant state commission authorities may contest this division. A change in the characterization of the jurisdiction of our services could cause our payment obligations to increase. In addition, pursuant to periodic revisions by state and federal regulators of the applicable surcharges, we may be subject to increases in the surcharges and fees currently paid.

OUR INTELLECTUAL PROPERTY PROTECTION MAY BE INADEQUATE TO PROTECT OUR PROPRIETARY RIGHTS, AND WE MAY BE SUBJECT TO INFRINGEMENT CLAIMS

    We rely on a combination of licenses, confidentiality agreements and other contracts to establish and protect our technology and other intellectual property rights. We have applied for trademarks and servicemarks on certain terms and symbols that we believe are important for our business. We currently have no patents or patent applications pending. The steps we have taken may be inadequate to protect our technology or other intellectual property. Moreover, our competitors may independently develop technologies that are substantially equivalent or superior to ours. Third parties may assert infringement claims against us and, in the event of an unfavorable ruling on any claim, we may be unable to obtain a license or similar agreement to use technology we rely upon to conduct our business. We also rely on unpatented trade secrets and know-how to maintain our competitive positions, which we seek to protect, in part, by confidentiality agreements with employees, consultants and others. However, these agreements may be breached or terminated, and we may not have adequate remedies for any breach. In addition, our competitors may otherwise learn or discover our trade secrets. Our management personnel were previously employees of other telecommunications companies. In many cases, these individuals are conducting activities for us in areas similar to those in which they were involved prior to joining us. As a result, we or our employees could be subject to allegations of violation of trade secrets and other similar claims.

RISKS ASSOCIATED WITH POTENTIAL GENERAL ECONOMIC DOWNTURN

    In the last few years the general health of the economy, particularly the economy of California where we have conducted a significant portion of our operations to date, has been relatively strong and growing, a consequence of which has been increasing capital spending by individuals and growing companies to keep pace with rapid technological advances. To the extent the general economic health of the United States or of California declines from recent historically high levels, or to the extent individuals or companies fear a decline is imminent, these individuals and companies may reduce expenditures such as those for our services. Any decline or concern about an imminent decline could delay decisions among certain of our customers to roll out our services or could delay decisions by prospective customers to make initial evaluations of our services. Any delays would have a material and adverse effect on our business, prospects, operating results and financial condition.

WE MAY BE UNABLE TO SATISFY, OR MAY BE ADVERSELY CONSTRAINED BY, THE COVENANTS IN OUR EXISTING DEBT SECURITIES

    The indentures governing our 1998 senior discount notes and 1999 senior notes impose significant restrictions on how we can conduct our business. For example, the restrictions prohibit or limit our ability to incur additional debt, make dividend payments and engage in certain business activities. The restrictions may materially and adversely affect our ability to finance future operations or capital needs or conduct additional business activities. Any future senior debt that we may incur will likely impose additional restrictions on us. If we fail to comply with any existing or future restrictions, we could default under the terms of the applicable debt and be unable to meet our debt obligations. If we default, the holders of the applicable debt could demand that we repay the debt, including interest, immediately. We may be unable to make the required payments or raise sufficient funds from alternative sources to make the payments. Even if additional financing is available in the event that we default, it may not be on acceptable terms.

OUR PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWN A SIGNIFICANT PERCENTAGE OF OUR COMPANY AND WILL BE ABLE TO EXERCISE SIGNIFICANT INFLUENCE OVER OUR COMPANY

    Following this offering, our executive officers and directors and principal
stockholders together will beneficially own    % of the total voting power of
our company. Accordingly, these stockholders will be able to determine the composition of our Board of Directors, will retain the voting power to approve all matters requiring stockholder approval and will continue to have significant influence over our affairs. This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could have a material and adverse effect on the market price of the common stock or prevent our stockholders from realizing a premium over the market prices for their shares of common stock. See "Principal Stockholders" for information about the ownership of common stock by our executive officers, directors and principal stockholders.

OUR FAILURE AND THE FAILURE OF THIRD PARTIES TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS

    Many computer programs have been written using two digits rather than four to define the applicable year. This poses a problem at the end of the century because these computer programs may recognize a date using "00" as the year 1900 rather than the year 2000. This, in turn, could result in major system failures or miscalculations, and is generally referred to as the "Year 2000 issue." We have formulated and, to a large extent, effected a plan to address our Year 2000 issues.

    Our Year 2000 plan applies to two areas: internal business systems and compliance by external customers and providers. We have completed our Year 2000 compliance testing for all of our internal systems and believe that they are Year 2000 compliant. Because we are a young company, we believe we have been able to build our business systems with the Year 2000 issue in mind. Therefore, there have been few Year 2000 changes required to our existing systems and applications. We have substantially completed a compliance check of our external customers and providers, except for the incumbent carriers. Based on responses from these third parties, other than the incumbent carriers, we have no information or data to suggest that they will not experience Year 2000 problems that would materially and adversely affect our business. We have not been able to conduct a compliance check of incumbent carriers nor assess the incumbent carriers' Year 2000 compliance. To the extent that one or more incumbent carriers or other third parties experience Year 2000 problems, our network and services could be adversely affected. Furthermore, the purchasing patterns of our customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for our services. Any of these developments could have a material and adverse effect on our business, prospects, operating results and financial condition. We have not fully determined the risks associated with the reasonably worst-case scenario and have not formulated a contingency plan to address Year 2000 issues. We do not expect to have a specific contingency plan in place in the future.

IF WE ARE REQUIRED TO REGISTER AS AN INVESTMENT COMPANY, WE WOULD BECOME SUBJECT TO SUBSTANTIAL REGULATION WHICH WOULD INTERFERE WITH OUR ABILITY TO CONDUCT OUR BUSINESS ACCORDING TO OUR BUSINESS PLAN

    As a result of our previous financings, we have substantial cash, cash equivalents and short-term investments. We plan to continue investing the excess proceeds of these financings in short-term instruments consistent with prudent cash management and not primarily for the purpose of achieving investment returns. Investment in securities primarily for the purpose of achieving investment returns could result in our being treated as an "investment company" under the Investment Company Act of 1940. The Investment Company Act requires the registration of companies that are primarily in the business of investing, reinvesting or trading securities or that fail to meet certain statistical tests regarding their composition of assets and sources of income even though they consider themselves not to be primarily engaged in investing, reinvesting or trading securities.

    We believe that we are primarily engaged in a business other than investing in or trading securities and, therefore, are not an investment company within the meaning of the Investment Company Act. If the Investment Company Act required us to register as an investment company, we would become subject to substantial regulation with respect to our capital structure, management, operations, transactions with affiliated persons and other matters. Application of the provisions of the Investment Company Act to us would materially and adversely affect our business, prospects, operating results and financial condition.

WE EXPECT OUR STOCK PRICE TO BE VOLATILE

    The trading price of our common stock has been and is likely to continue to be highly volatile. Our stock price could fluctuate widely in response to many factors, including the following:

    - our historical and anticipated quarterly and annual operating results;

    - announcements of new products or services by us or our competitors or new competing technologies;

    - the addition or loss of business or service provider customers;

    - variations between our actual results and analyst and investor expectations;

    - investor perceptions of our company and comparable public companies;

    - conditions or trends in the telecommunications industry, including regulatory developments;

    - announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

    - additions or departures of key personnel;

    - future equity or debt offerings or our announcements of such offerings;
      and

    - general market and economic conditions.

In addition, in recent years the stock market in general, and the Nasdaq National Market and the market for Internet and technology companies in particular, have experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of these companies. These market and industry factors may materially and adversely affect our stock price, regardless of our operating performance.

WE HAVE NOT PAID AND DO NOT INTEND TO PAY DIVIDENDS

    We have not paid any dividends, and we do not intend to pay cash dividends in the foreseeable future. Our current financing documents contain provisions which restrict our ability to pay dividends.

ANTI-TAKEOVER PROVISIONS COULD NEGATIVELY IMPACT OUR STOCKHOLDERS

    Our Board of Directors has adopted a stockholder rights plan. Our stockholder rights plan would cause substantial dilution to any person or group that attempts to acquire our company on terms not approved in advance by our Board of Directors. In addition, some of the provisions that may be included in our certificate of incorporation and bylaws may discourage, delay or prevent a merger or acquisition at a premium price. These provisions include:

    - authorizing the issuance of "blank check" preferred stock;

    - providing for a classified Board of Directors with staggered, three-year terms;

    - eliminating the ability of stockholders to call a special meeting of stockholders;

    - limiting the removal of directors by the stockholders to removal for cause; and

    - requiring a super-majority stockholder vote to effect certain amendments.

In addition, certain provisions of the Delaware General Corporation Law and our stockholder rights plan may deter someone from acquiring or merging with us, including a transaction that results in stockholders receiving a premium over the market price for the shares of common stock held by them. Section 203 of the Delaware General Corporation Law also imposes certain restrictions on mergers and other business combinations between us and any holder of more than 15% and less than 85% of our common stock. See "Description of Capital Stock--Possible Anti-Takeover Matters."

    The indentures governing our 1998 senior discount notes and 1999 senior notes require us to offer to repurchase all such notes for 101% of their principal amount or accreted value, as the case may be, plus any accrued interest and liquidated damages, within 30 days after a change of control. See "Description of Certain Indebtedness." We might not have sufficient funds available at the time of any change of control to make any required payment, as well as any payment that may be required pursuant to any other outstanding indebtedness at the time, including our indebtedness to equipment financing lenders. These covenants may also deter third parties from entering into a change of control transaction with us. Furthermore, following the occurrence of certain change-of-control events, we must offer to repurchase for cash all of the outstanding warrants issued in connection with the senior discount notes.

THE PRICE OF OUR COMMON STOCK MAY DECLINE DUE TO SHARES ELIGIBLE FOR FUTURE SALE

    Sales of substantial amounts of common stock in the public market following this offering, or the appearance that a large number of shares is available for sale, could adversely affect the market price for the common stock. The number of shares of common stock available for sale in the public market is limited by lock-up agreements that were entered into in connection with our initial public offering and this offering. Under such lock-up agreements, the holders of
approximately    % of our outstanding shares of common stock and options and warrants to purchase common stock agreed not to sell or otherwise dispose of any
of their shares until October 4, 1999 and holders of approximately    % have
agreed not to sell or otherwise dispose of any of their shares for a period of 90 days after the date of this prospectus. However, Merrill Lynch and Salomon Smith Barney may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to such lock-up agreements. In addition to the adverse effect a price decline could have on holders of common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale."

YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION OF APPROXIMATELY $      PER
SHARE

    The public offering price is substantially higher than the net tangible book value per share of the outstanding common stock after this offering. Accordingly, if you purchase common stock in this offering, you will incur
immediate and substantial dilution of $      in the net tangible book value per
share of the common stock from the price you pay for the common stock in this offering.

                                USE OF PROCEEDS

    The selling stockholders will sell all of the shares offered by this prospectus. We will not receive any proceeds from the sale of these shares. We will pay some of the expenses relating to this offering, which we estimate will total approximately $0.5 million.

    If the over-allotment option is exercised in full, we will issue and sell shares in addition to the shares to be sold by the selling stockholders. We estimate that the net proceeds to us from the sale of these additional shares
will be approximately $   million, after deducting the underwriters' discount
and other estimated offering expenses. We expect to use these proceeds to fund the expenditures incurred in the continuing deployment of network services in our existing markets, our planned rollout into additional markets, working capital and for general corporate purposes.

                                DIVIDEND POLICY

    We have not paid any dividends since our inception and do not intend to pay any dividends on our capital stock in the foreseeable future. In addition, the terms of the indentures relating to the 1998 senior discount notes and the 1999 senior notes restrict our ability to pay dividends on our capital stock.

                        PRICE RANGE OF OUR COMMON STOCK

    Our common stock has been traded on the Nasdaq National Market under the symbol "RTHM" since April 7, 1999, the date of our initial public offering. Prior to April 7, 1999, there was no public market for our common stock. The following table sets forth, for the period indicated, the high and low closing daily sales prices for our common stock as reported by the Nasdaq National Market.

                                           HIGH       LOW
                                         ---------  -------
YEAR ENDED DECEMBER 31, 1999:

  Second Quarter (from April 7, 1999
    through June 30, 1999).............. $93 1/8    $45 1/4

  Third Quarter (through July 13,
    1999)...............................  68 15/16   57

    On July 13, 1999, the last reported sale price for our common stock on the Nasdaq National Market was $68 9/32 per share. As of June 30, 1999, there were approximately 100 holders of record.

                                 CAPITALIZATION

    The following unaudited table sets forth our capitalization as of March 31, 1999:

    - on an actual basis;

    - pro forma to give effect to the issuance of Series C preferred stock and Series D preferred stock and warrants to Qwest's subsidiary on April 6, 1999; the issuance of warrants to Cisco Systems Capital Corporation on April 5, 1999 and to MCI WorldCom's investment fund on April 6, 1999; the issuance of common stock in our initial public offering on April 12, 1999 (including the conversion of all preferred stock to common stock); and the sale of the 12 3/4% senior notes on April 23, 1999; and

    - pro forma as adjusted to give effect to the exercise of the warrants issued in connection with our 1998 senior discount notes to purchase shares of common stock prior to the consummation of this offering.

    Please read this table in conjunction with our consolidated financial statements, the related notes to the financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this offering memorandum.

                                                                                               AS OF
                                                                                          MARCH 31, 1999
                                                                                            (UNAUDITED)
                                                                                -----------------------------------
                                                                                                         PRO FORMA
                                                                                 ACTUAL     PRO FORMA   AS ADJUSTED
                                                                                ---------  -----------  -----------
                                                                                          (IN THOUSANDS)
Cash, cash equivalents and short-term investments.............................  $ 149,308   $ 575,284    $ 574,784
                                                                                ---------  -----------  -----------
                                                                                ---------  -----------  -----------
Restricted cash (1)...........................................................  $      --   $ 113,631    $ 113,631
                                                                                ---------  -----------  -----------
                                                                                ---------  -----------  -----------
Debt:
  Bank note (2)...............................................................  $     694   $     694    $     694
  13 1/2% senior discount notes due 2008......................................    162,990     162,990      162,990
  12 3/4% senior notes due 2009...............................................         --     325,000      325,000
                                                                                ---------  -----------  -----------
    Total debt................................................................    163,684     488,684      488,684
                                                                                ---------  -----------  -----------
Mandatorily redeemable common stock warrants..................................      6,567       6,567           --
                                                                                ---------  -----------  -----------
Stockholders' equity:
  Series A convertible preferred stock, $0.001 par value; 12,900,000 shares authorized actual and no shares authorized pro forma and pro forma as adjusted; 12,855,094 shares issued and outstanding actual and no shares
    issued and outstanding pro forma and pro forma as adjusted................         13          --           --
  Series B convertible preferred stock, $0.001 par value; 4,044,943 shares authorized actual and no shares authorized pro forma and pro forma as adjusted; 4,044,943 shares issued and outstanding actual and no shares
    issued and outstanding pro forma and pro forma as adjusted................          4          --           --
  Series C convertible preferred stock, $0.001 par value; 7,462,819 shares authorized actual and no shares authorized pro forma and pro forma as adjusted; 7,462,819 shares issued and outstanding actual and no shares
    issued and outstanding pro forma and pro forma as adjusted................          7          --           --
  Common stock, $0.001 par value; 89,005,274 shares authorized actual, and
    250,000,000 shares authorized pro forma and pro forma as adjusted;
    9,619,720 shares issued actual, 71,477,021 shares issued pro forma and
    76,209,821 shares issued pro forma as adjusted (3)........................         10          71           76
Treasury stock, at cost; 438,115 shares.......................................        (18)        (18)         (18)
Additional paid-in capital....................................................    107,543     341,441      348,003
Warrants......................................................................      4,714       6,446        6,446
Deferred compensation.........................................................     (8,007)     (8,007)      (8,007)
Accumulated deficit...........................................................    (62,655)    (62,655)     (63,155)
                                                                                ---------  -----------  -----------
    Total stockholders' equity (deficit)......................................    (41,611)    277,278      283,345
                                                                                ---------  -----------  -----------
      Total capitalization....................................................  $ 211,862   $ 772,529    $ 772,029
                                                                                ---------  -----------  -----------
                                                                                ---------  -----------  -----------

------------------------------
(1) Reflects the portion of the net proceeds from the issuance of the 12 3/4% senior notes used to purchase a portfolio of U.S. government securities to fund the first six scheduled interest payments on the notes.
(2) Consists of a $1.0 million note payable to Silicon Valley Bank which is being amortized over a 36-month period that ends in April 2001.
(3) Excludes 972,744 shares of common stock issued between April 1, 1999 and June 30, 1999 upon the exercise of options. Also excludes 2,193,402 shares of common stock issuable upon the exercise of outstanding warrants and 4,511,019 shares of common stock issuable upon the exercise of outstanding options as of June 30, 1999.

                                    DILUTION

    As of March 31, 1999 we had a pro forma net tangible book value of
approximately $245.3 million, or $    per share of our common stock, after
giving effect to the exercise of warrants issued in connection with the 1998
senior discount notes to purchase       shares of our common stock prior to the
consummation of this offering.

    Pro forma net tangible book value per share represents the amount of our pro forma total tangible assets reduced by our total liabilities, after giving effect to the issuance of Series C and Series D preferred stock to Qwest's subsidiary on April 6, 1999, the sale of 10,781,250 shares of common stock on April 12, 1999 in our initial public offering, the conversion of all outstanding shares of preferred stock into 51,076,051 shares of common stock upon completion of that offering and the issuance of our 12 3/4% senior notes on April 23, 1999, divided by the pro forma number of shares of our common stock outstanding. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders in this offering. As a result, our pro forma net tangible book value per share will neither increase nor decrease.

    The new investors purchasing shares at the assumed public offering price of
$      (based on the last reported sale price of our common stock on
            , 1999) will have an immediate dilution in net tangible book value
of $            per share. Dilution in net tangible book value per share
represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock as of March 31, 1999. The following table illustrates this per share dilution:

Assumed public offering price per share.......................             $
  Pro forma net tangible book value per share as of March 31,
    1999......................................................  $
                                                                ---------
Dilution per share to new investors(1)........................             $
                                                                           ---------
                                                                           ---------

------------------------

(1) If the underwriters' overallotment option is exercised in full, the dilution
    to new investors would be $      .

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following statement of operations data for the period from February 27, 1997 to December 31, 1997, the year ended December 31, 1998 and for the three month periods ended March 31, 1998 and March 31, 1999, and the balance sheet data as of December 31, 1997, December 31, 1998 and March 31, 1999 (actual) have been derived from our consolidated financial statements and the related notes to the financial statements. The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and the related notes to the financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this offering memorandum.

                                                                                         THREE MONTHS ENDED
                                            FEBRUARY 27, 1997                     --------------------------------
                                             (INCEPTION) TO       YEAR ENDED      MARCH 31, 1998   MARCH 31, 1999
                                            DECEMBER 31, 1997  DECEMBER 31, 1998    (UNAUDITED)      (UNAUDITED)
                                            -----------------  -----------------  ---------------  ---------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue.................................      $      --          $     528         $      10        $     660
  Operating expenses:
    Network and service costs.............             --              4,695               198            6,138
    Selling, marketing, general and
      administrative......................          2,534             23,153             2,322           13,796
    Depreciation and amortization.........              1              1,081                16              782
                                                 --------           --------           -------     ---------------
      Total operating expenses............          2,535             28,929             2,536           20,716
                                                 --------           --------           -------     ---------------
  Loss from operations....................         (2,535)           (28,401)           (2,526)         (20,056)
  Interest and other income (expense),
    net...................................            113             (7,933)              146           (3,843)
                                                 --------           --------           -------     ---------------
  Net loss................................      $  (2,422)         $ (36,334)        $  (2,380)       $ (23,899)
                                                 --------           --------           -------     ---------------
                                                 --------           --------           -------     ---------------
  Net loss per share (basic and
    diluted)..............................      $   (1.12)         $  (12.18)        $   (1.10)       $   (5.38)
                                                 --------           --------           -------     ---------------
                                                 --------           --------           -------     ---------------
OTHER FINANCIAL DATA:
  EBITDA (1)..............................      $  (2,342)         $ (26,628)        $  (2,416)       $ (18,673)
  Adjusted EBITDA (2).....................         (2,342)           (25,036)           (2,416)         (16,415)
  Net cash used for operating
    activities............................         (1,560)           (19,024)           (1,508)         (17,478)
  Net cash used for investing
    activities............................         (1,345)          (139,032)             (658)         (31,966)
  Net cash provided by financing
    activities............................         13,071            169,205            18,519           61,881

                                                                              AS OF MARCH 31, 1999 (UNAUDITED)
                                         AS OF               AS OF        -----------------------------------------
                                   DECEMBER 31, 1997   DECEMBER 31, 1998   ACTUAL    PRO FORMA (3)  AS ADJUSTED (4)
                                  -------------------  -----------------  ---------  -------------  ---------------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash, cash equivalents and
    short-term investments......       $  10,166           $ 136,812      $ 149,308    $ 575,284       $ 574,784
  Restricted cash (5)...........              --                  --             --      113,631         113,631
  Equipment and furniture,
    net.........................           1,621              11,510         48,912       48,912          48,912
  Total assets..................          12,241             171,726        245,547      806,214         805,714
  Total debt....................             568             158,270        163,684      488,684         488,684
  Mandatorily redeemable common
    stock warrants..............              --               6,567          6,567        6,567              --
  Total stockholders' equity
    (deficit)...................          10,346              (6,747)        41,611      277,278         283,345

------------------------------

(1) EBITDA consists of the net loss excluding net interest, depreciation and amortization of capital assets and deferred compensation expense. EBITDA is presented to enhance an understanding of our operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles for the period indicated and may be calculated differently than EBITDA for other companies.

(2) Total operating expenses for the year ended December 31, 1998 and the three months ended March 31, 1999 include $1,592,000 and $2,258,000, respectively, of operating lease expense to GATX Capital Corporation. No amounts were incurred to GATX for operating leases for the period ended December 31, 1997 or for the three months ended March 31, 1998. Adjusted EBITDA reflects EBITDA excluding the GATX operating lease expense.

(3) Gives effect to the issuance of Series C and Series D preferred stock and warrants in April 1999 for $15 million, the issuance of warrants in April 1999, the issuance of common stock in our initial public offering in April 1999 (including the conversion of all preferred stock to common stock upon completion of the initial public offering) and the issuance of the 12 3/4% senior notes in April 1999. See "Certain Relationships and Related Transactions--Series C Purchase Agreement; Other Agreements with MCI WorldCom," "--Series C Purchase Agreement; Other Agreements with Microsoft" and "--Series C Purchase Agreement and Series D Purchase Agreement; Other Agreements with Qwest."

(4) Adjusts the pro forma information to give effect to the exercise of the warrants issued in connection with our 1998 senior discount notes to
    purchase       shares of common stock prior to consummation of this
    offering.

(5) Reflects the portion of the net proceeds from the issuance of the 12 3/4% senior notes used to purchase a portfolio of U.S. government securities to fund the first six scheduled interest payments on the notes.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    We are a leading service provider of high-speed local access networking solutions using DSL technology to businesses. We began offering commercial services in our first market in April 1998, and currently offer service in a total of 17 markets: San Diego, San Francisco, San Jose, Oakland/East Bay, Chicago, Los Angeles, Orange County, Boston, Sacramento, New York, Philadelphia, Washington D.C., Detroit, Denver, Seattle, Portland and Baltimore. We intend to continue our network rollout into an additional 16 markets in 1999 and a further 17 markets by the end of 2000.

    Since our inception in February 1997, our primary activities have consisted of:

    - obtaining required governmental authorizations;

    - negotiating and executing interconnection agreements with incumbent carriers;

    - entering into strategic alliances;

    - identifying collocation space and locations for our connection points, metro service centers and business offices;

    - acquiring and deploying equipment and facilities;

    - launching service trials;

    - hiring management and other personnel;

    - raising capital; and

    - developing and integrating our operations support system and other back office systems.

    We have incurred operating losses, net losses and negative operating cash flow for each month since our formation. As of March 31, 1999, we had an accumulated deficit of approximately $62.7 million. We intend to substantially increase our expenditures and operating expenses in an effort to rapidly expand our infrastructure and network services. We expect to incur substantial operating losses, net losses and negative cash flow during the network build-out and initial penetration of each new market we enter. These losses are expected to continue for at least the next several years.

    In March 1999, we entered into separate strategic arrangements with MCI WorldCom and Microsoft. As part of our strategic arrangements, MCI WorldCom's investment fund and Microsoft each invested $30 million in us. The MCI WorldCom arrangement also designates us as the first choice in its alternative carrier access provisioning system for DSL services in certain circumstances, and provides that MCI WorldCom is committed to sell at least 100,000 of our DSL lines over a period of five years, subject to penalties for failure to reach target commitments. In turn, we have designated MCI WorldCom as our preferred provider of network services in certain circumstances. In our Microsoft arrangement, we will jointly distribute with Microsoft a co-branded DSL version of the Microsoft Network (MSN) service focused on our small business customers and on our customers' teleworkers. In April 1999, we entered into a customer relationship with Qwest Communications Corporation, in connection with which Qwest's subsidiary, U.S. Telesource, Inc., invested $15 million in us. Qwest has committed to purchase from us performance class DSL services for re-sale to its customers. In return, we have agreed to use Qwest's network and application hosting services in certain situations. The combined DSL line commitment from Qwest and MCI WorldCom totals 200,000 lines over several years.

    As a result of recent business relationships arising from preferred stock and warrant issuances and of previous stock option grants, we anticipate that there will be significant charges to earnings in future periods. We estimate that these charges to earnings will total approximately $8.5 million per year over each of the next several years.

FACTORS AFFECTING OPERATIONS

    REVENUE

    The following factors affect our revenue:

    - SERVICE OFFERING. We derive a majority of our operating revenue from DSL access and wide area network services. For both local access and wide area network connections, we bill our customers for monthly recurring charges based on the data transfer speeds selected by the customer. We offer flat rate plans for our services. In addition to monthly service fees, we bill users for nonrecurring service activation and installation charges. We also charge both monthly and nonrecurring charges to each customer for the high-speed connection between our metro service center and the customer's router. To encourage potential customers to adopt our services, we sometimes offer reduced prices for an initial period of time. We expect that, as a result of competitive forces, our prices will decline over time.

    - PENETRATION OF TARGET MARKETS. We base our target market assessment on the number of local area networks in each market, which we believe is the best indication of data intensive business density and potential customers for our services. According to a leading data communications industry source, the total number of business local area networks in the United States is approximately 1.5 million, with an average of 40 users per local area network. Initially, DSL is expected to reach over 70% of the businesses and residences served from the central offices. Within each metropolitan area, we expect to collocate in the appropriate number of central offices to cover 75% of the total market opportunity.

    - TURNOVER. To date, our customer turnover has been minimal. We expect this to increase in the future as competition intensifies.

    NETWORK AND SERVICE COSTS

    Our network and service costs are generally comprised of the following:

    - EQUIPMENT INSTALLATION CHARGES. In each market, we will require a number of field service technicians to install customer premises equipment at end user locations. We currently outsource most of this function.

    - MONTHLY RECURRING AND NONRECURRING LINE AND SERVICE CHARGES. We pay incumbent carriers a one-time installation and activation fee and a monthly service fee for each copper line.

    - METROPOLITAN AREA NETWORK TRANSPORT CHARGES. We incur charges for transport between our connection points and our metro service centers. Currently, these charges are typically for DS-3 services from a competitive carrier or incumbent carrier. These charges also include customer connections to our network.

    - NETWORK FACILITIES OPERATING EXPENSES. We incur various recurring costs at our network locations. These costs include facility rent and utility costs.

    - WIDE AREA NETWORK CONNECTION CHARGES. We pay long distance carriers a one-time installation and activation fee and a monthly service fee for wide area network connections over a frame relay or Asynchronous Transfer Mode network. We are currently leasing these services from long distance carriers.

    - EQUIPMENT OPERATING LEASE EXPENSES. We currently take advantage of short-term operating leases to finance the acquisition of substantially all of our network equipment, including DSL

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
      multiplexers, Asynchronous Transfer Mode switches and routers. We may decide to purchase and to capitalize some or all of this equipment in the future.

    - LINE REPAIR AND SUPPORT COSTS. Similar to other telecommunications providers, we estimate that a small percentage of our lines may require repair or support. These costs will consist of field dispatch labor and a portion of our network operations center costs.

    SELLING, MARKETING, GENERAL AND ADMINISTRATIVE COSTS

    Our selling, marketing, general and administrative expenses include customer service and technical support, information systems, billing and collections, general management and overhead, and administrative functions. Headcount in functional areas, such as customer service, engineering and operations, will increase as we expand our network, and if our number of customers increases.

    - SALES AND MARKETING COSTS. Our sales and marketing efforts focus on attracting and retaining service providers, including national and regional Internet Service Providers, national and regional systems and network integrators, value-added resellers, competitive carriers and long distance carriers, as well as large business customers.

    - GENERAL AND ADMINISTRATIVE COSTS. As we expand our network, we expect the number of employees located in specific markets to grow. Certain functions, such as customer service, network operations, finance, billing and site planning, are likely to remain centralized in order to achieve economies of scale.

    DEPRECIATION AND AMORTIZATION

    Depreciation expense arising from our network equipment will be minimal since leased equipment expenses will reflect most of the cost and financing of this equipment. Collocation fees are capitalized and amortized over an estimated useful life of ten years.

RESULTS OF OPERATIONS

    THREE MONTHS ENDED MARCH 31, 1999

    During the first three months of fiscal year 1999, we continued the development of our business operations, entering one new market, adding 155 central office locations and adding service to approximately 735 DSL lines. In accordance with our plan to rapidly expand our infrastructure and network services, we intend to offer service in a total of 33 markets by the end of this year and a total of 50 markets by the end of year 2000.

        REVENUE AND NETWORK AND SERVICE COSTS

    We recorded $660,000 in revenues during the quarter, compared to $10,000 in the same quarter of 1998, which comprise primarily DSL service and installation charges, net of discounts given to customers upon service establishment. Network service costs for the quarter also reflect the increases in commercial service and include customer installation costs, line and backbone expenses, the cost of customer premises equipment, equipment operating leases, and repair and support costs. Since we did not offer commercial services until April 1, 1998, revenues and network service costs for the first quarter of 1998 were minimal.

        SELLING, MARKETING, GENERAL AND ADMINISTRATIVE COSTS

    Our selling, marketing, general and administrative expenses for the quarter were $13.8 million. These expenses reflect our continuing increase in staffing levels, increased marketing efforts coinciding

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
with the launch of commercial services, and increased legal fees associated with development of additional markets.

        DEPRECIATION AND AMORTIZATION

    We recorded depreciation and amortization of $782,000 during the quarter, a significant increase over the $16,000 recorded for the same period in 1998. This increase is primarily attributable to depreciation on our operating equipment, which we began to use commercially on April 1, 1998.

        OTHER INCOME AND EXPENSE

    During the first quarter of 1999, we recorded interest income of $1.7 million, which was generated from our invested cash balances. These investment balances include the proceeds from the issuance of the Series C preferred stock and warrants during the quarter in the amount of $60.0 million. We recorded $5.5 million in amortized debt discount during the quarter, which arose from issuing our 13 1/2% senior discount notes in May 1998.

        INCOME TAXES

    We continue to be in a net operating loss tax position through March 31, 1999; consequently, we have not recorded a provision for income taxes through the first quarter.

    YEAR ENDED DECEMBER 31, 1998

        REVENUE

    We did not offer commercial services in 1997 and, as a result, did not record any revenue in 1997. During the year ended December 31, 1998, we continued the development of our business operations, commencing service in the San Diego market in April, the San Francisco, the Oakland/East Bay and San Jose markets in July, the Los Angeles and Orange County markets in September and the Chicago market in October. We recorded revenue of $528,000 during this period, which was primarily from DSL service and installation charges, net of discounts given to customers.

        NETWORK AND SERVICE COSTS

    Since we did not offer commercial services in 1997, we did not record any network or service costs in 1997. For the year ended December 31, 1998, we recorded network and service costs of $4.7 million. We expect network and service costs to increase significantly in future periods as we expand our network into additional markets.

        SELLING, MARKETING, GENERAL AND ADMINISTRATIVE

    From inception through December 31, 1997 selling, marketing, general and administrative expenses were $2.5 million and consisted primarily of salaries and legal and consulting fees incurred to establish a management team and develop our business. For the year ended December 31, 1998, we recorded selling, marketing, general and administrative expenses of $23.2 million. This increase is attributable to a continued increase in staffing levels, increased marketing efforts coinciding with the launch of commercial services and increased legal fees associated with the development of additional markets. We expect selling, marketing, general and administrative expenses to continue to increase significantly as we expand our business.

        DEPRECIATION AND AMORTIZATION

    Depreciation from network equipment is minimal since substantially all of this equipment is currently leased. Depreciation and amortization was $1,000 for the period from inception through

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
December 31, 1997 and was $1.1 million for the year ended December 31, 1998. The increase was due to the commencement of our operations in 1998. We expect depreciation and amortization to increase significantly in future periods as we increase capital expenditures to expand our network.

        OTHER INCOME AND EXPENSE

    Other income and expense consists primarily of interest income from our cash and short-term investments and interest expense associated with our debt. From inception through December 31, 1997 net interest income was $113,000, which was primarily attributable to the interest income earned from the proceeds raised in our Series A preferred stock financing. For the year ended December 31, 1998, we recorded net interest expense of $8.0 million, consisting of interest income of $5.8 million generated from invested cash balances, offset by $13.8 million in interest expense. The increase in the interest expense is substantially due to the accretion of interest on the senior discount notes that were issued in May 1998.

        INCOME TAXES

    We generated net operating loss carryforwards of $2.1 million from inception to December 31, 1997 and $35.0 million during the year ended December 31, 1998. We expect significant consolidated losses for the foreseeable future which will generate additional net operating loss carryforwards. However, our ability to use net operating losses may be subject to annual limitations. In addition, income taxes may be payable during this time due to operating income in certain tax jurisdictions. In the future, if we achieve operating profits and the net operating losses have been exhausted or have expired, we may experience significant tax expense. We recognized no provision for taxes because we operated at a loss throughout 1997 and 1998.

LIQUIDITY AND CAPITAL RESOURCES

    The development and expansion of our business requires significant capital expenditures. These capital expenditures primarily include build-out costs such as the procurement, design and construction of our connection points and one or two metro service center locations in each market, as well as other costs that support our network design.

    The number of targeted central offices in each market varies, as does the average capital cost to build our connection points in such market. Capital expenditures, including payments for collocation fees, were $42.3 million during the first quarter of 1999. We expect our capital expenditures to be substantially higher in future periods, arising primarily from payments of collocation fees and the purchase of infrastructure equipment necessary for the development and expansion of our network.

    Through March 31, 1999, we have financed our operations and market rollout primarily through the issuance of senior discount notes in May 1998, which raised $144.0 million in net proceeds, and the private placements of equity totaling $90.8 million, of which we received $60.0 million during the first quarter of 1999. We have also utilized operating leases totaling $26.5 million for the acquisition of a large portion of our operating equipment. As of March 31, 1999, we had $149.3 million in cash and investments and we had an accumulated deficit of $62.7 million.

    Subsequent to the end of the first quarter we completed several significant financings. On April 6, 1999, we received $15.0 million from the private placement of preferred stock and warrants. On April 12, 1999, we completed our initial public offering of common stock, from which we received $211.4 million in net proceeds. On April 23, 1999, we consummated the issuance of senior notes and received $315.2 million in net proceeds, of which $113.7 million is restricted and may be used solely to pay interest on the notes. Additionally, we entered into a 36-month lease line with Cisco Capital that provides for $20.0 million in equipment on an operating lease basis.

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
    For the year ended December 31, 1998, the net cash used in our operating activities was $19.0 million. This cash was used for a variety of operating purposes, including salaries, consulting and legal expenses, network operations and overhead expense. Our net cash used for investing activities for the year ended December 31, 1998 was $139.0 million and was used primarily for purchases of short-term investments and equipment and payments of collocation fees. Net cash provided by financing activities for the year ended December 31, 1998 was $169.2 million and primarily came from the issuance of the senior discount notes and of preferred stock.

    We had $136.8 million in cash and investments at the beginning of the first quarter of 1999. During the quarter, we received $60.0 million from selling Series C preferred stock and warrants and we received $3.2 million from the sale of common stock and the sale/leaseback of operating equipment. Of our available cash and investments, we used approximately $50.7 million for operations and capital purchases during the quarter, leaving $149.3 million in cash and investments at the end of the quarter. Also during the first quarter, we entered into a 36-month lease line with GATX that provides for an additional $24.0 million in equipment leasing, which we will begin utilizing during the second quarter.

    Our capital requirements may vary based upon the timing and success of our rollout and as a result of regulatory, technological, and competitive developments or if

    - demand for our services or our anticipated cash flow from operations is less or more than expected;

    - our development plans or projections change or prove to be inaccurate;

    - we engage in any acquisitions; or

    - we accelerate deployment of our network services or otherwise alter the schedule or targets of our rollout plan.

    We believe that our existing cash and investment balances as of March 31, 1999, together with the net proceeds from the April 1999 financing activities and the anticipated future revenue generated from operations, will be sufficient to fund our operating losses, capital expenditures, lease payments, and interest payments through approximately June 2001. We expect our operating losses and capital expenditures to increase substantially in the near-term, primarily due to our network expansion. We expect that additional financing will be required in the future. We may attempt to raise financing through some combination of commercial bank borrowings, leasing, vendor financings, or the private or public sale of equity or debt securities. Future equity or debt financings may not be available to us at all, or, if available, may not be on favorable terms. If we are unable to obtain financing in the future, we will continue the expansion of our operations on a reduced scale based on our existing capital resources.

IMPACT OF THE YEAR 2000 ISSUE

    Many computer programs have been written using two digits rather than four to define the applicable year. This poses a problem at the end of the century because these computer programs may recognize a date using "00" as the year 1900 rather than the year 2000. This, in turn, could result in major system failures or miscalculations, and is generally referred to as the "Year 2000 issue." We have formulated and, to a large extent, effected a plan to address our Year 2000 issues.

    Our Year 2000 plan applies to two areas: internal business systems and compliance by external customers and providers. We have completed our Year 2000 compliance testing for all of our internal systems and believe that they are Year 2000 compliant. Because we are a young company, we believe we have been able to build our business systems with the Year 2000 issue in mind. Therefore, there have been few Year 2000 changes required to our existing systems and applications. We have substantially completed a compliance check of our external customers and providers, except for the incumbent carriers. Based on responses from these third parties, other than the incumbent carriers, we have no information or data to suggest that they will not experience Year 2000 problems that would materially and adversely affect our business. We have not been able to conduct a compliance check of incumbent carriers nor assess the incumbent carriers' Year 2000 compliance. To the extent that one or more incumbent carriers or other third parties experience Year 2000 problems, our network and services could be adversely affected. Furthermore, the purchasing patterns of our customers may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance. These expenditures may result in reduced funds available for our services. Any of these developments could have a material and adverse effect on our business, prospects, operating results and ability to repay our debt, including the notes. We have not fully determined the risks associated with the reasonably worst-case scenario and have not formulated a contingency plan to address Year 2000 issues. We do not expect to have a specific contingency plan in place in the future.

FINANCIAL INFORMATION

    The preceding discussion and analysis is based on our consolidated financial statements and the related notes and should be read in conjunction with the consolidated financial statements and the related notes included in this prospectus.

FORWARD-LOOKING STATEMENTS

    This prospectus includes forward-looking statements. These forward-looking statements address, among other things:

    - our network rollout plans and strategies;

    - development and management of our business;

    - our ability to attract, retain and motivate qualified personnel;

    - success of our strategic alliances;

    - our ability to attract and retain customers;

    - the extent of acceptance of our services;

    - the market opportunity and trends in the markets for our services;

    - our ability to upgrade our technologies;

    - prices of telecommunication services;

    - the nature of regulatory requirements that apply to us;

    - our ability to obtain any required governmental authorizations;

    - our future capital expenditures and needs;

    - our ability to obtain financing on commercially reasonable terms;

    - our ability to implement a Year 2000 readiness program;

    - our ability to compete; and

    - the extent and nature of competition.

    These statements may be found in this section, in the front inside cover of this prospectus, in the sections of this prospectus entitled "Summary," "Risk Factors," "Use of Proceeds" and "Business" and in this prospectus generally.

    We have based these forward-looking statements on our current expectations and projections about future events. However, our actual results could differ materially from those anticipated in these forward-looking statements as a result of risks facing us, including risks stated in "Risk Factors," or faulty assumptions on our part. For example, assumptions that could cause actual results to vary materially from future results include, but are not limited to:

    - our ability to successfully market our services to current and new customers;

    - our ability to generate customer demand for our services in our target markets;

    - the development of our target market and market opportunities;

    - market pricing for our services and for competing services;

    - the extent of increasing competition;

    - our ability to acquire funds to expand our network;

    - the ability of our equipment and service suppliers to meet our needs;

    - trends in regulatory, legislative and judicial developments;

    - our ability to manage growth of our operations; and

    - our ability to access regions and enter into suitable interconnection agreements with incumbent carriers.

    We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

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
                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    In December 1997 and May 1998 we entered into 36-month lease lines for an aggregate $26.5 million in lease financing with Sun Financial Group, Inc., now GATX Capital Corporation, pursuant to which we lease office equipment, telecommunications equipment, network equipment and furniture on an operating lease basis. In connection with this leasing arrangement, we issued to GATX a warrant to purchase 574,380 shares of common stock at a price of $1.85 per share. GATX transferred warrants to purchase an aggregate of 258,472 of these shares to two parties. These transferred warrants have been exercised. The remaining GATX warrant, exercisable for 315,908 shares of common stock, is immediately exercisable. In March 1999, we entered into additional 36-month lease lines for an aggregate of up to $24 million in lease financing with GATX to be used for equipment. In connection with these March 1999 leases, we issued to GATX warrants to purchase an aggregate of 45,498 shares of common stock at a price of $10.55 per share. These warrants are immediately exercisable. In April 1999, we entered into an agreement with Cisco Systems Capital Corporation for up to $20 million in equipment lease financing and issued to Cisco a warrant to purchase up to 75,000 shares of common stock at an exercise price per share of $10.55. This warrant is immediately exercisable.

    We also have outstanding $290 million in aggregate principal amount at maturity of senior discount notes, which we issued in May 1998. These 13 1/2% notes were issued at a discount and raised net proceeds of approximately $144.0 million. These notes are senior unsecured obligations that mature with a principal amount of $290 million on May 15, 2008. The discount amount is being accreted to interest expense for the first five years of the 1998 senior discount notes; cash interest on the 1998 senior discount notes will not accrue prior to May 15, 2003, but will do so after that date and will be payable semi-annually each year, commencing November 15, 2003. The 1998 senior discount notes are redeemable at our option, in whole or in part, at any time after May 15, 2003 and, prior to May 15, 2001, out of the proceeds of certain equity offerings, at predetermined redemption prices together with accrued and unpaid interest through the date of redemption. Upon a change of control, each holder of the 1998 senior discount notes may require us to repurchase the notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase. The 1998 senior discount notes contain certain restrictive covenants, including limitations on future indebtedness, restricted payments, transactions with affiliates, liens, sale of stock of subsidiaries, dividends, mergers and transfers of assets.

    In addition, in April 1999 we issued $325 million aggregate principal amount of 12 3/4% senior notes due 2009. In that offering, we raised net proceeds of approximately $315.3 million, of which approximately $113.7 million was used to purchase a portfolio of U.S. government securities to secure payment of the first six scheduled interest payments on the senior notes. These senior notes are our general unsecured obligations that mature on April 15, 2009. The senior notes are redeemable at our option, in whole or in part, at any time after April 15, 2004 at predetermined redemption prices, together with any accrued and unpaid interest and liquidated damages through the date of redemption. Upon a change of control, each holder of the senior notes may require us to purchase the notes at 101% of the principal amount thereof, plus any accrued and unpaid interest and liquidated damages to the date of purchase. The senior notes contain certain restrictive covenants, including limitations on future indebtedness, restricted payments, transactions with affiliates, liens, sale of stock of subsidiaries, entering new lines of business, dividends, mergers and transfers of assets.

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
                                    BUSINESS

THE COMPANY

    We are a leading service provider of high-speed local access networking solutions using DSL technology to businesses. We have designed our network to give our customers a high-speed "always on" local connection to the Internet and to private local and wide area networks. We offer a variety of DSL technologies that deliver data transfer rates ranging from 128 Kbps to 7.1 Mbps. For customers that subscribe at the 7.1 Mbps rate, our network provides transfer speeds faster than frame relay and T-1 circuits, and is approximately 125 times the speed of the fastest dial-up modem and over 55 times the speed of integrated services digital network (ISDN) lines. Through our packet-based network, multiple users on a single connection are able to simultaneously access the Internet and private networks. Beyond high-speed access, we also offer a growing suite of features and applications that we can individually configure to each user's needs. We believe our network solutions will increase remote office and worker productivity and reduce the complexity of communications for businesses.

    Since our inception in February 1997, we have made substantial progress in implementing a scalable nationwide network. We began offering commercial services in our first market in April 1998, and currently offer service in a total of 17 markets: San Diego, San Francisco, San Jose, Oakland/East Bay, Chicago, Los Angeles, Orange County, Boston, Sacramento, New York, Philadelphia, Washington D.C., Detroit, Denver, Seattle, Portland and Baltimore. We intend to continue our network rollout into an additional 16 markets in 1999 and a further 17 markets by the end of 2000. Upon completion of this network expansion, we anticipate providing services in 50 of the nation's largest metropolitan areas, which we believe contain 60% of the nation's local area networks. We have signed interconnection agreements with Ameritech, Bell Atlantic, BellSouth, GTE, Pacific Bell and U S WEST, and we are currently pursuing interconnection arrangements with three other incumbent carriers. As of June 30, 1999, we provide service or have installed equipment in over 500 incumbent carrier central offices. We have obtained competitive carrier authority or have been permitted to operate as a competitive carrier in 28 states.

    In March 1999, we entered into separate strategic arrangements with MCI WorldCom and Microsoft. As part of our strategic arrangements, MCI WorldCom's investment fund and Microsoft each invested $30 million in us. The MCI WorldCom arrangement also designates us as the first choice in its alternative carrier access provisioning system for DSL services in certain circumstances, and provides that MCI WorldCom is committed to sell at least 100,000 of our DSL lines over a period of five years, subject to penalties for failure to reach target commitments. In turn, we have designated MCI WorldCom as our preferred provider of network services in certain circumstances. MCI WorldCom will also work with us to develop voice and data applications over a single DSL connection. For instance, in June 1999, MCI WorldCom and we, in conjunction with Cisco and Jetstream Communications, successfully demonstrated toll-quality voice and high-speed data communications over a single copper line utilizing DSL technology. In our Microsoft arrangement, we will jointly develop and distribute with Microsoft a co-branded DSL version of the Microsoft Network (MSN) service focused on our small business customers and on our customers' teleworkers.

    In April 1999, we entered into a customer relationship with Qwest Communications Corporation, in connection with which Qwest's wholly owned subsidiary, U.S. Telesource, Inc., invested $15 million in us. Qwest has committed to purchase from us performance class DSL services for re-sale to its customers. In return, we have agreed to use Qwest's network and application hosting services in certain situations. The combined DSL line commitment from Qwest and MCI WorldCom totals 200,000 lines over several years.

    We also market our services through our direct sales force and through our partnerships with recognized leaders in the networking industry, including Microsoft and Cisco. Under our strategic partnership with Cisco, Cisco agreed to jointly market and sell our networking solutions to its customer

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
base and will engage in joint development projects with us. As of June 30, 1999, we had over 3,200 lines in service, and we are currently under contract to supply over 9,000 additional DSL lines. Our business customers include Broadcom, Cisco, Wind River Systems, QUALCOMM and Silicon Graphics. Our service provider customers include Epoch Internet, Ingram Micro, Intermedia Communications, Savvis Communications, Verio and Williams Communications.

    In April 1999, we completed an initial public offering of our common stock, raising net proceeds of approximately $211.4 million. On April 23, 1999, we completed the sale and issue of the senior notes, raising net proceeds of approximately $315.3 million, of which approximately $113.7 million was used to purchase a portfolio of U.S. government securities to secure the payment of the first six scheduled interest payments on the senior notes.

    Our senior management team has extensive experience in developing next-generation networking businesses. Our Chairman and Chief Executive Officer, Catherine Hapka, was previously the founder, President and Chief Operating Officer of !NTERPRISE Networking Services, U S WEST's data networking business. Steve Stringer, our President and Chief Operating Officer, was previously the Global Chief Operating Officer of GE Capital IT Solutions. Scott Chandler, our Chief Financial Officer, was previously President and Chief Executive Officer of C-COR Electronics, Inc., a manufacturer of broadband telecommunications equipment. James Greenberg, our Chief Network Officer, directed the design, planning, operation and construction of Sprint Corporation's data networks. Frank Tolve, our Chief Sales Officer, previously served as Vice President, Sales Operations of Bay Networks. Our sponsors, which include Microsoft, MCI WorldCom's investment fund, a subsidiary of Qwest, Kleiner Perkins Caufield & Byers, Enterprise Partners, Brentwood Venture Capital, the Sprout Group and a subsidiary of Enron Corp., have to date invested approximately $105.3 million.

MARKET OPPORTUNITY

    We believe that a substantial market opportunity exists as a result of the convergence of six factors:

    - the growing demand for high-speed access to the Internet and corporate networks;

    - the inherent limitations of dial-up modems as a connection to data networks;

    - the need for large companies to improve the productivity of their remote offices and workers;

    - the need for small and medium businesses to have an integrated communication solution for their networking requirements;

    - the increasing adoption of DSL and widespread use of packet-based networks; and

    - the 1996 Telecommunications Act.

GROWING DEMAND FOR HIGH-SPEED ACCESS TO THE INTERNET AND CORPORATE NETWORKS

    The value of goods and services sold through the Internet will grow from $2.6 billion in 1996 to $400 billion in 2002, according to analyst projections. Today, business spending for connecting remote workers, branch offices and corporate headquarters to each other and to customers, suppliers and partners -- either through the Internet or private networks -- is large and growing. Industry analysts estimate that the U.S. market for remote Internet and local area network access will grow from $5.9 billion in 1997 to $11.7 billion by 2002. Industry sources estimate that spending in the United States on distributed networking and network services and applications will grow from $54.2 billion in 1998 to $173 billion in 2002. Much of that growth is expected to result from increased demand for e-mail, Web hosting services, e-commerce, collaboration and real-time video services and applications. Industry sources expect spending on distributed networking and network services and applications to encompass 57% of a company's total annual information technology spending by 2002.

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
LIMITATIONS OF DIAL-UP MODEMS AND INTEGRATED SERVICES DIGITAL NETWORK (ISDN)

    Because only five percent of buildings in the United States are currently connected to high-speed fiber rings -- typically large buildings in metropolitan areas or clusters of buildings in regional campus parks -- the vast majority of workers who access data networks do so through slow dial-up modems connected to the traditional circuit switched public telephone system. These traditional dial-up modems are creating a bottleneck in data communications because the data-carrying capacity of the fastest commercially available dial-up modem is only 56 Kbps. The capacity of another alternative, an integrated services digital network (ISDN) line, is only 128 Kbps. While integrated services digital network (ISDN) technology provides improved capacity relative to dial-up modems, the cost of an integrated services digital network (ISDN) solution is often prohibitive.

NEEDS OF LARGE BUSINESSES FOR REMOTE OFFICE AND WORKER PRODUCTIVITY

    Many large companies are supporting increasing numbers of remote offices and workers. These companies face the challenge of finding a cost effective way to make their remote workers as productive as those who have access to all of the high performance communications and networking resources available to workers located at corporate headquarters. A high-speed network solution that encompasses access to the corporate local area network, the corporate telephone system, the Internet, the corporate video conferencing system, customers, suppliers and partners would substantially increase remote office and worker productivity. At present, large businesses are incurring significant capital expenditures to purchase equipment to support dial-up modems and integrated services digital network (ISDN) connections, and paying for high cost technical support personnel only to implement networking solutions that fail to optimize worker productivity.

NEEDS OF SMALL AND MEDIUM BUSINESSES FOR INTEGRATED COMMUNICATION SOLUTIONS

    A significant number of small and medium businesses have no practical alternative to dial-up modems or integrated services digital network (ISDN) for their workers to access the Internet and remote local area networks. As a result, these workers suffer productivity limitations associated with slow transmission speeds. In addition, these businesses need to contend with the cost and complexity of retaining multiple vendors for their communication needs: incumbent carriers for local voice traffic; long distance carriers for long distance voice traffic; Internet Service Providers for Internet access; and equipment integrators for on-premises voice and network systems. We believe that these businesses can benefit from working with a single service provider that offers integrated communication solutions, using a single connection.

EMERGENCE OF DSL AND PACKET-BASED TECHNOLOGIES

    DSL technology dramatically increases the data, voice and video carrying capacity of standard copper telephone lines. Because DSL technology uses existing copper telephone lines, a broad network deployment can be implemented rapidly, and requires a lower initial fixed investment than some existing alternative technologies, such as fiber, cable modems and satellite communications systems. A significant portion of the build-out of a DSL-based network is directly related to the demand of paying subscribers, resulting in a success-based deployment of capital.

    Packet-based networks often are more efficient than traditional point-to-point networks, and allow end users to connect to any location that can be assigned an Internet Protocol address. Traditional point-to-point networks, including the traditional telephone network and private line networks, are less efficient because they require a dedicated connection between two locations. Packet-based networks allow multiple users to share connections between locations.

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
1996 TELECOMMUNICATIONS ACT

    The 1996 Telecommunications Act allows competitive carriers to leverage the existing incumbent carrier infrastructure, as opposed to building a competing infrastructure at significant cost. The 1996 Telecommunications Act requires all incumbent carriers to allow competitive carriers to collocate their equipment along with incumbent carrier equipment in incumbent carrier central offices, which enables competitive carriers to access end users through existing telephone line connections. The 1996 Telecommunications Act was designed to create an incentive for incumbent carriers that were formerly part of the Bell system to cooperate with competitive carriers: these incumbent carriers cannot provide long distance service until regulators determine that there is competition in the incumbent carrier's local market.

MARKET IMPACT OF CONVERGENCE

    We believe the convergence of these factors has had several fundamental effects on the communications market. New carriers can:

    - leverage the existing network infrastructure by obtaining local network access connections, and offer efficient high-speed data, voice and video networks;

    - provide large businesses with productivity enhancing remote office and worker networking solutions;

    - offer small and medium businesses integrated voice and data solutions that reduce the complexity of using multiple vendors for communication services; and

    - build new networks that can provide efficient high-speed access over a single connection to any Internet Protocol address on the Internet and/or corporate network, along with features and applications that can be configured to meet each user's needs.

THE RHYTHMS SOLUTIONS

    We believe our network solutions effectively address many of the unmet communications needs of today's businesses by offering an appealing combination of quality, performance, price and service. Our network consists of:

    - HIGH-SPEED, "ALWAYS ON" LOCAL CONNECTIONS. Our network delivers high-speed, "always on" local access. Using DSL technology over standard copper telephone lines, our network is capable of delivering data transfer rates at speeds ranging from 128 Kbps to 7.1 Mbps. For customers that subscribe at the 7.1 Mbps rate, the transfer rate is faster than frame relay and T-1 circuits, and is approximately 125 times the rate of the fastest dial-up modem and over 55 times the rate of an integrated services digital network (ISDN) line. Moreover, unlike dial-up modems and integrated services digital network (ISDN) lines, the DSL solution is "always-on" -- it does not require users to dial-up to connect to the Internet or their local area network for each use.

    - METROPOLITAN AND WIDE AREA OVERLAY NETWORK. We have designed our network so that we can effectively and efficiently manage data traffic within and among the metropolitan areas in which we offer our services. We use transport services provided by other carriers for local access to users, metropolitan area network connections and for long distance backbone capacity. This overlay network is designed to route and switch traffic within each metropolitan area, keeping local traffic local and sending only long distance traffic over the wide area network, thereby increasing overall network capacity and reliability and minimizing our backbone costs. We manage the network and monitor service levels on a nationwide basis from our Network Operations Center in Denver.

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
    - PRODUCTIVITY ENHANCING FEATURES AND APPLICATIONS. We offer a growing suite of network-enabled features and applications that extend the functionality of corporate communications and networking resources to remote offices and workers. We also offer remote offices and workers, as well as small and medium businesses high performance Internet access solutions in conjunction with our service provider customers.

    - SERVICE FLEXIBILITY. We have designed our network so that we are able, over a single DSL connection, to individually configure each network user's features and applications.

    - TURNKEY SOLUTION. We offer turnkey network solutions for our customers by providing each customer with a single point of contact for a complete package of services, including network implementation, maintenance, billing and the DSL modem. For large customers, we provide complete project management, including design, implementation and results reporting. In some cases, we also seamlessly link our network operations systems to existing customer information systems to ensure maximum service efficiency.

BUSINESS STRATEGY

    Our goal is to become the leading national service provider of high performance networking solutions for remote offices and workers. We intend to implement the following strategies to achieve our goal:

    EXPLOIT EARLY MOVER ADVANTAGE

    We intend to exploit our early market entrance to deploy our network and establish strong relationships with business and service provider customers. As of June 30, 1999, we provide service or had installed our network equipment in over 500 central offices. Installation on this scale requires significant time and resources; therefore, we believe our progress to date provides us a significant time-to-market advantage over would-be competitors. We have gained significant build-out experience, which we believe will streamline our further expansion. In addition, we plan to construct our network rapidly and intend to evaluate the potential acquisition of other companies so that we are an early mover in our other target markets. We intend to exploit our early mover advantage to gain significant market share in our target markets.

    FOCUS ON PERFORMANCE-DRIVEN BUSINESS CUSTOMERS

    We believe that the underserved segment of the business networking market that demands high performance is currently relying on dial-up modems or integrated services digital network (ISDN) for network access. Many large businesses have remote offices and workers that are not able to take advantage of the full array of communications and networking resources available to workers at the main office. In addition to offering these businesses high-speed access to the Internet and corporate networks, we intend to offer them network-enabled features and applications that increase worker productivity. Further, we believe that small and medium businesses are looking for an integrated service provider to reduce their reliance on multiple vendors. Accordingly, we intend to offer multiple networking services, including voice and data services over a single DSL connection, to meet the needs of small and medium businesses. We intend to evaluate offering new or enhanced products and services to the consumer market.

    EXPAND NETWORK-ENABLED FEATURES AND APPLICATIONS

    We seek to have our network become a platform that facilitates the delivery of productivity-enhancing features and applications to businesses and their employees. By collaborating with industry leaders such as MCI WorldCom, Microsoft and Cisco, we intend to jointly develop features and applications that will meet the needs of our customers. For instance, in June 1999,

MCI WorldCom and we, in conjunction with Cisco and Jetstream Communications, successfully demonstrated toll-quality voice and high-speed data communications over a single copper line utilizing DSL technology. In addition, we believe that the proliferation of high-speed local access networks, such as our own, will encourage third parties to create more bandwidth-intensive features and applications. One of our objectives in providing these enhanced features and applications is to strengthen customer loyalty and increase revenue per network user.

    ESTABLISH STRONG DISTRIBUTION CHANNELS

    We intend to build strong distribution channels. For large businesses, we are building a direct sales force and are entering into strategic joint marketing alliances. We have entered into a strategic alliances with Microsoft, MCI WorldCom, Qwest and Cisco. Pursuant to our alliance with Microsoft, we will jointly distribute with Microsoft a co-branded DSL version of the Microsoft Network service focused on our small business customers and our customers' teleworkers. Our strategic alliance with MCI WorldCom designates us as its preferred provider of business DSL connections for large, medium and small businesses. Under our Qwest alliance, Qwest has committed to purchase from us performance class DSL services for re-sale to its customers. In return, we have agreed to use Qwest's network and application hosting services in certain situations. The combined DSL line commitment from Qwest and MCI WorldCom totals 200,000 lines over several years. In our alliance with Cisco, we have agreed with Cisco to jointly market and sell our networking solutions to large businesses. For small and medium businesses, we will distribute our services through our service provider customers. Over time, we will seek to develop additional strategic alliances, focusing on partners that can both add value to our network and give us a meaningful distribution channel.

    PROVIDE SUPERIOR CUSTOMER SERVICE

    As part of our strategy to obtain and retain business and service provider customers, we intend to provide superior service and customer care. We will guarantee high-quality service by providing carrier-class networking solutions and superior customer service. Our carrier-class networking solutions include end-to-end proactive network monitoring and management through our Network Operations Center, 24 hours a day, seven days a week. We also offer multiple security features and a network that we can scale to meet demand. Our customer service includes a personal and Web-based single point of contact, a complete packaged solution including the DSL modem, installation, activation and network management, and specific customer service objectives against which we measure our performance. Our objective in providing outstanding customer service is to provide a high level of customer satisfaction, achieve customer loyalty and accelerate the adoption rate of our service.

STRATEGIC PARTNERSHIPS

    MCI WORLDCOM

    In March 1999 (as amended in April 1999 and May 1999), we entered into a strategic partnership with MCI WorldCom in which MCI WorldCom invested $30.0 million in us. Please see "Certain Relationships and Related
Transactions--Series C Purchase Agreement; Other Agreements with MCI WorldCom."

    - PROVIDING DSL TO MCI WORLDCOM. We have been designated MCI WorldCom's first choice in its alternative carrier access provisioning system for DSL services in areas where we deploy our network for all new DSL services, except for services to certain subsidiaries and in locations where MCI WorldCom deploys its own DSL equipment. In addition, MCI WorldCom has committed to sell a minimum of 100,000 business quality DSL lines, subject to penalties for failure to reach target commitments. MCI WorldCom will have 60 months to place orders for these lines, starting on the date when we have 1,250 collocations in commercial service in at least 29 metropolitan statistical areas. As part of our agreement, we must provide specified service levels and have available capacity.

    - OBTAINING NETWORK SERVICES FROM MCI WORLDCOM. We have designated MCI WorldCom as our preferred provider of network services, including metropolitan area network services, long-haul backbone services and Internet Protocol backbone services. MCI WorldCom has a right of first refusal to provide all of these services to us at market competitive terms.

    - COLLABORATION. We are jointly developing voice and data applications over a single DSL connection. For instance, in June 1999, MCI WorldCom and we, in conjunction with Cisco and Jetstream Communications, successfully demonstrated toll-quality voice and high-speed data communications over a single copper line utilizing DSL technology. We have also formed a working group with MCI WorldCom to develop and implement the systems and procedures necessary to jointly deploy DSL service nationwide. We will collaborate with MCI WorldCom in selecting technologies and vendors to support our network deployments.

    MICROSOFT

    In March 1999, we entered into a strategic partnership with Microsoft, in which Microsoft invested $30.0 million in us. Pursuant to this relationship, among other things, Microsoft has agreed to jointly distribute with us over the Internet a co-branded DSL version of the Microsoft Network service focused on our small business customers and on our customers' teleworkers. This agreement expires in March 2002. Please see "Certain Relationships and Related Transactions--Series C Purchase Agreement; Other Agreements with Microsoft."

    QWEST

    In April 1999, we entered into a customer relationship with Qwest, in which Qwest invested $15.0 million in us. Pursuant to this relationship, among other things, Qwest has committed to purchase from us performance class DSL services for re-sale to its customers. In return, we have agreed to use Qwest's network and application hosting services in certain situations. The combined DSL line commitment from Qwest and MCI WorldCom totals 200,000 lines over several years. Please see "Certain Relationships and Related Transactions--Series C Purchase Agreement and Series D Purchase Agreement; Other Agreements with Qwest."

    CISCO SYSTEMS

    In October 1998, we entered into a strategic partnership with Cisco, in which Cisco agreed to work jointly with us to sell our services to its customers including providing compensation to its sales representatives for selling our services. In addition, Cisco has committed to a joint marketing program with us to increase our market recognition among businesses. We are also under contract with Cisco to manage and upgrade its remote access program for 8,500 teleworkers nationwide.

RHYTHMS NETWORK SERVICES, FEATURES AND APPLICATIONS

    We offer our customers solutions that address many of their high performance networking needs. Our local connection services use a variety of DSL technologies to deliver high-speed, "always on" local access. We also aggregate traffic within metropolitan areas and route or switch the traffic to our service provider customers, or to a corporate local area network within the same metropolitan area or another metropolitan area using our inter-network connections. In addition to local connections and metropolitan and wide area inter-network connections, we offer a growing suite of network-enabled features and applications.

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
    LOCAL CONNECTIONS

    Our local connection services connect individual users or multiple users on a local area network to our metropolitan or national network or to the Internet using DSL technology over traditional telephone lines. Using DSL technology over copper lines, our network is capable of data transfer rates ranging from 128 Kbps to 7.1 Mbps. Unlike dial-up modems and integrated services digital network
(ISDN) lines, the DSL solution is "always on" -- it does not require users to dial-up to connect to the Internet or their local area network for each use.

    We place DSL equipment both at the customer premises -- a residence or business -- and in the central office that services that specific customer premises. There are typically many incumbent carrier central offices in each metropolitan area. We connect the DSL equipment in each central office to one of our Metro Service Centers so that we can route or switch network traffic to either a local destination, a national destination where we provide service or the Internet.

    For our local connection services, the speed and effectiveness of the DSL connection will vary based on a number of factors, including the distance of the end user from the central office and the condition of the copper line that connects the end user to the central office. However, the specific number of potential users for higher speeds will vary by central office and by region and will be affected by line quality. In the future, we intend to examine adding a variety of high-speed local access technologies as they are developed, including emerging wireless technologies. The chart below compares the performance and range for our local connection services as of June 30, 1999.

 SPEED TO    SPEED FROM    RANGE(1)
 END USER     END USER      (FEET)     TECHNOLOGY(2)
-----------  -----------  -----------  -------------
144 Kbps...     144 Kbps    Unlimited  IDSL(3)
256 Kbps...     256 Kbps       18,000  SDSL
384 Kbps...     384 Kbps       15,000  RADSL
512 Kbps...     512 Kbps       14,000  RADSL
768 Kbps...     768 Kbps       12,000  RADSL
1 Mbps.....       1 Mbps       12,000  RADSL
1.5 Mbps...     1.5 Mbps        8,000  SDSL
3 Mbps.....       1 Mbps       10,700  RADSL
5 Mbps.....       1 Mbps        9,000  RADSL
7.1 Mbps...       1 Mbps        7,800  RADSL

------------------------

(1) Estimated maximum distance from the central office to the end user.

(2) The technologies are described more fully in "--DSL Technologies" below.

(3) Speeds are 128 Kbps under certain circumstances.

    METROPOLITAN AREA AND WIDE AREA INTER-NETWORK CONNECTIONS

    For our business and service provider customers, we offer high-speed connections both within and among metropolitan areas. In order to switch and route traffic aggregated from each central office to its ultimate local or long distance destination, we offer two interconnection services.

    Our 1.544 Mbps service -- DS-1 -- is suitable for small business customers or service providers. Our 45 Mbps service -- DS-3 -- is intended for large business customers or service providers. The monthly service charge for both services is greater if traffic aggregated in one metropolitan area is terminated in another metropolitan area, and varies based on the speed of the local access connection.

    Our wide area network currently operates between each of the metropolitan areas in which we provide service. We currently lease frame relay backbone and Asynchronous Transfer Mode backbone

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
capacity from a number of long distance carriers. We have almost completed upgrading our nationwide network to Asynchronous Transfer Mode.

    NETWORK-ENABLED SERVICES, FEATURES AND APPLICATIONS

    We intend to use our high-speed local access connection to provide multiple network services, features and applications. Instead of just providing a high-speed access connection, we intend to offer many network-enabled features and applications, which we are able to configure to meet each user's needs. We believe our strategy to provide additional network services, features and applications for each user on our network allows us to address a larger market opportunity than the market opportunity represented by connection services alone. Our strategy is to benefit from additional recurring monthly revenue by providing multiple network features and applications.

    The features and applications that we currently offer are outlined below.

    - CORPORATE TELEPHONE SYSTEM EXTENSION. This feature extends the functionality of the corporate telephone system directly into a teleworker's home or, in the future, a company's branch office. This feature supports common corporate telephone functions such as four digit dialing, conference calling and speed dialing. Benefits to our business customers include increased worker productivity, reduced second line expenses for voice service and the ability to aggregate and control long distance charges.

    - COMPUTER BACKUP. The computer backup feature allows end users to automatically backup data to a secure remote site. Computer backup leverages our "always on," high-speed local access connection and allows the backup to be done at the times most convenient for the end user. We believe this feature is more cost effective than substitutes such as tape drives and disk cartridge drives, and has the additional protection of being stored off site. This application is provided by a third party, @Backup, Inc.

    - CONTENT CACHING. We offer content caching for our customers' end users who access the Internet. This network feature operates in the background, serving user requests for Web pages locally rather than obtaining the content from the actual server across the Internet. Caching enables our customers to retrieve content faster than would otherwise be possible. Our caching solution requires no configuration setup by our customer. If the cache fails in any way, it will be automatically bypassed and user requests will be sent directly to the Internet.

    - SERVICE SELECTION. We have implemented a service selection feature within our network that enables end users to access multiple destinations, including the corporate local area network, the corporate telephone system, the Internet, customers, suppliers and partners. Using this feature, a connection to the Internet and the corporate local area network can be established simultaneously by different users over the same DSL access line. This feature alleviates the corporate network from servicing Internet traffic to a teleworker.

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
    - DYNAMIC HOST CONFIGURATION PROTOCOL FUNCTIONALITY. This feature relieves network administrators from the burden of notifying each teleworker of network configuration changes. Through the use of this protocol, once teleworkers start up their computers, the customer's server automatically downloads all of his or her network configuration parameters. If any modifications to the configuration are necessary, they only need to be modified once by the network administrator, and the network configuration parameters will be automatically distributed to all of the organization's teleworkers.

    - TURNKEY INTERNET. This application allows small and medium businesses or large business branch offices the ability to host Internet and intranet websites. This application includes network equipment on the customer premises that provides router, Web server, e-mail, file server, firewall and Web-page caching. This premises-based Internet solution is combined with our "always on" high-speed network connection and Internet services from an Internet Service Provider customer.

    In the future, we plan to continue to expand our network features and applications by working closely with leading hardware, software and networking companies. We expect to focus on many applications, including combining voice and data communications, increasing our directory and security capabilities, and providing businesses with the ability to access their important applications from remote locations. We have agreed to jointly develop directory and voice-over Internet Protocol applications with Cisco. In addition, as part of our strategic agreement with MCI WorldCom, we expect to jointly develop multiple applications using DSL technology including voice and data applications over a single DSL connection. For instance, in June 1999, MCI WorldCom and we, in conjunction with Cisco and Jetstream Communications, successfully demonstrated toll-quality voice and high-speed data communications over a single copper line utilizing DSL technology. Our strategic relationship with Microsoft will focus on delivering co-branded network applications that will facilitate our customers' access to the Internet and other destinations.

    Using these network-enabled features and applications, we can assemble a broad solution to meet our business customer needs. For example, for a teleworker, we might combine high-speed access to the corporate network and the Internet with computer backup and corporate telephone extension. For a small business, we might offer a turnkey Internet solution by combining high-speed access to the Internet through our Internet Service Provider customer, with customer premises equipment that supports Web server, e-mail, file server, firewall, Web-page caching and network backup.

    TURNKEY SOLUTION

    We offer a full service solution for the configuration, provisioning, and installation of the local access connection at the end user location, for which the customer pays a one-time charge. That charge covers the cost of installing the DSL line, any required inside wiring, the DSL modem, attaching the DSL modem to either a single computer, local area network or enterprise server, installation of a single network interface card if required, and installing the TCP/IP software if required. For our large business customers, we provide complete project management, including design, implementation and results reporting. In some cases we seamlessly link our network operations systems to existing customer information systems through Web-based interfaces.

CUSTOMERS, SALES AND MARKETING

    We offer our services to large, medium and small businesses. As of June 30, 1999, we served approximately 430 business and 18 service provider customers. For these business and service provider customers we have more than 3,200 lines in service and are under contract to supply over 9,000 additional DSL lines. Selected business customers include Broadcom, Cisco, Wind River Systems,

QUALCOMM and Silicon Graphics. In addition, our service provider customers include Epoch Internet, Ingram Micro, Intermedia Communications, Savvis, Verio and Williams Communications.

    DIRECT SALES CHANNELS

    We market our services to large businesses through a direct sales force. Our target account profile is a large, information-intensive enterprise with multiple locations and large numbers of distributed workers. Our sales force seeks to deal directly with the Chief Information Officer and the telecommunications manager responsible for remote access in the target account. Sales teams are deployed in each of the metropolitan areas in which we offer our services. As of June 30, 1999, we had approximately 140 sales and technical personnel supporting our direct and indirect sales efforts. We intend to increase the size of our sales and technical support force to sell and support large businesses as we enter new geographic markets.

    Our relationship with large business customers can involve multiple phases. A customer typically initially agrees to a first phase commitment for a specific number of connections at a negotiated price and one year contract term. Typically, three to six months into the first phase implementation, the customer agrees to successive phases of implementation that could include additional connections and upgrades in services, features and applications. In general, we have experienced a six to nine month sales cycle prior to receiving significant order volume from a business customer. We currently have three large business customers that have committed to multi-phase implementation programs. Collectively, these three customers account for approximately 80% of our lines in service and commitments to purchase our connections. Please see "Risk Factors--We cannot predict our success because our business model is unproven."

    INDIRECT SALES CHANNELS

    We also market our services to small and medium businesses through indirect channels, including Internet Service Providers, interexchange carriers, competitive carriers, value-added resellers, and integrators. We offer each service provider the ability to select those services that it would like to bundle with its own service offerings to offer a total solution to its customers. For example, Internet Service Providers typically combine our high-speed connections with their Internet access services and resell the combination to their existing and new customers. We address these markets through sales and marketing personnel dedicated to each of these indirect channels.

    We supplement our sales effort to certain of these service providers by offering marketing support services that may include training, proposal development, lead generation, channel support materials, joint marketing funds, Web promotion, joint participation in national and regional customer events and press announcements. We also offer promotions and sales incentives from time to time to our service providers. Additionally, we support our service providers by acting as a network integrator by qualifying potential customers for service, ordering connections, installing equipment on the customer premises, turning up the service, monitoring the network, troubleshooting, making repairs and invoicing the customer on a single bill.

    Our agreements with our service provider customers vary widely. Generally, our agreements have a one to three year term, and are based on negotiated prices that decline with increasing levels of volume achievement. In many cases, service providers have selected one or two, and perhaps three, DSL service providers as preferred suppliers in each market. Our goal is to be selected as the preferred supplier or one of the preferred suppliers in each metropolitan area where we operate. When we are selected as a preferred supplier within a given market, we may enter into joint marketing arrangements to promote our DSL services. See "Risk Factors--We depend on third parties, particularly MCI WorldCom, Microsoft, Qwest and Cisco, for the marketing and sales of our network services."

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
CUSTOMER SERVICE

    We offer our business and service provider customers a single point of contact for implementation, maintenance and billing. Our Network Operations Center provides both proactive and customer initiated maintenance services 24 hours a day, seven days a week. We also provide a broad range of customer service and Network Operations Center services through our Web interface.

    - IMPLEMENTATION. Working with a business or service provider customer, our customer service technicians and sales engineers will develop an implementation plan for each customer. The plan will include qualifying the customer for our service offerings, placing orders for the connection facilities, coordinating the delivery of the connection, installation and turn up.

    - MAINTENANCE. Our Network Operations Center in Denver provides network surveillance through standard Simple Network Management Protocol tools for all equipment in our network. Because we have complete end-to-end visibility of our network, we are able to proactively detect and correct the majority of our customer's maintenance problems remotely. Our goal is to proactively detect and repair 90% of our customer's maintenance problems before our customer is aware of a problem. Customer initiated maintenance and repair requests are managed and resolved primarily through the Customer Service Center. We utilize a trouble ticket management system to communicate customer maintenance problems from the customer service center to the Network Operations Center engineers and the field services engineers. Because our Network Operations Center is fully staffed 24 hours a day, seven days a week, we believe our ability to provide superior proactive maintenance is significantly enhanced.

    - BILLING. Customer bills are currently issued on a monthly basis through an internal billing system. Customer billing inquiries are managed by our Customer Service Center. In the future, billing inquiries will also be supported through our Web interface.

    - CUSTOMER SUPPORT SYSTEMS. Our system architecture is designed to facilitate rapid service responsiveness and reduce the cost of customer support. We use an integrated set of standard, off-the-shelf systems to support our business processes. We designed all business functions, including sales, ordering, provisioning, maintenance and repair, billing, accounting and decision support to use a single database, ensuring that every function has accurate, up-to-date information. The use of client-server tools and scalable Unix and Microsoft NT servers enables automation within and between processes.

NETWORK ARCHITECTURE

    NETWORK TECHNOLOGY

    The key design features allowing us to be a business-class network are:

    - CARRIER-CLASS NETWORK MANAGEMENT. Our network is designed to be carrier-class throughout. For example, it has been designed with redundant network electronics and transmission paths. We have the ability to electronically view our entire network including the DSL modem located at the end user's computer or located on our customer's local area network from our Network Operations Center in Denver. We provide our business and service provider customers with service level agreements that guarantee specific levels of network performance. We have found that by offering service level agreements, we are better able to convince businesses to move their mission-critical applications onto our network.

    - SCALABLE SYSTEMS. We use industry standard, off-the-shelf software to support preordering, ordering, provisioning, billing, network monitoring and trouble management. We have implemented these systems using web-based and distributed client-server systems architecture.

      This approach allows us to grow our customer support and network management capabilities as customer demand increases.

    - NETWORK SECURITY. Non-dedicated access, such as dial-up modem or integrated services digital network (ISDN) lines, or dedicated access to the public Internet, represents security risks for business networks. These security risks are mitigated through the use of virtual private network technologies such as authentication, tunneling, encryption, and through the use of permanent virtual circuits that define a logical dedicated connection between the end user and the corporate network. Our network enables businesses to fully employ these virtual private network technologies by using their own equipment at the edges of our network, or optionally purchasing virtual private networking services from us.

    NETWORK COMPONENTS

    Our network is an overlay network in that we lease existing transport services from other service providers: local access copper lines from incumbent carriers, metropolitan fiber from incumbent carriers or competitive carriers and long-distance backbone fiber from long distance carriers. This overlay network is designed to switch and route traffic within each metropolitan area, keeping local traffic local and only sending non-local traffic over the wide area network, thereby increasing overall network capacity and reliability and reducing costs. The primary components of our network are customer endpoint devices, local transport, our Connection Points, high-speed metropolitan area network, our Metro Service Centers, our backbone and our Network Operations Center.

    - CUSTOMER ENDPOINT DEVICES. We currently offer DSL and private line local access connections in our network. For DSL access, we include the customer endpoint device -- the DSL modem -- as part of our complete turnkey service offering. We configure and install these modems with the end user's computer, or local area network or enterprise router along with any required on-site wiring needed to connect the modem to the telephone line leased from the incumbent carrier. Currently, almost all of the DSL modem and DSL multiplexing equipment we use for a single connection over a copper line must come from the same vendor since there are no existing interoperability standards for the equipment used in our higher speed services.

    - LOCAL TRANSPORT. Our local transport connects customer end-point devices to our network. For digital subscriber line access, the transport is a DSL-capable copper loop leased by us from the incumbent carrier under terms specified in our interconnection agreements. In many cases, DSL-capable lines result from modification of voice grade lines to carry digital signals, at times involving an additional one-time or monthly charge relative to voice grade lines. For private line access, the transport is leased copper or fiber trunks provided by the incumbent carrier or a competitive carrier.

    - CONNECTION POINTS. Through our interconnection agreements with the incumbent carriers, we secure collocation space in central offices. In each of these Connection Points, we connect the DSL-equipped copper loop to our DSL multiplexing equipment. Each of our Connection Points is designed to offer the same high reliability and availability standards as the incumbent carrier's own central office space. We expect to place our equipment in each of 30 to 90 central offices in any metropolitan area that we enter. As of June 30, 1999, we had Connection Points in over 500 central offices. Although we expect that many Connection Points will be physically located within the central office, we have placed and will continue to place our Connection Points in locations immediately adjacent to central offices, when collocation space within the central office is not available.

    - HIGH-SPEED METROPOLITAN AREA NETWORK. In each of our targeted metropolitan area markets, we operate a private metropolitan area network. The network consists of high-speed Asynchronous Transfer Mode communications circuits that we lease from competitive carriers or incumbent

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
      carriers to connect our Connection Points to the Metro Service Center. The metropolitan area network operates at 45 Mbps -- DS-3 -- today, and can be upgraded to 150 Mbps -- OC-3 -- and 600 Mbps -- OC-12 -- in the future. We anticipate leasing a substantial portion of this capacity from MCI WorldCom, as described in "--Strategic Partnerships."

    - METRO SERVICE CENTERS. The Metro Service Center is a physical point of presence within a metropolitan area where local access traffic is aggregated from the Connection Points over our high-speed metropolitan area network. Although we generally expect to have one Metro Service Center in each of our targeted metropolitan areas, in larger metropolitan areas, we may have two. The Metro Service Center houses our Asynchronous Transfer Mode switches and Internet Protocol routers. We also place applications servers in our Metro Service Centers to support network enabled feature and applications. We design our Metro Service Centers for high availability including battery backup power, redundant equipment and active network monitoring.

    - BACKBONE. Our backbone interconnects our Metro Service Centers so that communications traffic can be transported among different metropolitan areas. We currently lease frame relay backbone and Asynchronous Transfer Mode backbone capacity from a number of long distance carriers. We have almost completed upgrading our nationwide network to Asynchronous Transfer Mode.

    - NETWORK OPERATIONS CENTER. Our entire network is managed from the Network Operations Center located in Denver. From these centers, we provide end-to-end network monitoring and management using advanced network management tools 24 hours a day, seven days a week. This enhances our ability to address performance or connection issues before they affect our end user's experience. From the Network Operations Center, we monitor the equipment and circuits in each Metro Service Center, each metropolitan area network, each Connection Point, individual end user lines and modems. Please see "Risk Factors--A system failure or breach of network security could cause delays or interruptions of service to our customers."

    We are pursuing a program of ongoing network development. Our engineering efforts focus on the design and development of new technologies and services to increase the speed, efficiency, reliability and security of our network and to enable network features and applications developed by us or by third parties. Please see "Risk Factors--We may be unable to effectively expand our network services and provide high performance to a substantial number of end users."

DSL TECHNOLOGIES

    We utilize various DSL equipment and technologies from different vendors. The various DSL technologies allow us to offer a range of connection speeds. Actual speeds are a function of the distance from the end user or local area network to the central office and the quality of the copper line. We describe the basic features and the market positioning of our primary DSL technologies below.

    RATE ADAPTIVE DIGITAL SUBSCRIBER LINE (RADSL)

    RADSL technology allows each end user or local area network to utilize the full digital capability of the underlying telephone line. Speeds reach up to 7.1 Mbps downstream and up to 1.1 Mbps upstream if the end user or local area network is within 7,800 feet from the central office. We use this technology for end users or local area networks needing very high access speeds. Our target customers for RADSL connections consist of small and medium businesses and branch offices of large businesses needing T-1 or higher speeds. We believe that these businesses often find the cost of dedicated private line or frame relay services to be prohibitive. Our RADSL connection competes favorably on a price/ performance basis relative to traditional fractional T-1 and frame relay services. The service also provides the highest speed of any DSL service for bandwidth intensive applications.

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
    SYMMETRIC DIGITAL SUBSCRIBER LINE (SDSL)

    Our SDSL technology allows end users and local area network to achieve up to
1.5 Mbps speeds both downstream and upstream. Depending on the quality of the copper line, 1.5 Mbps can typically be achieved if the end user or local area network is within 8,000 feet, or approximately 1.5 miles, from the central office.

    INTEGRATED DIGITAL SUBSCRIBER LINE (IDSL)

    IDSL technology allows us to reach all end users or local area networks within a central office serving area irrespective of the end user or local area network distance from the central office. Our IDSL service operates at up to 144 Kbps in each direction. This service can use existing integrated services digital network (ISDN) equipment at the end user site, and is targeted at the integrated services digital network (ISDN) replacement market. For information intensive users, we believe that IDSL compares favorably with integrated services digital network (ISDN) on a price/performance basis when the monthly flat rate IDSL charge is compared with the per minute integrated services digital network (ISDN) charge. We also offer IDSL to end users that have lines that do not consist of continuous copper, such as digital line carrier equipped lines that are partially copper and partially fiber.

COMPETITION

    We will face competition from many competitors with significantly greater financial resources, well-established brand names and large, existing installed customer bases. Moreover, we expect the level of competition to intensify in the future. We expect significant competition from:

    - INCUMBENT CARRIERS. Incumbent carriers, such as GTE and U S WEST, are leasing wide area connections from long distance carriers, and have existing metropolitan area networks and circuit switched local access networks. Most incumbent carriers have announced deployment of commercial DSL services in certain areas. In addition, most incumbent carriers are combining their DSL service with their own Internet Service Provider businesses or through cooperative or exclusive relationships with established Internet Service Providers. We believe that incumbent carriers have the potential to quickly overcome many of the issues that have delayed widespread deployment of DSL services in the past. If a Regional Bell Operating Company is authorized to provide in-region long distance service in one or more states, by fulfilling the market-opening provisions of the 1996 Telecommunications Act, the Regional Bell Operating Company may be able to offer "one stop shopping" that would be competitive with our offerings. The incumbent carriers have an established brand name in their service areas, possess sufficient capital to deploy DSL services rapidly and are in a position to offer service from central offices where we may be unable to secure collocation space.

    - TRADITIONAL INTEREXCHANGE CARRIERS. Many of the leading traditional interexchange carriers, such as AT&T, MCI WorldCom and Sprint, are expanding their capabilities to support high-speed, end-to-end networking services. Increasingly, their bundled services include high-speed local access combined with metropolitan and wide area networks, and a full range of Internet services and applications. Further, AT&T's acquisition of MediaOne will exploit ubiquitous local cable infrastructure. We expect them to offer combined data, voice and video services over these networks.

      These carriers have deployed large scale networks, have large numbers of existing business and residential customers and enjoy strong brand recognition, and as a result represent significant competition. For instance, they have extensive fiber networks in many metropolitan areas that primarily provide high-speed data and voice communications to large companies. They have announced deployment of DSL services in combination with their current fiber networks. They also have interconnection agreements with many of the incumbent carriers and have secured collocation spaces from which they could begin to offer competitive DSL services.

    - NEWER INTEREXCHANGE CARRIERS. The newer interexchange carriers, such as Williams, Qwest and Level 3 Communications, are building and managing high bandwidth, packet-based networks nationwide. They are also building direct sales forces and partnering with Internet Service Providers to offer services directly to business customers. They could extend their existing networks to include fiber metropolitan area networks and high-speed, off-net services using DSL, either alone, or in partnership with others.

    - CABLE MODEM SERVICE PROVIDERS. Cable modem service providers, like @Home Networks and its cable partners, are offering or preparing to offer high-speed Internet access over hybrid fiber coaxial cable networks to consumers. @Work has positioned itself to do the same for businesses. Where deployed, these networks provide local access services similar to our services, and in some cases at higher speeds. They typically offer these services at lower prices than our services, in part by sharing the bandwidth available on their cable networks among multiple end users.

    - WIRELESS AND SATELLITE DATA SERVICE PROVIDERS. Several new companies are emerging as wireless and satellite-based data service providers, over a variety of frequency allocations. These include:

       - WinStar Communications, Inc.,

       - Teligent, Inc.,

       - Teledesic LLC,

       - Hughes Space Communications, and

       - Iridium World Communications Ltd.

     These companies use a variety of new and emerging technologies, such as terrestrial wireless services, point-to-point and point-to-multipoint fixed wireless services, satellite-based networking and high-speed wireless digital communications.

    - INTERNET SERVICE PROVIDERS. Internet Service Providers provide Internet access to residential and business customers. These companies generally provide such Internet access over the incumbent carriers' circuit switched networks at integrated services digital network (ISDN) speeds or below. However, some Internet Service Providers have begun offering DSL-based access using their own DSL services, or DSL services offered by the incumbent carrier or other DSL-based competitive carriers. Some Internet Service Providers have significant and even nationwide marketing presences and combine these with strategic or commercial alliances with DSL-based competitive carriers. Some Internet Service Providers, such as Concentric Network Corporation, Mindspring Enterprises, Inc., PSINet Inc. and Verio have significant and even nationwide presences.

    - COMPETITIVE CARRIERS. Certain competitive carriers, including Covad Communications Group, Inc. and NorthPoint Communications, Inc., have begun offering DSL-based data services. In addition, regional competitive carriers, including HarvardNet, Inc., Network Access Solutions Corp. and DSL.Net have begun offering DSL-based access services that compete with the services we offer. Other competitive carriers are likely to do so in the future. Conditions attached to the proposed merger between SBC and Ameritech may make entry and operation in affected regions easier for us and for our competitors. The 1996 Telecommunications Act specifically grants competitive carriers the right to negotiate interconnection agreements with incumbent carriers, including interconnection agreements which may be identical in all respects to our agreements.

    Many of these competitors are offering, or may soon offer, technologies and services that will directly compete with some or all of our service offerings. Such technologies include integrated services digital network (ISDN), DSL, wireless data and cable modems. Please see "Risk Factors--The market

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
in which we operate is highly competitive, and we may not be able to compete effectively, especially against established industry competitors with significantly greater financial resources." Some of the competitive factors we face include:

       - transmission speed,

       - reliability of service,

       - breadth of service availability,

       - price performance,

       - network security,

       - ease of access and use,

       - content bundling,

       - customer support,

       - brand recognition,

       - operating experience,

       - ability to scale,

       - capital availability and

       - exclusive contracts.

INTERCONNECTION AGREEMENTS WITH INCUMBENT CARRIERS

    Interconnection agreements with incumbent carriers are critical to our business. These agreements cover a number of aspects of our relationships with incumbent carriers, including:

    - the price we pay to lease and the access we have to the incumbent carrier's copper lines;

    - the removal by the incumbent carrier of equipment or electronics from lines to enable these lines to transmit DSL signals;

    - the price and terms for collocation of our equipment in the incumbent carrier central offices;

    - the price we pay and the access we have to the incumbent carrier's transport facilities;

    - the ability we have to access conduits and other rights of way the incumbent carrier has to construct its own network facilities;

    - the operational support systems and interfaces that we can use to place orders and report and monitor the incumbent carrier's response to our requests;

    - the dispute resolution process we use with the incumbent carrier to resolve disagreements on the terms of the interconnection contract; and

    - the term of the interconnection agreement, its transferability to successors, its liability limits and other general aspects of our relationship with the incumbent carrier.

    We have signed interconnection agreements with six different major incumbent carriers covering 24 states and the District of Columbia. In many cases, incumbent carriers do not agree to the provisions in interconnection agreements that we request, and we have not consistently prevailed in obtaining all of the provisions we desire. We may be unable to continue to sign interconnection agreements with incumbent carriers. If we are unable to enter into, or experience delay in obtaining, interconnection agreements, this inability or delay may materially and adversely affect our business and financial prospects. The incumbent carriers are also permitting competitive carriers to adopt previously signed interconnection agreements.

    Our interconnection agreements have a maximum term of three years, requiring us to renegotiate the existing terms in the future. We may be unable to extend our existing interconnection agreements or renegotiate new agreements on favorable or any terms. In addition, our interconnection agreements are subject to state commission, Federal Communications Commission and judicial oversight. These

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
bodies may modify the terms or prices of our interconnection agreements in ways that would adversely affect our business and financial prospects.

GOVERNMENT REGULATION

    A significant portion of the services that we offer, particularly through our wholly owned subsidiaries, ACI Corp. and ACI Corp.--Virginia, may be subject to regulation at the federal, state and/or local levels. Future federal or state regulations and legislation may be less favorable to us than current regulation and legislation and therefore have a material and adverse impact on our business and financial prospects. In addition, we may expend significant financial and managerial resources to participate in proceedings setting rules at either the federal or state level, without achieving a favorable result.

    FEDERAL LEGISLATION AND REGULATION

    The 1996 Telecommunications Act, enacted on February 8, 1996, substantially departs from prior legislation in the telecommunications industry by establishing local exchange competition as a national policy. This act removes state regulatory barriers to competition and preempts laws restricting competition in the local exchange market.

    The 1996 Telecommunications Act in some sections is self-executing, but in addition, the Federal Communications Commission issues regulations that identify specific requirements upon which we and our competitors rely in implementing the changes it prescribes. The outcome of these various ongoing Federal Communications Commission rulemaking proceedings or judicial appeals of such proceedings could materially affect our business and financial prospects.

    The Federal Communications Commission prescribes rules applicable to interstate communications, including rules implementing the 1996 Telecommunications Act, a responsibility it shares with the state regulatory commissions. The 1996 Telecommunications Act, and the Federal Communications Commission's initial rules interpreting such act, encouraged increased local competition. A federal appeals court for the Eighth Circuit reviewed some of the initial rules, and overruled some of its provisions, including some rules on pricing and nondiscrimination. In January, 1999, the United States Supreme Court reversed elements of the Eighth Circuit's ruling, finding that the Federal Communications Commission has broad authority to interpret the 1996 Telecommun-ications Act and issue rules for its implementation, specifically including authority over pricing methodology. The Supreme Court upheld the Federal Communications Commission's orders to the incumbent carriers to combine unbundled elements for competitors, and to allow competitors to pick and choose among provisions in existing interconnection agreements. The Supreme Court also found that the Federal Communications Commission's interpretation of the rules for establishing unbundled elements was not consistent with the 1996 Telecommunications Act, and required the Federal Communications Commission to reconsider its delineation of unbundled elements. The Federal Communications Commission's replacement decision on unbundled elements may adversely affect our business. In addition, some incumbent carriers may take the position that they have no obligation to provide unbundled elements, including copper loops, until the Federal Communications Commission issues new rules, which could adversely affect our business.

    In November, 1998, the Federal Communications Commission ruled that DSL services provided as dedicated access services in connection with interstate services such as Internet access are interstate services subject to the Federal Communications Commission's jurisdiction. This decision is currently subject to reconsideration and appeal.

    In addition, in the spring of 1998, four of the Regional Bell Operating Companies petitioned the Federal Communications Commission to be relieved of certain regulatory requirements in connection with their own DSL services, including obligations to unbundle DSL loops, but not the obligation to

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
unbundle the loops we purchase for our DSL services, and to resell DSL services. In October 1998, the Federal Communications Commission ruled that DSL services are telecommunications services subject to the requirements of the 1996 Telecommunications Act to unbundle such services and offer them for resale. In October 1998, the Federal Communications Commission also issued a Notice of Proposed Rulemaking indicating its intention to clarify expanded rights of competitive carriers for collocation, access to copper loops, and various other issues of consequence to competitive carriers deploying DSL services. The Federal Communications Commission also indicated its intention to allow incumbent carriers to create separate affiliates for their DSL businesses that would have to operate as competitive carriers and would be permitted to operate free of the resale and unbundling obligations of the 1996 Telecommunications Act. The final outcome of these decisions, originally scheduled to be announced on January 28, 1999, had been postponed by the Federal Communications Commission while it considered the impact of the Supreme Court's ruling on the 1996 Telecommunications Act. On March 31, 1999, the Federal Communications Commission issued a decision on collocation issues which was generally favorable to the competitive carriers. This decision has been appealed to the D.C. Circuit by U S WEST and GTE, although it has not been stayed. In the same decision the Federal Communications Commission established further proceedings to consider issues related to unbundled network elements. The Federal Communications Commission is also engaged in a proceeding to define what the incumbent carriers' obligations are to make available unbundled network elements. The final outcome of these petitions or other proceedings interpreting the requirements of the 1996 Telecommunications Act may adversely affect our business.

    STATE REGULATION

    Some of our services, particularly those of our subsidiaries, ACI Corp. and ACI Corp.--Virginia, may be classified as intrastate services subject to state regulation. All of the states where we operate, or will operate, require some degree of state regulatory commission approval to provide certain intrastate services. In most states, intrastate tariffs are also required for various intrastate services, although we are not typically subject to price or rate of return regulation for tariffed intrastate services. Actions by state public utility commissions could cause us to incur substantial legal and administrative expenses.

    Under the 1996 Telecommunications Act, if we so request, incumbent carriers have a statutory duty to negotiate in good faith with us for agreements for interconnection and access to unbundled network elements. These negotiations are conducted on a region-wide basis, and individual agreements are then signed for each of the states in the region for which we have made a request. We have signed interconnection agreements with Ameritech, Bell Atlantic, BellSouth, GTE, Pacific Bell and U S WEST. We have signed agreements with Ameritech for Illinois and Michigan and currently are negotiating interconnection agreements for Indiana, Ohio and Wisconsin. We have signed agreements with Bell Atlantic for the District of Columbia, Maryland, Massachusetts, New Jersey, New York, Pennsylvania and Virginia and are currently negotiating agreements for Connecticut, Delaware, New Hampshire and Rhode Island. We have signed agreements with BellSouth for Alabama, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee. We have signed agreements with GTE for California, Florida, North Carolina and Washington and are currently completing agreements for Ohio, Oregon, Texas and Virginia. We have signed an agreement with Pacific Bell for California. We have signed agreements with U S WEST for Arizona, Colorado, Minnesota, Oregon, and Washington and are currently negotiating an agreement for Utah. In addition, we are currently negotiating with SBC Communications Inc. for Kansas and Missouri and with Sprint for Florida, Minnesota, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee and Virginia, with the Southern New England Telephone Company for Connecticut and with Cincinnati Bell for Ohio and Kentucky. These interconnection agreements may not be on terms that are entirely satisfactory to us.

    During these negotiations, either the incumbent carrier or we may submit disputes to the state regulatory commissions for mediation and, after the expiration of the statutory negotiation period set forth in the 1996 Telecommunications Act, we may submit outstanding disputes to the states for arbitration. We are currently arbitrating with SBC Communications Inc. in Texas the terms of our interconnection agreement with Southwestern Bell for Texas. The outcome of this arbitration may be unfavorable to us.

    Under the 1996 Telecommunications Act, states have begun and, in a number of cases, completed regulatory proceedings to determine the pricing of unbundled network elements and services, and the results of these proceedings will determine the price we pay for, and whether it is economically attractive for us to use, these elements and services.

    We are subject to requirements in some states to obtain prior approval for, or notify the state commission of, any transfers of control, sales of assets, corporate reorganizations, issuances of stock or debt instruments and related transactions. Although we believe such authorizations could be obtained, there can be no assurance that the state commissions would grant us authority to complete any transactions.

    LOCAL GOVERNMENT REGULATION

    Should we in the future decide to operate our own transport facilities over public rights-of-way, we may be required to obtain various permits and authorizations from municipalities in which we operate such facilities. Some municipalities may seek to impose similar requirements on users of transmission facilities, even though they do not own such facilities. If municipal governments impose conditions on granting permits or other authorizations or if they fail to act in granting such permits or other authorizations, our business could be adversely affected.

EMPLOYEES

    As of June 30, 1999, we had approximately 580 employees. We believe that our future success will depend in part on our continued ability to attract, hire and retain qualified personnel. Competition for such personnel is intense, and we may be unable to identify, attract and retain such personnel in the future. None of our employees are represented by a labor union or are the subject of a collective bargaining agreement. We have never experienced a work stoppage and believe that our employee relations are good.

PROPERTIES

    Our headquarters are located in facilities consisting of approximately 80,000 square feet in Englewood, Colorado, which we occupy under leases that expire in October 1999 and January 2004. These leases may be extended. We also lease space for network equipment installations in a number of other locations.

LEGAL PROCEEDINGS

    In December 1998, we instituted an arbitration proceeding, before the Public Utility Commission of Texas, with Southwestern Bell Telephone Company regarding the terms of interconnection with Southwestern Bell in Texas. The dispute involves the terms and conditions of issues related to DSL-based services and loops in connection with our interconnection agreement with Southwestern Bell. We are seeking to compel Southwestern Bell to include in our interconnection agreement language comparable to that in our other interconnection agreements, which gives us the ability to obtain copper telephone lines on which we provide our chosen variety of DSL technologies, among other issues.

    In addition, on March 12, 1999, our subsidiary ACI Corp. filed a complaint with the Oregon Public Utilities Commission (the "Oregon PUC") against U S WEST requesting that the Oregon PUC determine that U S WEST permit collocation by ACI in several central offices in which U S WEST claimed that it had no space available. U S WEST agreed to permit ACI collocation in the disputed central offices just before hearings were scheduled to begin in June 1999.

    On February 18, 1999, we filed a complaint for declaratory relief in San Diego County Superior Court (North County) against Thomas R. Lafleur. Mr. Lafleur was a former employee who resigned and/or was terminated in 1998. After he left, we sent him a check for the repurchase or buy-back of his unvested shares; Mr. Lafleur refused to cash this check. The declaratory relief action is to determine that his shares were unvested and thus properly repurchased. On or about March 26, 1999, Mr. Lafleur filed an answer to the complaint and also filed a cross-complaint against us for fraud, breach of the covenant of good faith and fair dealing, conspiracy to inflict emotional distress, intentional infliction of emotional distress, conversion and declaratory relief. The cross-complaint seeks compensatory and punitive damages according to proof, and 438,115 shares of common stock. Mr. Lafleur alleges in his cross-complaint that since we failed to purchase his shares within 60 days following his termination, the terms of his stock purchase agreement prevent us from repurchasing his shares. On April 24, 1999, we filed a demurrer and motion to strike the cross-complaint filed by Mr. Lafleur. In response, Mr. Lafleur decided to withdraw and amend his cross-complaint rather than oppose the demurrer, which had been scheduled for hearing on June 24, 1999. On or about June 23, 1999, Mr. Lafleur filed his first amended cross-complaint wherein he dropped four of the claims alleged in his original cross-complaint: fraud, breach of the covenant of good faith and fair dealing, conspiracy to inflict emotional distress, and intentional infliction of emotional distress. Mr. Lafleur also added a claim for breach of contract. We intend to vigorously defend against the amended cross-claims, and intend to file a demurrer to the amended cross-complaint. We are currently accounting for these 438,115 shares as treasury stock.

    In addition, we are subject to state commission, Federal Communications Commission and court decisions as they relate to the interpretation and implementation of the 1996 Telecommunications Act, the interpretation of competitive carrier interconnection agreements in general and our interconnection agreements in particular. In some cases, we may be deemed to be bound by the results of ongoing proceedings of these bodies. We therefore may participate in proceedings before these regulatory agencies or judicial bodies that affect, and allow us to advance, our business plans.

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
                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth the names, ages and positions of our executive officers and directors. Their respective backgrounds are described below.

                    NAME                           AGE                              POSITION(S)
---------------------------------------------      ---      ------------------------------------------------------------
Catherine M. Hapka...........................          44   Chief Executive Officer and Chairman
Steve Stringer...............................          44   President and Chief Operating Officer
B.P. Rick Adams, Jr..........................          61   Chief Marketing Officer
Scott C. Chandler............................          37   Chief Financial Officer
James A. Greenberg...........................          38   Chief Network Officer
Michael S. Lanier............................          55   Chief Information Officer
Frank J. Tolve, Jr...........................          54   Chief Sales Officer
Jeffrey Blumenfeld...........................          51   Vice President and General Counsel
Michael E. Calabrese.........................          33   Vice President, Sales Engineering
Eric H. Geis.................................          53   Vice President of National Deployment
David J. Shimp...............................          53   Senior Vice President, Human Resources
Kevin R. Compton.............................          40   Director
Keith B. Geeslin.............................          46   Director
Ken L. Harrison..............................          56   Director
Susan Mayer..................................          48   Director
William R. Stensrud..........................          48   Director
John L. Walecka..............................          39   Director
Edward J. Zander.............................          52   Director

    All the officers identified above serve at the discretion of our Board of Directors. There are no family relationships between any persons identified above. The following are brief biographies of the persons identified above.

    CATHERINE M. HAPKA has been our Chief Executive Officer and a director since June 1997. In addition, she was elected chairman of our board of directors in June 1999. Prior to joining us, Ms. Hapka served as President of NETS, Inc., an electronic commerce software company, from March 1997 to May 1997. NETS, Inc. filed a bankruptcy petition in May 1997. Prior to joining NETS, Inc., Ms. Hapka served as Executive Vice President, Markets, for U S WEST Communications, Inc. from January 1995 to October 1996. In this capacity, Ms. Hapka led business and consumer telecommunications units responsible for the voice, data, wireless, video and long distance businesses. From 1991 to 1994, Ms. Hapka served as President and Chief Operating Officer of the !NTERPRISE Networking Services Unit of U S WEST. Prior to joining U S WEST, Ms. Hapka held general management positions with General Electric and McKinsey & Co., Inc.

    STEVE STRINGER has been our President and Chief Operating Officer since May 1999. Prior to joining us, Mr. Stringer served in various positions at GE Capital from 1991 to May 1999, most recently as Global Chief Operating Officer at GE Capital IT Solutions. At GE Capital, Mr. Stringer also held the position of President and CEO of the United States Division, President of the Midwest and Atlantic regions and CEO of GE Capital's Federal Systems group.

    B.P. RICK ADAMS, JR. became our Chief Marketing Officer in June 1999. From September 1998 until he joined us in June 1999, Mr. Adams was President of Adams Consulting Group, a consulting practice

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
specializing in marketing, strategic planning, sales and communications. From December 1996 to April 1998, Mr. Adams served as Group Vice President, Marketing at Microage, Inc. From April 1990 to November 1996, Mr. Adams held various management positions at AT&T where he served as Vice President, Sales Support for the Americas and Vice President, Marketing and Business Development at AT&T-NCR, and as Marketing Vice President for AT&T Global Communications Systems.

    SCOTT C. CHANDLER has served as our Chief Financial Officer since April 1998. From August 1996 to April 1998, Mr. Chandler served as President and Chief Executive Officer of C-COR Electronics, Inc., a manufacturer of broadband telecommunications equipment. From June 1990 to August 1996, Mr. Chandler served in various positions at U S WEST and its subsidiaries, most recently as Vice President and General Manager of U S WEST Cable and Multimedia from September 1995 to August 1996. While at U S WEST, Mr. Chandler also served as Vice President and General Manager of the U S WEST subsidiary, !NTERPRISE AMERICA, from January 1994 to August 1995 and as Director of Vendor Relations and Channel Support of !NTERPRISE Networking Services from January 1992 to December 1993.

    JAMES A. GREENBERG has been our Chief Network Officer since July 1997. From January 1990 to July 1997, Mr. Greenberg served in various positions at Sprint Communications, most recently as Senior Director and interim Vice President of the Data Operations and Engineering Group. In that capacity, Mr. Greenberg directed the design, planning, operation and construction of Sprint's data networks.

    MICHAEL S. LANIER has been our Chief Information Officer since May 1999. Prior to joining us, Mr. Lanier was most recently President and CEO of the Technology Extension Company, a consulting firm specializing in business systems architecture and design, a position he held from March 1996 to April 1999. Prior to that Mr. Lanier served as Chief Information Officer at Intelligent Electronics, Inc. from May 1993 to May 1996.

    FRANK J. TOLVE, JR. has served as our Chief Sales Officer since December 1998. From November 1994 to September 1998, Mr. Tolve served as Vice President, Sales Operations at Bay Networks. In that capacity, Mr. Tolve's responsibilities included sales administration, channel strategy and worldwide telesales/telemarketing. Mr. Tolve also served as Vice President, Sales Operations for SynOptics Communications from November 1992 to November 1994.

    JEFFREY BLUMENFELD has been our Vice President and General Counsel since August 1997, and has been a partner in the Washington, D.C. law firm of Blumenfeld & Cohen since 1984, which specializes in pro-competition advocacy for technology-intensive companies. Since 1995, Mr. Blumenfeld has served as senior trial counsel to the Antitrust Division of the U.S. Department of Justice in several matters. Before starting Blumenfeld & Cohen in 1984, Mr. Blumenfeld held positions with the U.S. Department of Justice from 1973 to 1984, most recently as Chief of the U.S. V. AT&T staff of the Antitrust Division. Mr. Blumenfeld is an adjunct professor of communications law at the Georgetown University Law Center. Pursuant to his employment agreement, Mr. Blumenfeld has agreed to expend approximately 24 hours a week in his capacity as one of our officers. For more information on Mr. Blumenfeld's relationship with us, please see "Certain Relationships and Related Transactions-- Legal Services."

    MICHAEL E. CALABRESE has been our Vice President, Sales Engineering since August 1998. Prior to joining us, Mr. Calabrese served in various positions at Cisco Systems, Inc. from August 1995 to August 1998, most recently as Account Manager of the Data Equipment Group. In that capacity, Mr. Calabrese maintained primary responsibility for managing Cisco's major accounts. From January 1993 to August 1995, Mr. Calabrese held management positions at Sprint Communications. First, as Manager, Project Engineering, Mr. Calabrese led Sprint Communication's new product rollouts. Subsequently, as Manager, Network Planner, Mr. Calabrese was responsible for the design and build-out of Sprint Communications Data Networks.

    ERIC H. GEIS has been our Vice President of National Deployment since January 1, 1999. Prior to that, he served as our Vice President and General Manager, Western Region beginning June 1997 and was a consultant to us from April 1997 to June 1997. From November 1995 to December 1996, Mr. Geis served as National Sales Director at GRC International, a producer and seller of wide area data network design and optimization software applications. Between July 1990 and November 1995, Mr. Geis served as President and Chief Executive Officer of Quintessential Solutions Inc., a provider of wide area network design, pricing and optimization software applications for interexchange carriers, regional bell operating companies, incumbent carriers, Internet Service Providers and major corporate accounts. Mr. Geis was also Founder, President and Chief Executive Officer of TeleQuest, Inc., a telecommunications products company from May 1983 to December 1990.

    DAVID J. SHIMP has served as our Senior Vice President, Human Resources, since June 1999, and prior to that, served as our Chief Marketing Officer beginning October 1998. Prior to joining us, Mr. Shimp was a partner at LAI Ward Howell, Inc., a professional services firm, where he implemented that firm's first systems group and was a leader in the technology department during his tenure from January 1991 to October 1998. Previously, Mr. Shimp held management positions at McKinsey & Co. and the Deerpath Group.

    KEVIN R. COMPTON has been a director since July 1997. Since 1990, Mr. Compton has served as a general partner of Kleiner Perkins Caufield & Byers, a venture capital investment firm ("KPCB"). Mr. Compton is a director of Citrix Systems, Inc., Digital Generation Systems, Inc., Global Village Communication, Inc. and Corsair Communications, Inc., and is also a director of several privately held companies. Mr. Compton was elected a director as the nominee of KPCB, pursuant to the terms of a voting agreement.

    KEITH B. GEESLIN has been a director since July 1997. Since 1988, Mr. Geeslin has served as a general partner of The Sprout Group, a venture capital investment firm. Mr. Geeslin is a director of SDL, Inc., and is also a director of several privately held companies, including Paradyne Corporation, a DSL equipment manufacturer and supplier to us. Please see "Certain Relationships and Related Transactions--Director Relationships." Mr. Geeslin was elected a director as the nominee of The Sprout Group, pursuant to the terms of a voting agreement.

    KEN L. HARRISON has been a director since March 1998. Since 1975, Mr. Harrison has held various management positions at Portland General Electric Company, where he currently serves as its Chairman and Chief Executive Officer, a position he has held since December 1988. In addition, Mr. Harrison currently serves as Vice Chairman and is a director of Enron Corp., a position he has held since July 1997. Mr. Harrison has also served as Chairman of Enron Communications Group, Inc. since September 1997, and as a director of Enron Oil and Gas Corporation since October 1997. Mr. Harrison was elected a director as the nominee of Enron, pursuant to the terms of a voting agreement.

    SUSAN MAYER has been a director since March 1999. Ms. Mayer is the President of the MCI WorldCom Venture Fund and a Senior Vice President of MCI WorldCom Inc. Previously, she was Senior Vice President of MCI Communications Corporation from 1994 to 1998. From 1996 to 1997, Ms. Mayer was also President and Chief Operating Officer of Sky MCI. From 1993 to 1994, Ms. Mayer was Vice President of MCI Communications Corporation.

    WILLIAM R. STENSRUD has been a director since our inception in February 1997 and also served as our President and Chief Executive Officer from February 1997 to June 1997. Mr. Stensrud has been a general partner at the venture capital investment firm of Enterprise Partners since January 1997. From June 1996 through December 1996, Mr. Stensrud served as President of Paradyne Corporation. Previously, from February 1992 to March 1996, Mr. Stensrud served as President and Chief Executive Officer of Primary Access Corporation. Mr. Stensrud is a director of several privately held companies, including Paradyne Corporation. Please see "Certain Relationships and Related Transactions--Director

Relationships." Mr. Stensrud was elected a director as the nominee of Enterprise Partners, pursuant to the terms of a voting agreement.

    JOHN L. WALECKA has been a director since July 1997. Since 1984, Mr. Walecka has been at Brentwood Venture Capital, a venture capital investment firm, and has been a general partner since 1990. Mr. Walecka is a director of Documentum, Inc. and Xylan Corporation, and is also a director of several privately held companies. Please see "Certain Relationships and Related Transactions--Director Relationships." Mr. Walecka was elected a director as the nominee of Brentwood Venture Capital, pursuant to the terms of a voting agreement.

    EDWARD J. ZANDER has been a director since March 1999. Since 1987, Mr. Zander has held various management positions at Sun Microsystems, Inc., where he currently serves as its Chief Operating Officer, a position he has held since February 1998. Mr. Zander is a director of Documentum, Inc. and one privately held company.

    All of our executive officers are appointed annually by and serve at the discretion of the Board of Directors. All of our executive officers are at-will employees.

CLASSIFIED BOARD

    The board of directors is divided into three classes. The term of office and directors consisting of each class is as follows:

CLASS                     DIRECTORS                                     TERM OF OFFICE
-----------------  ------------------------  --------------------------------------------------------------------
Class I..........  Keith B. Geeslin          expires at the annual meeting of stockholders in 2000 and at each
                   Ken L. Harrison           third succeeding annual meeting thereafter
                   Edward J. Zander

Class II.........  Susan Mayer               expires at the annual meeting of stockholders in 2001 and at each
                   William R. Stensrud       third succeeding annual meeting thereafter
                   John L. Walecka

Class III........  Catherine M. Hapka        expires at the annual meeting of stockholders in 2002 and at each
                   Kevin R. Compton          third succeeding annual meeting thereafter

    The classification of directors has the effect of making it more difficult to change the composition of the board of directors.

COMMITTEES OF THE BOARD OF DIRECTORS

    We have a standing compensation committee currently composed of Messrs. Harrison, Stensrud and Walecka. The compensation committee reviews and acts on matters relating to compensation levels and benefit plans for our executive officers and key employees, including salary and stock options. The compensation committee is also responsible for granting stock awards, stock options and stock appreciation rights and other awards to be made under our existing incentive compensation plans. We also have a standing audit committee composed of Messrs. Compton and Geeslin. The audit committee assists in selecting our independent auditors and in designating services to be performed by, and maintaining effective communication with, those auditors.

DIRECTOR COMPENSATION

    Directors do not receive compensation for services provided as a director or for participation on any committee of the Board of Directors. All directors are reimbursed for their out-of-pocket expenses in serving on the Board of Directors or any committee thereof.

EXECUTIVE COMPENSATION

    The following table sets forth certain information with respect to the compensation awarded to, earned by or paid to our current Chief Executive Officer and our four other most highly compensated executive officers (the "Named Executive Officers") during 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                              LONG-TERM
                                                                                         COMPENSATION AWARDS
                                                            ANNUAL COMPENSATION       --------------------------
                                                                                        SECURITIES
                                                          -----------------------       UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION(S)                      YEAR   SALARY       BONUS           OPTIONS(#)     COMPENSATION
--------------------------------------------------  ----  --------  -------------     --------------   ---------
Catherine M. Hapka(1).............................  1998  $339,583  $     134,584              --           --
  President and Chief Executive Officer             1997   163,654         50,000       3,504,905(2)        --
                                                                                          365,094(3)

Michael E. Calabrese(4)...........................  1998    42,417        157,623(5)      360,000(2)        --
  Vice President, Sales Engineering                 1997        --             --              --           --

James A. Greenberg(6).............................  1998   145,000         31,538          48,000(2)    50,000  (7)
  Chief Network Officer                             1997    63,205         16,615         547,642(2)

Gloria A. Farler(8)...............................  1998   137,500         29,906          24,000(2)        --
  Vice President, Marketing Support                 1997    25,781          7,161          48,000(2)

Eric H. Geis(9)...................................  1998   136,000         29,580              --           --
  Vice President of National Deployment             1997    96,519         18,417         132,000(2)        --

------------------------------

(1) Ms. Hapka has been employed by us since June 1997, and the amount listed sets forth her compensation since such date.

(2) Represents the number of shares of common stock that may be purchased upon the exercise of options.

(3) Represents a right to purchase 365,094 shares of Series A preferred stock, which she purchased in 1998.

(4) Mr. Calabrese has been employed by us since August 1998, and the amount listed sets forth his compensation since such date.

(5) Includes a cash payment of $150,000 to cover a signing bonus and relocation expenses.

(6) Mr. Greenberg has been employed by us since July 1997, and the amount listed sets forth his compensation since such date.

(7) Represents a flat fee relocation payment.

(8) Ms. Farler had been employed by us since October 1997; she resigned her position in February 1999.

(9) Mr. Geis has been employed by us since April 1997, and the amount listed sets forth his compensation since such date.

                             OPTION GRANTS IN 1998

    The following table sets forth information with respect to stock options granted to each of the Named Executive Officers during 1998 pursuant to our 1997 Stock Option/Stock Issuance Plan, which has been superseded by our 1999 Stock Incentive Plan. We did not grant any stock appreciation rights to the Named Executive Officers during 1998.

                                                                                                             POTENTIAL
                                                                                                            REALIZABLE
                                                                                                         VALUE AT ASSUMED
                                                                 INDIVIDUAL GRANTS(1)                         ANNUAL
                                               --------------------------------------------------------   RATES OF STOCK
                                               NUMBER OF    % OF TOTAL                                     APPRECIATION
                                               SECURITIES     OPTIONS                                       FOR OPTION
                                               UNDERLYING   GRANTED TO    EXERCISE                            TERM(3)
                                                OPTIONS      EMPLOYEES    PRICE PER                      -----------------
NAME                                            GRANTED     IN 1998(2)      SHARE      EXPIRATION DATE     5%       10%
---------------------------------------------  ----------   -----------   ---------   -----------------  -------  --------
Catherine M. Hapka...........................        --          --            --                    --       --        --
Michael E. Calabrese.........................   360,000        10.7%        $0.25     September 9, 2008  $56,601  $143,437
James A. Greenberg...........................    48,000         1.4%         0.25     September 9, 2008    7,547    19,125
Gloria A. Farler(4)..........................    24,000         0.7%         0.25     September 9, 2008    3,773     9,562
Eric H. Geis.................................        --          --            --                    --       --        --

------------------------------

(1) Options granted are immediately exercisable for all the option shares, but any shares purchased under such options will be subject to repurchase by us at such shares' option exercise price until they vest.

(2) We granted options to purchase 3,364,680 shares of common stock during 1998.

(3) Amount represents potential realizable value of option grants, assuming that our common stock appreciates at the annual rate shown, compounded annually, from the date of grant until expiration of the granted options. These numbers are calculated based on Securities and Exchange Commission requirements and do not reflect our projection or estimate of future stock price growth. Actual gains, if any, on stock option exercises are dependent on the future performance of our common stock.

(4) Ms. Farler resigned her position in February 1999.

                       FISCAL YEAR-END 1998 OPTION VALUES

    The following table provides information with respect to each of the Named Executive Officers, concerning the exercise of common and preferred stock options during 1998 and unexercised options held by them at the end of 1998.

                                                                    NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                                         UNDERLYING                     IN-THE-MONEY
                                                                   UNEXERCISED OPTIONS AT                OPTIONS AT
                                       SHARES                         DECEMBER 31, 1998             DECEMBER 31, 1998(1)
                                     ACQUIRED ON      VALUE      ---------------------------   ------------------------------
NAME                                 EXERCISE(2)   REALIZED(3)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
-----------------------------------  -----------   -----------   -----------   -------------   ------------   ---------------
Catherine M. Hapka.................   3,869,999(4)   $73,019            --           --                 --           --
Michael E. Calabrese...............          --           --       360,000           --         $1,440,000           --
James A. Greenberg.................     547,642(5)        --        48,000           --            192,000           --
Gloria A. Farler(6)................      43,200(7)        --        24,000           --             96,000           --
Eric H. Geis.......................     132,000(8)        --            --           --                 --           --

------------------------------

(1) Amount based on the fair market value of our common stock on December 31, 1998 as determined by our Board of Directors, less the exercise price payable for such shares.

(2) The shares of common stock were deposited in escrow with our corporate secretary where they continue to vest in accordance with the applicable vesting provisions.

(3) Amount based on the fair market value, as determined by our Board of Directors, of our common stock and Series A preferred stock on the exercise date for such shares, less the exercise price paid for such shares.

(4) Ms. Hapka exercised all of these options in February 1998 for a net purchase price of $146,038 for common stock and $292,075 for Series A preferred stock. Ms. Hapka purchased the shares of Series A preferred stock at a $0.20 per share discount from market value, for an aggregate discount of $73,019.

(5) Mr. Greenberg exercised all of these options in January 1998 for a net purchase price of $22,818.

(6) Ms. Farler resigned her position in February 1999.

(7) Ms. Farler exercised all of these options in March 1998 for a net purchase price of $1,800.

(8) Mr. Geis exercised all of these options in January 1998 for a net purchase price of $5,500.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

    None of our employees are employed for a specified term, and each employee's employment with us is subject to termination at any time by either party for any reason, with or without cause.

    Ms. Hapka's employment agreement provides for a salary of $350,000 per year, subject to periodic increases by the Board of Directors at its discretion. In addition, it provides for a bonus potential of 50% of her base salary for her second year of employment, which ends in June 1999, payable upon achievement of certain milestones to be proposed by Ms. Hapka and agreed to by the Board of Directors. In connection with her employment in June 1997, Ms. Hapka was granted an option to purchase 3,504,905 shares of common stock at an exercise price of $0.04 per share under the 1997 Stock Option/Stock Issuance Plan. Ms. Hapka exercised such options in February 1998, subject to our right of repurchase which lapses in accordance with the vesting schedule of the options. In connection with her employment, Ms. Hapka was also given the right to purchase up to 365,094 shares of Series A preferred stock at $0.80 per share. In February 1998, Ms. Hapka purchased these shares for an aggregate purchase price of $292,075. We do not hold a right to repurchase these shares. In the event Ms. Hapka's employment is terminated involuntarily and without cause, Ms. Hapka will be entitled to receive a lump sum payment in an amount equal to her then-current annual salary.

    Mr. Calabrese's employment agreement provides for an annual salary of $130,000, subject to periodic increases by the Board of Directors at its discretion. It provides for an annual bonus of up to 20% of his annual salary. In addition, Mr. Calabrese received, as part of the acceptance of his employment, a cash payment of $150,000, which also covered relocation expenses. In the event Mr. Calabrese's employment is terminated involuntarily and without cause during the first year of employment, which ends in August 1999, Mr. Calabrese will be entitled to receive a payment equal to one year's base salary payable in 12 monthly installments.

    Mr. Greenberg's employment agreement provides for an annual salary of $145,000, subject to periodic increases by the Board of Directors at its discretion.

    Mr. Geis' employment agreement provides for an annual salary of $136,000, subject to periodic increases by the Board of Directors at its discretion. It provides for an annual bonus of up to 25% of his base salary.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Our Board of Directors currently has a compensation committee that reviews and approves the compensation and benefits to be provided to our executive officers and other key employees. In addition, the compensation committee administers the 1999 Stock Incentive Plan. The compensation committee currently consists of Messrs. Harrison, Stensrud and Walecka.

BENEFIT PLANS

1999 STOCK INCENTIVE PLAN

    Our 1999 Stock Incentive Plan is the successor equity incentive program to the 1997 Stock Option/ Stock Issuance Plan. The 1999 Stock Incentive Plan was adopted by the board on March 16, 1999 and became effective in April 1999. All outstanding options under the 1997 Stock Option/Stock Issuance Plan were at that time incorporated into the 1999 Stock Incentive Plan, and no further option grants may be made under the 1997 Stock Option/Stock Issuance Plan. The incorporated options will continue to be governed by their existing terms, unless the plan administrator elects to extend one or more features of the 1999 Incentive Plan to those options. Except as otherwise noted below, the incorporated options have substantially the same terms as grants made under the Discretionary Option Grant Program of the 1999 Stock Incentive Plan.

    As of June 30, 1999, we had reserved 8,161,944 shares of common stock for issuance under the 1999 Stock Incentive Plan. The number of shares of common stock reserved for issuance under the 1999 Stock Incentive Plan will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2000, by an amount equal to four percent (4%) of the total number of shares of common stock outstanding on the last trading day in December in the preceding calendar year, but in no event will this annual increase exceed 2,880,000 shares. In addition, no participant in the 1999 Stock Incentive Plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 900,000 shares of common stock in the aggregate per calendar year.

    The 1999 Stock Incentive Plan is divided into five separate components:

    - the Discretionary Option Grant Program, under which eligible individuals in our employ or service (including officers, non-employee board members and consultants) may, at the discretion of the plan administrator, be granted options to purchase shares of common stock at an exercise price not less than 100% of the fair market value of those shares on the grant date;

    - the Stock Issuance Program under which eligible individuals may, in the plan administrator's discretion, be issued shares of common stock directly, upon the attainment of designated performance milestones or upon the completion of a specified service requirement or as a bonus for past services;

    - the Salary Investment Option Grant Program, which may, at the plan administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary each year to the acquisition of special below-market stock option grants;

    - the Automatic Option Grant Program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

    - the Director Fee Option Grant Program, which may, in the plan administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow non-employee board members the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

    The Discretionary Option Grant Program and the Stock Issuance Program are administered by the compensation committee. The compensation committee as plan administrator has complete discretion to determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. However, the board acting by disinterested majority has the exclusive authority to make any discretionary option grants or stock issuances to members of the compensation committee. The compensation committee also has the exclusive authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program in the event that program is activated for one or more calendar years. Neither the compensation committee nor the board may exercise any administrative discretion with respect to option grants under the Salary Investment Option Grant Program or under the Automatic Option Grant or Director Fee Option Grant Program for the non-employee board members. All grants under those latter three programs shall be made in strict compliance with the express provisions of each program.

    The exercise price for the shares of common stock subject to option grants made under the 1999 Stock Incentive Plan may be paid in cash or in shares of common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

    The plan administrator has the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the 1997 Stock Option/ Stock Issuance Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the common stock on the new grant date.

    Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program. These rights provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the excess of (i) the fair market value of the vested shares of common stock subject to the surrendered option over (ii) the aggregate exercise price payable for those shares. Such appreciation distribution may be made in cash or in shares of common stock. None of the incorporated options from the 1997 Stock Option/Stock Issuance Plan contain any stock appreciation rights.

    In the event that we are acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation. The plan administrator has complete discretion to grant one or more options under the Discretionary Option Grant Program which will vest and become exercisable for all the option shares in the event those options are assumed in the acquisition and the optionee's service with us or the acquiring entity is terminated within a designated period (not to exceed eighteen months) following that acquisition. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions.

    The plan administrator is also authorized to grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in ownership or control (whether by successful tender offer for more than fifty percent of our outstanding voting stock or by a change in the majority of our board through one or more contested elections for board membership). Such accelerated vesting may occur either at the time of such change or upon the subsequent termination of the individual's service within a designated period (not to exceed eighteen months) following the change.

    The options incorporated from the 1997 Stock Option/Stock Issuance Plan will immediately vest if we are acquired by merger or asset sale, unless our repurchase rights with respect to the unvested shares subject to those options are assigned to the successor entity. There are no other change in control provisions currently in effect for those options. However, the plan administrator has the discretion to extend the acceleration provisions of the 1999 Stock Incentive Plan to any or all of the options outstanding under the 1997 Stock Option/Stock Issuance Plan.

    In the event the plan administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. Each selected individual who files this timely election will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non-statutory option to purchase that number of shares of common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of common stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount of salary invested in that option. The option will vest and become exercisable in a series of twelve equal monthly installments over the calendar year for which the salary reduction is to be in effect.

    Under the Automatic Option Grant Program, eligible non-employee board members will receive a series of option grants over their period of board service. Each individual who first becomes a non-employee board member at any time at or after April 6, 1999 will receive an option grant for 28,800 shares of common stock on the date such individual joins the board, provided such individual has not been in our prior employ. In addition, on the date of each annual stockholders meeting held after April 6, 1999, each non-employee board member who is to continue to serve as a non-employee board member (including the individuals who are currently serving as non-employee board members) will automatically be granted an option to purchase 7,200 shares of common stock, provided such individual has served on the board for at least six months. There will be no limit on the number of such 7,200 share option grants any one eligible non-employee Board member may receive over his or her period of continued board service, and non-employee board members who have previously been in our employ will be eligible to receive one or more such annual option grants over their period of board service.

    Each automatic grant will have an exercise price per share equal to the fair market value per share of common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by us, at the exercise price paid per share, should the optionee cease to serve on the board service prior to vesting in those shares. The shares subject to each initial 28,800-share automatic option grant will vest in a series of six successive equal semi-annual installments upon the optionee's completion of each six-month period of board service over the thirty-six-month period measured from the grant date. The shares subject to each annual 7,200-share automatic grant will vest in two successive equal semi-annual installments upon the optionee's completion of each six-month period of board service measured from the grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member. Following the optionee's cessation of board service for any reason, each option will remain exercisable for a 12-month period and may be exercised during that time for any or all shares in which the optionee is vested at the time of such cessation of service.

    If the Director Fee Option Grant Program is activated in the future, each non-employee board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of common stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will vest and become exercisable for the option shares in a series of twelve equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable and vested for all the option shares upon (i) certain changes in the ownership or control or (ii) the death or disability of the optionee while serving as a board member.

    The shares subject to each option under the Salary Investment Option Grant, Automatic Option Grant and Director Fee Option Grant Programs will immediately vest upon (i) an acquisition of us by merger or asset sale or (ii) the successful completion of a tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board effected through one or more contested elections for board membership.

    Limited stock appreciation rights will automatically be included as part of each grant made under the Automatic Option Grant, Salary Investment Option Grant and Director Fee Option Grant Programs and may be granted to one or more officers as part of their option grants under the Discretionary Option Grant Program. Options with this limited stock appreciation right may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from us in an amount per surrendered option share equal to the excess of (i) the highest price per share of common stock paid in connection with the tender offer over (ii) the exercise price payable for such share.

    The board may amend or modify the 1999 Stock Incentive Plan at any time, subject to any required stockholder approval. The 1999 Stock Incentive Plan will terminate on the earliest of (i) February 28, 2009, (ii) the date on which all shares available for issuance under the 1999 Stock Incentive Plan have been issued as fully vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of us.

1999 EMPLOYEE STOCK PURCHASE PLAN

    Our 1999 Employee Stock Purchase Plan was adopted by the board on March 16, 1999 and became effective in April 1999. The plan is designed to allow our eligible employees and those of our participating subsidiaries to purchase shares of common stock, at semi-annual intervals, through their periodic payroll deductions under the plan.

    One million two hundred thousand shares (1,200,000) of common stock have been reserved for issuance under the plan. The reserve will automatically increase on the first trading in January each year, beginning with calendar year 2000, by an amount equal to one percent of the total number of outstanding shares of our common stock on the last trading day in December in the immediately preceding calendar year, but in no event will any such annual increase exceed 780,000 shares.

    The plan will be implemented in a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period began on April 6, 1999 and will end on the last business day in April 2001. The next offering period will commence on the first business day in May 2001, and subsequent offering periods will commence as designated by the plan administrator.

    Individuals who are eligible employees (scheduled to work more than 20 hours per week for more than five calendar months per year) on the start date of any offering period may enter the plan on that start date or on any subsequent semi-annual entry date (the first business day of May or November each year). Individuals who become eligible employees after the start date of the offering period may join the plan on any subsequent semi-annual entry date within that offering period.

    Payroll deductions may not exceed 15% of the participant's cash earnings, and the accumulated payroll deductions of each participant will be applied to the purchase of shares on his or her behalf on each semi-annual purchase date (the last business day in April and October each year) at a purchase price per share equal to 85% of the lower of (i) the fair market value of the common stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. In no event, however, may any participant purchase more than 900 shares on any semi-annual purchase date, nor may all participants in the aggregate purchase more than 300,000 shares on any semi-annual purchase date.

    If the fair market value per share of our common stock on any purchase date is less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day, with all participants in the terminated offering to be automatically transferred to the new offering period.

    Should we be acquired by merger, sale of substantially all our assets or sale of securities possessing more than fifty percent of the total combined voting power of our outstanding securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of an acquisition. The purchase price will be equal to 85% of the lower of (i) the fair market value per share of common stock on the participant's entry date into the offering period in which an acquisition occurs or (ii) the fair market value per share of common stock immediately prior to an acquisition. The limitation on the maximum number of shares purchasable in the aggregate on any one purchase date will not be in effect for any purchase date attributable to such an acquisition.

    The plan will terminate on the earlier of (i) the last business day of April 2009, (ii) the date on which all shares available for issuance under the plan shall have been sold pursuant to purchase rights exercised thereunder or (iii) the date on which all purchase rights are exercised in connection with an acquisition of us by merger or asset sale.

    The board may at any time alter, suspend or discontinue the plan. However, certain amendments may require stockholder approval.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

    Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. In addition, our bylaws require us to indemnify our directors and officers, and allow us to indemnify our other employees and agents, to the fullest extent permitted by law. We have also entered into agreements to indemnify our directors and certain executive officers. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers. At present, there is no pending litigation or proceeding involving any director, officer, employee or agent where indemnification will be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SERIES A PURCHASE AGREEMENT

    On July 3, 1997, we entered into a Series A Preferred Stock Purchase Agreement with Enterprise Partners, Brentwood Venture Capital, Kleiner Perkins Caufield & Byers, The Sprout Group and certain other investors (together, the "Series A Purchasers"). In a series of three closings, the Series A Purchasers purchased in the aggregate 12,280,000 shares of our Series A preferred stock for an aggregate purchase price of $12.3 million, which converted into 29,472,000 shares of common stock upon the closing of the initial public offering of our common stock in April 1999. Also, pursuant to a Subsequent Closing Purchase Agreement dated as of December 23, 1997, we sold an additional 210,000 shares of our Series A preferred stock to certain other investors (the "Additional Series A Purchasers") for an aggregate purchase price of $210,000, which converted into 504,000 shares of common stock upon the closing of the initial public offering of our common stock in April 1999. In connection with these sales, we entered into an Investors' Rights Agreement and Addendum with the Series A Purchasers and the Additional Series A Purchasers, which provided the Series A Purchasers and Additional Series A Purchasers with certain demand and piggyback registration rights, and certain rights of first offer in the event we propose to offer for sale certain of our securities. This investors' rights agreement and addendum has been superseded by the 1999 Investors' Rights Agreement from the Qwest investment. Please see "--Investors' Rights Agreement."

    In connection with an employment agreement between us and Catherine Hapka, we issued 365,094 shares of Series A preferred stock at a purchase price of $0.80 per share to Ms. Hapka, which converted into 876,226 shares of common stock upon the closing of the initial public offering of our common stock in April 1999. Please see "Management--Employment Agreements and Change in Control Arrangements."

SERIES B PURCHASE AGREEMENT

    On March 12, 1998, we entered into a Series B Preferred Stock Purchase Agreement with certain of the Series A Purchasers and Enron Communications Group, Inc. (together, the "Series B Purchasers"). Under this agreement, the Series B Purchasers acquired an aggregate of 4,044,943 shares of Series B preferred stock for an aggregate purchase price of $18.0 million, which converted into 9,707,863 shares of common stock upon the closing of the initial public offering of our common stock in April 1999. In connection with the Series B Preferred Stock Purchase Agreement, we entered into an Amended and Restated Investors' Rights Agreement with the Series A Purchasers, the Additional Series A Purchasers and the Series B Purchasers on March 12, 1998. This agreement replaced the investors' rights agreement and addendum from the Series A preferred stock financing and has been superseded by the 1999 Investors' Rights Agreement from the Qwest investment. Please see "--Investors' Rights Agreement."

SERIES C PURCHASE AGREEMENT; OTHER AGREEMENTS WITH MCI WORLDCOM

    In March 1999, we entered into a Series C Preferred Stock and Warrant Purchase Agreement with MCI WorldCom's investment fund, pursuant to which the fund acquired, for an aggregate purchase price of $30.0 million, 3,731,410 shares of Series C preferred stock, which converted into 4,477,692 shares of common stock upon the closing of the initial public offering of our common stock in April 1999, and a warrant to purchase an aggregate of 720,000 shares of our common stock at $6.70 per share. In April 1999, we issued to MCI WorldCom's investment fund a warrant to purchase an additional 136,996 shares of common stock at $21.00 per share. In connection with this purchase agreement, we entered into an Amended and Restated Investors' Rights Agreement, which replaced the investors' rights agreement from the Series B Preferred Stock financing and has been superseded by the 1999 Investors' Rights Agreement from the Qwest investment. Please see "--Investors' Rights Agreement."

    The MCI WorldCom investment was part of a broader strategic arrangement between us and MCI WorldCom. As part of this strategic arrangement, we also entered into an agreement with MCI WorldCom which designates us as the first choice in its alternative access provisioning system for DSL services in certain circumstances, and which provides that MCI WorldCom is committed to sell at least 100,000 of our DSL lines over a period of five years, subject to penalties for failure to reach target commitments. In turn, we have designated MCI WorldCom as our preferred provider of network services. See "Business--Strategic Partnerships."

SERIES C PURCHASE AGREEMENT; OTHER AGREEMENTS WITH MICROSOFT

    In March 1999, we entered into a Series C Preferred Stock and Warrant Purchase Agreement with Microsoft, pursuant to which Microsoft acquired, for an aggregate purchase price of $30.0 million, 3,731,409 shares of Series C preferred stock, which converted into 4,477,691 shares of common stock upon the closing of the initial public offering of our common stock in April 1999, and a warrant to purchase an aggregate of 720,000 shares of our common stock at a purchase price of $6.70 per share. In connection with this purchase agreement, we entered into an Amended and Restated Investors' Rights Agreement dated March 16, 1999 which replaced the investors' rights agreement from the MCI WorldCom investment and has been superseded by the 1999 Investors' Rights Agreement from the Qwest investment. Please see "--Investors' Rights Agreement."

    The Microsoft investment was also part of a broader strategic arrangement. As part of the Microsoft arrangement, we entered into an agreement in which Microsoft agreed to jointly distribute with us a co-branded DSL version of the Microsoft Network service focused on our small business customers. See "Business--Strategic Partnerships."

SERIES C PURCHASE AGREEMENT AND SERIES D PURCHASE AGREEMENT; OTHER AGREEMENTS WITH QWEST

    In connection with a broader customer relationship between us and Qwest, in April 1999 we entered into a Series C Preferred Stock and Warrant Purchase Agreement and a Series D Preferred Stock Purchase Agreement with U.S. Telesource, Qwest's wholly owned subsidiary. Pursuant to these agreements it acquired, for an aggregate purchase price of approximately $15 million, 932,836 shares of Series C preferred stock, which converted into 1,119,403 shares of common stock upon the closing of the initial public offering of our common stock in April 1999, 441,176 shares of Series D preferred stock, which converted into 441,176 shares of common stock upon the closing of the initial public offering of our common stock in April 1999, and a warrant to purchase an aggregate of 180,000 shares of our common stock at a purchase price of $6.70 per share. In connection with these purchase agreements, we entered into an Amended and Restated Investors' Rights Agreement (the "1999 Investors' Rights Agreement"), that replaced the investors' rights agreement from the Microsoft investment. Please see "--Investors Rights Agreement."

    The Qwest investment was also part of a broader strategic arrangement between us and Qwest. As part of the Qwest relationship, Qwest has committed to purchase from us performance class DSL services for re-sale to its customers. In return, we have agreed to use Qwest's network and application hosting services in certain situations.

INVESTORS' RIGHTS AGREEMENT

    Pursuant to the terms of the 1999 Investors' Rights Agreement, the former holders of preferred stock acquired certain registration rights with respect to our common stock. At any time after October 6, 1999:

    - holders of 60% or more of the registrable securities, as defined in the 1999 Investors' Rights Agreement, may require us to register for public sale no less than 20% of their shares then outstanding; or

    - Enron may require us to register for public sale no less than 20% of our shares it then holds; or

    - MCI WorldCom's investment fund may require us to register for public sale no less than 20% of our shares it then holds.

    In addition, if certain competitors of MCI WorldCom or Qwest acquire greater than 5% of our common stock, then MCI WorldCom's investment fund or Qwest's wholly owned subsidiary, as the case may be, may require us to register for public sale all of its shares of our stock (each, a "Contingent Demand for Registration").

    Our Board of Directors may defer any of the above demands for registration for a period up to 120 days. We are obligated to effect only:

    - two such registrations pursuant to the request of holders of 60% or more of the registrable securities,

    - one such registration pursuant to the request of Enron,

    - one such registration pursuant to the request of MCI WorldCom's investment fund,

    - one Contingent Demand for Registration pursuant to the request of MCI WorldCom's investment fund, and

    - one Contingent Demand for Registration pursuant to the request of Qwest's subsidiary.

    In addition, if we propose to register securities under the Securities Act, with certain exceptions, then any of the parties to the 1999 Investors' Rights Agreement has a right to request that we register such holder's registrable securities, subject to quantity limitations determined by underwriters if the offering involves an underwriting. All registration expenses incurred in connection with the registrations described above and all piggyback registrations will be borne by us. The participating stockholders will pay for underwriting discounts and commissions incurred in connection with any such registrations. We have agreed to indemnify the parties to the agreement against certain liabilities in connection with any registration effected pursuant to the 1999 Investors' Rights Agreement, including Securities Act liabilities. Further, the holders of 40% or more of the registrable securities may require us to register all or a portion of our registrable securities on Form S-3 (a "Form S-3 Registration") when we qualify to file on such form, provided that the aggregate proceeds of each such registration are at least $5.0 million and subject to certain other conditions and limitations, including our ability to defer the filing of the Form S-3 Registration for a period of not more than 120 days in certain circumstances. All expenses incurred in connection with such a Form S-3 Registration shall be borne pro rata by the stockholders participating in the Form S-3 Registration. All registration rights will terminate no later than April 12, 2004. We have agreed to indemnify the stockholders against certain liabilities in connection with any registration effected pursuant to the 1999 Investors' Rights Agreement, including liabilities under the Securities Act.

OFFERING OF NOTES AND WARRANTS

    On May 5, 1998, we closed a private placement of units consisting of $290 million aggregate principal amount at maturity of senior discount notes and warrants to purchase 4,732,800 shares of our common stock. In October 1998, we exchanged our senior discount notes for a like principal amount of 1998 senior discount notes that we registered under the Securities Act. Certain associates of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJSC"), an initial purchaser in the May 1998 offering, own an aggregate of 8,278,651 shares of our common stock, which represent in the aggregate approximately 11.5% of our outstanding equity.

    Of these, Sprout Capital VII, L.P. beneficially owns 7,201,565 shares of our common stock, which represent in the aggregate approximately 10.0% of our outstanding equity. All of the shares owned by Sprout Capital VII, L.P. are subject to a voting trust and are held by an independent third party as trustee. The trustee will vote such shares in its sole and absolute discretion as advised by an independent adviser who is not affiliated with Sprout Capital VII, L.P. and DLJSC.

    Also, Mr. Keith B. Geeslin is currently a member of our Board of Directors. Mr. Geeslin is a Divisional Senior Vice President of DLJ Capital Corporation, a wholly owned subsidiary of Donaldson, Lufkin & Jenrette, Inc., the parent of DLJSC. Mr. Geeslin is also one of several individuals who serve as general partners of DLJ Associates VII, L.P., which is a general partner of Sprout Capital VII, L.P. DLJ Capital Corporation is the managing general partner of each of Sprout Capital VII, L.P. and The Sprout CEO Fund, L.P.

DIRECTOR RELATIONSHIPS

    William R. Stensrud, a member of our Board of Directors, also served as our President and Chief Executive Officer from February 1997 through June 1997. Mr. Stensrud and Mr. Geeslin, also a member of our Board of Directors, each also serve as directors for Paradyne Corporation, one of our vendors. Additionally, from June 1996 through December 1996, Mr. Stensrud served as President of Paradyne Corporation. John L. Walecka, a member of our Board of Directors, also serves as a director for Xylan Corporation, an indirect vendor to us. For the period ended December 31, 1997 and for the year ended December 31, 1998, we made purchases totaling approximately $419,000 and $13.0 million, respectively, from Paradyne Corporation. We do not purchase any products directly from Xylan Corporation; rather, our purchase of Xylan Corporation products is sourced through Paradyne Corporation. We believe that our transactions with Paradyne Corporation and Xylan Corporation were completed at rates similar to those available from alternative vendors.

    Susan Mayer, a member of our Board of Directors, also serves as President of MCI WorldCom's investment fund and a Senior Vice President of MCI WorldCom, Inc. In March 1999, we entered into a strategic arrangement with MCI WorldCom, Inc. As part of this strategic arrangement, MCI WorldCom's investment fund invested $30.0 million in us. Please see "Business--Strategic Partnerships."

LEGAL SERVICES

    Jeffrey Blumenfeld, our Vice President and General Counsel, also serves as a partner of Blumenfeld & Cohen, a law firm which performs legal services for us. In connection with Mr. Blumenfeld's employment with us, we issued to him options to purchase 438,115 shares of common stock at an exercise price of $0.04 per share, which were exercised in January 1998. In addition, Mr. Blumenfeld and certain other partners of Blumenfeld & Cohen purchased an aggregate of 140,000 shares of Series A preferred stock at $1.00 per share, which converted into 336,000 shares of common stock upon the closing of the initial public offering of our common stock in April 1999. For the period ended December 31, 1997 and for the year ended December 31, 1998, we incurred expenses for legal fees to Blumenfeld & Cohen of approximately $92,000 and $1.3 million, respectively.

    Pursuant to the terms of a written employment agreement with Mr. Blumenfeld, we have agreed to employ him as Vice President and General Counsel at an annual salary of $110,000 for a minimum time commitment by Mr. Blumenfeld of 24 hours a week. Under the terms of such agreement, Blumenfeld & Cohen has agreed to charge us at a discount from its regular rates for legal services, including Mr. Blumenfeld's time in excess of his minimum time commitment.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information as of June 30, 1999 with respect to the beneficial ownership of our common stock by:

    - each person known by us to own beneficially more than five percent, in the aggregate, of the outstanding shares of our common stock,

    - our directors and our Named Executive Officers,

    - all executive officers and directors as a group, and

    - the selling stockholders.

    Share ownership in each case includes shares issuable upon exercise of outstanding options and warrants that are exercisable within 60 days of June 30, 1999 as described in the footnotes below. Percentage ownership is calculated pursuant to SEC Rule 13d-3(d)(1). Unless otherwise indicated, the address for each stockholder is c/o Rhythms NetConnections Inc., 6933 South Revere Parkway, Englewood, Colorado 80112.

                                                                                                               SHARES
                                                                                                             BENEFICIALLY
                                                                    SHARES BENEFICIALLY OWNED                OWNED AFTER
                                                                                                                 THE
                                                                     PRIOR TO THE OFFERING(1)                OFFERING(1)
                                                                    --------------------------   SHARES TO   -----------
BENEFICIAL OWNER(1)                                                   NUMBER      PERCENTAGE      BE SOLD      NUMBER
------------------------------------------------------------------  -----------  -------------  -----------  -----------
FIVE PERCENT STOCKHOLDERS:
  Brentwood Venture Capital(2)....................................    8,278,651         11.5%           --     8,278,651
  Enterprise Partners(3)..........................................   10,440,415         14.5            --    10,440,415
  Kleiner Perkins Caufield & Byers(4).............................    8,278,651         11.5            --     8,278,651
  MCI WorldCom Venture Fund, Inc.(5)..............................    5,334,688          7.3            --     5,334,688
  The Sprout Group(6).............................................    8,278,651         11.5            --     8,278,651
  Enron Communications Group(7)...................................    5,393,258          7.5            --     5,393,258
  Microsoft Corporation(8)........................................    5,197,691          7.2            --     5,197,691

DIRECTORS AND NAMED EXECUTIVE OFFICERS:
  Catherine M. Hapka(9)...........................................    4,621,130          6.4            --     4,621,130
  Michael E. Calabrese............................................      360,000            *            --       360,000
  Eric H. Geis....................................................       50,000            *            --        50,000
  James A. Greenberg(10)..........................................      715,642          1.0            --       715,642
  Gloria Farler(11)...............................................       30,000            *            --        30,000
  Kevin R. Compton(12)............................................           --           --            --            --
  Keith B. Geeslin(13)............................................           --           --            --            --
  Ken Harrison(14)................................................           --           --            --            --
  Susan Mayer(15).................................................           --           --            --            --
  William R. Stensrud(16).........................................           --           --            --            --
  John L. Walecka(17).............................................           --           --            --            --
  Edward J. Zander(18)............................................       50,000            *            --        50,000
  All directors and executive officers as a group (18
    persons)(19)..................................................    8,334,168         11.4            --     8,334,168

SELLING STOCKHOLDERS:

  Other selling shareholders (  persons) as a group, each of whom owns less than 1% of the outstanding common stock immediately prior to this offering........................................

BENEFICIAL OWNER(1)                                                  PERCENTAGE
------------------------------------------------------------------  -------------
FIVE PERCENT STOCKHOLDERS:
  Brentwood Venture Capital(2)....................................
  Enterprise Partners(3)..........................................
  Kleiner Perkins Caufield & Byers(4).............................
  MCI WorldCom Venture Fund, Inc.(5)..............................
  The Sprout Group(6).............................................
  Enron Communications Group(7)...................................
  Microsoft Corporation(8)........................................
DIRECTORS AND NAMED EXECUTIVE OFFICERS:
  Catherine M. Hapka(9)...........................................
  Michael E. Calabrese............................................            *
  Eric H. Geis....................................................            *
  James A. Greenberg(10)..........................................
  Gloria Farler(11)...............................................            *
  Kevin R. Compton(12)............................................           --
  Keith B. Geeslin(13)............................................           --
  Ken Harrison(14)................................................           --
  Susan Mayer(15).................................................           --
  William R. Stensrud(16).........................................           --
  John L. Walecka(17).............................................           --
  Edward J. Zander(18)............................................            *
  All directors and executive officers as a group (18
    persons)(19)..................................................
SELLING STOCKHOLDERS:
  Other selling shareholders (  persons) as a group, each of whom owns less than 1% of the outstanding common stock immediately prior to this offering........................................

------------------------------

   * Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

 (1) Except as indicated by footnote, we understand that the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

 (2) Consists of shares beneficially owned by Brentwood Affiliates Fund, L.P. and Brentwood Associates VII, L.P. (collectively, the "Brentwood Entities"). The address for the Brentwood Entities is 3000 Sand Hill Road, Building 1, Suite 260, Menlo Park, California 94025.

 (3) Consists of shares beneficially owned by Enterprise Partners III Associates, L.P., Enterprise Partners III, L.P. and Enterprise Partners IV, L.P. (collectively, the "Enterprise Entities"). The address for each of the Enterprise Entities is 7979 Ivanhoe, Suite 550, La Jolla, California 92037.

 (4) Consists of shares beneficially owned by Kleiner Perkins Caufield & Byers VIII, KPCB VIII Founders Fund and KPCB VIII Information Sciences Zaibatsu Fund II (collectively, the "KPCB Entities"). The address for each of the KPCB Entities is 2750 Sand Hill Road, Menlo Park, California 94025.

 (5) Includes 856,996 shares issuable upon exercise of warrants exercisable within 60 days of June 30, 1999. The address for MCI WorldCom Venture Fund, Inc. is 1801 Pennsylvania Avenue, Washington, D.C. 20006.

 (6) Consists of shares beneficially owned by DLJ Capital Corporation, DLJ First ESC L.L.C., Sprout Capital VII, L.P. and The Sprout CEO Fund, L.P. (collectively, the "Sprout Entities"). The address for each of the Sprout Entities is 3000 Sand Hill Road, Building 3, Suite 170, Menlo Park, California 94025. Of these, Sprout Capital VII, L.P. beneficially owns 7,201,565 shares. All of the shares beneficially owned by Sprout Capital VII, L.P. are subject to a voting trust agreement and are held and voted by an independent third party, First Union Trust Company, National Association, as voting trustee. Please see "Certain Relationships and Related Transactions--Offering of Notes and Warrants."

 (7) The address for Enron Communications Group, Inc. is 210 Southwest Morrison Street, Suite 400, Portland, Oregon 97204.

 (8) Includes 720,000 shares issuable upon exercise of a warrant exercisable within 60 days of June 30, 1999. The address for Microsoft Corporation is One Microsoft Way, Redmond, Washington 98052.

 (9) Includes shares held by Ms. Hapka's children, Christopher H. Safaya and Catherine A. Safaya, in the amount of 5,333 shares each and shares held by Christopher H. Safaya 1999 Trust and Catherine A. Safaya 1999 Trust in the amount of 120,000 shares each.

 (10) Includes 120,000 shares issuable upon exercise of options exercisable within 60 days of June 30, 1999.

 (11) Ms. Farler resigned in February 1999.

 (12) Excludes shares held by the KPCB Entities. Mr. Compton, as a General Partner of KPCB, may be deemed to have voting and investment power over the shares held by the KPCB Entities. Mr. Compton disclaims beneficial interest in such shares, except to the extent of his interest in the KPCB Entities.

 (13) Excludes shares held by the Sprout Entities. Mr. Geeslin, as a General Partner of The Sprout Group, may be deemed to have voting and investment power over the shares held by the Sprout Entities. Mr. Geeslin disclaims beneficial interest in such shares, except to the extent of his interest in the Sprout Entities.

 (14) Excludes shares held by Enron. Mr. Harrison, as Chairman of Enron, may be deemed to have voting and investment power over the shares held by Enron. Mr. Harrison disclaims beneficial interest in such shares, except to the extent of his interest in Enron.

 (15) Excludes shares held by MCI WorldCom's investment fund. Ms. Mayer, as President of MCI WorldCom's investment fund, may be deemed to have voting and investment power over the shares held by MCI WorldCom's investment fund. Ms. Mayer disclaims beneficial interest on such shares, except to the extent of her interest in MCI WorldCom's investment fund.

 (16) Excludes shares held by the Enterprise Entities. Mr. Stensrud, as a General Partner of Enterprise Partners, may be deemed to have voting and investment power over the shares held by the Enterprise Entities. Mr. Stensrud disclaims beneficial interest in such shares, except to the extent of his interest in the Enterprise Entities.

 (17) Excludes shares held by the Brentwood Entities. Mr. Walecka, as a General Partner of Brentwood Venture Capital, may be deemed to have voting and investment power over the shares held by the Brentwood Entities. Mr. Walecka disclaims beneficial interest in such shares, except to the extent of his interest in the Brentwood Entities.

 (18) Includes 50,000 shares issuable upon exercise of options exercisable within 60 days of June 30, 1999.

 (19) Includes 821,282 shares issuable upon exercise of options or warrants exercisable within 60 days of June 30, 1999 and excludes shares held by the Brentwood Entities, the Enterprise Entities, the KPCB Entities, MCI WorldCom, the Sprout Entities, Enron Communications Group and Microsoft.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary describes the material terms of our capital stock. However, it does not purport to be complete and is qualified in its entirety by the actual terms of our capital stock contained in our Restated Certificate of Incorporation and other agreements referenced below.

    We are authorized to issue 250,000,000 shares of common stock, $0.001 par value per share, 1,000,000 shares of Series 1 preferred stock, $0.001 par value per share, and 4,000,000 shares of undesignated preferred stock, $0.001 par value per share.

COMMON STOCK

    As of June 30, 1999, there were 72,701,877 shares of common stock outstanding and held of record by approximately 100 stockholders. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. See "Dividend Policy." All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

    We are authorized to issue up to 1,000,000 shares of Series 1 preferred stock and the Board of Directors has the authority, without further action by the stockholders, to issue 4,000,000 additional shares of preferred stock in one or more series and to fix the rights, priorities, preferences, qualifications, limitations and restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of such series, which could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of the common stock. The issuance of preferred stock could have the effect of delaying or preventing a change in control or make removal of our management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. As of June 30, 1999, there were no shares of preferred stock outstanding.

WARRANTS

    In connection with the issuance of the senior discount notes in May 1998, we issued warrants to purchase an aggregate of 4,732,800 shares of common stock
with an exercise price of $0.004 per share. An aggregate of             of these
shares are being sold by the selling stockholders in this offering. These warrants became exercisable on May 4, 1999 and automatically expire on May 15, 2008. Following the occurrence of a "repurchase event" as defined in the warrant agreement governing these warrants, we must make an offer to repurchase for cash all outstanding warrants issued in connection with the senior discount notes.

    In May 1998, we issued to Sun Financial Group Inc., now GATX Capital Corporation, a warrant to purchase 574,380 shares of common stock with an exercise price of $1.85 per share. GATX transferred warrants to purchase an aggregate of 258,472 of these shares to two parties. These transferred warrants have been exercised. The remaining GATX warrant, exercisable for 315,908 shares of common stock, is immediately exercisable. In March 1999, we issued to GATX warrants to purchase an additional 45,498 shares of common stock with an exercise price of $10.55 per share. These warrants are immediately exercisable and expire in March 2009.

    In connection with its $30 million equity investment in us in March 1999, we issued to MCI WorldCom's investment fund a warrant to purchase up to 720,000 shares of common stock at an exercise price of $6.70 per share. This warrant is immediately exercisable and expires on March 2, 2004. In April 1999, we issued to MCI WorldCom's investment fund a warrant to purchase an additional 136,996 shares of common stock at an exercise price of $21.00 per share. This warrant is immediately exercisable and expires on April 4, 2004.

    In connection with its $30 million equity investment in us in March 1999, we issued to Microsoft a warrant to purchase up to 720,000 shares of common stock at an exercise price of $6.70 per share. This warrant is immediately exercisable and expires on March 15, 2004.

    In connection with its $15 million equity investment in us in April 1999, we issued to Qwest's wholly-owned subsidiary a warrant to purchase up to 180,000 shares of our common stock at an exercise price of $6.70 per share. This warrant is immediately exercisable and expires on April 4, 2004.

    In April 1999, we issued to Cisco Systems Capital Corporation a warrant to purchase up to 75,000 shares of common stock at an exercise price of $10.55 per share. This warrant is immediately exercisable and expires on April 5, 2002.

REGISTRATION RIGHTS

    Pursuant to the terms of the 1999 Investors' Rights Agreement, the holders of preferred stock acquired certain registration rights with respect to our common stock. For a description of these rights, see "Certain Relationships and Related Transactions--Investors' Rights Agreement." The holders of the warrants issued in connection with the senior discount notes, GATX and Cisco are entitled to piggyback registration rights similar to those held by the parties to the 1999 Investors' Rights Agreement.

    Furthermore, we are obligated to register, no later than November 8, 1999, the shares issuable upon exercise of any warrants issued in connection with the senior discount notes that remain outstanding after this offering, and to keep such registration statement effective for up to 120 days.

POSSIBLE ANTI-TAKEOVER MATTERS

    CERTIFICATE OF INCORPORATION AND BYLAWS

    Our certificate of incorporation authorizes our Board of Directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the Board of Directors at the time of issuance. See "--Preferred Stock." Our certificate of incorporation also provides that all stockholder action must be effected at a duly called meeting of stockholders and not by a consent in writing. Our bylaws provide that our Board of Directors will be classified into three classes of directors. Please see "Management--Directors and Executive Officers." In addition, our bylaws do not permit our stockholders to call a special meeting of stockholders; only our Chief Executive Officer, President, Chairman of the Board or a majority of the Board of Directors are permitted to call a special meeting of stockholders. Our bylaws also require that stockholders give advance notice to our secretary of any nominations for director or other business to be brought by stockholders at any stockholders' meeting and require a supermajority vote of members of our Board of Directors and/or stockholders to amend certain bylaw provisions. These provisions of the certificate of incorporation and the bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of our company. Such provisions may also have the effect of preventing changes in our management.

    DELAWARE ANTI-TAKEOVER STATUTE

    We are subject to Section 203 of the Delaware General Corporation Law ("Section 203") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder -- defined as any person or entity that is the beneficial owner of at least 15% of a corporation's voting stock -- for a period of three years following the time that such stockholder became an interested stockholder, unless:

    - prior to such time, such corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of such corporation's voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - at or subsequent to such time, the business combination is approved by such corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines business combination to include:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, lease, exchange, mortgage, transfer, pledge or other disposition involving the interested stockholder and 10% or more of the assets of the corporation;

    - subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

    - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    RIGHTS PLAN

    Our Board of Directors has adopted a rights plan (the "Rights Agreement") pursuant to which one right (a "Right") to purchase one one-thousandth of a share (a "Unit") of a series of preferred stock, par value $0.001 per share (the "Rights Plan preferred stock") at $115 per Unit was issued as a dividend for each outstanding share of common stock. The Rights would become exercisable ten days after a person or group acquires 15% or more of the outstanding common stock or commences or announces a tender or exchange offer which would result in such ownership.

    If, after the Rights become exercisable, we were to be acquired through a merger or other business combination transaction or 50% or more of our assets or earning power were sold, each Right would permit the holder to purchase, for the exercise price, common stock of the acquiring company having a market value of twice the exercise price. In addition, if any person acquires 15% or more of the outstanding common stock, each Right not owned by such person would permit the purchase, for the exercise price, of common stock having a market value of twice the exercise price.

    The Rights expire on April 2, 2009, unless earlier redeemed by us in accordance with the terms of the Rights Agreement. The purchase price payable and the shares of Rights Plan preferred stock issuable upon exercise of the Rights would be subject to adjustment from time to time as specified in the Rights Agreement. In addition, our Board of Directors would retain the authority to redeem, at $0.001 per Right, and replace the Rights with new rights at any time, provided that no such redemption could occur after a person or group acquires 15% or more of the outstanding common stock.

    Shares of Rights Plan preferred stock, when issued upon exercise of the Rights, will be non-redeemable and will rank junior to all series of any other class of preferred stock. Each share of Rights Plan preferred stock will be entitled to a cumulative preferential quarterly dividend payment equal to the greater of (1) $115 per share or (2) 1,000 times the dividend declared per share of common stock. In the event of liquidation, the holders of shares of Rights Plan preferred stock will be entitled to a preferential liquidation payment equal to the greater of (a) $1,000 per share or (b) 1,000 times the payment made per share of common stock. Each share of Rights Plan preferred stock will entitle the holder to 1,000 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Rights Plan preferred stock will be entitled to receive 1,000 times the amount received per share of common stock. The foregoing rights would be subject to anti-dilution adjustments. The number of shares constituting the series of Rights Plan preferred stock will be 1,000,000.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is American Securities Transfer & Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

    The market price of our common stock could decline as a result of sales of a large number of shares of our common stock in the market after this offering, or the perception that such sales could occur. Such sales also might make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. After this offering (based upon shares outstanding as
of June 30, 1999),       shares of common stock will be outstanding, and 456,595
shares will be held as treasury stock. Of the       outstanding shares, the
         shares of common stock sold in this offering are freely tradable, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. In addition, the 10,781,250 shares of common stock that we sold in our initial public offering are freely tradeable. The remaining shares of our common stock (the "Restricted Shares") were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration, such as Rule 144 or 701 under the Securities Act, which are summarized below. These remaining shares are eligible for sale in the public market as follows:

NUMBER OF SHARES   DATE
-----------------  -----------------------------------------------------------------------------------------------
                   After the date of this prospectus
                   At various times after October 4, 1999 (181st day after the date of the prospectus covering our initial public offering) (subject, in some cases, to volume limitations) (lock-up and Rule
                     144)
                   At various times after         , 1999 (90 days from the date of this prospectus) (subject, in some cases, to volume limitations) (lock-up and Rule 144)

LOCK-UP AGREEMENTS

    The following lock-up agreements restrict the ability of our stockholders, option holders and warrant holders to sell shares of common stock in the public market.

    - All our directors and officers and certain of our stockholders who in the
      aggregate beneficially own       of the Restricted Shares, have agreed
      that they will not offer, sell, or otherwise dispose of, directly or indirectly, any shares of common stock without the prior written consent of Merrill Lynch and Salomon Smith Barney until October 4, 1999, the 181st day after the date of the prospectus covering our initial public offering.

    - All our directors and officers and certain of our stockholders who in the
      aggregate beneficially own       of the Restricted Shares, have agreed
      that they will not offer, sell, or otherwise dispose of, directly or indirectly, any shares of common stock without the prior written consent of Merrill Lynch and Salomon Smith Barney for a period of 90 days after the date of this prospectus.

    - Holders of warrants that were issued in connection with the 1998 senior discount notes are subject to an agreement pursuant to which they are restricted from selling or otherwise disposing of their warrants or the shares of common stock issuable upon exercise of the warrants until November 2, 1999.

    Merrill Lynch and Salomon Smith Barney may, in their sole discretion and at any time without notice, release all or any portion of these securities subject to the lock-up agreements.

STOCK PLANS

    As of June 30, 1999, options to purchase a total of 8,430,700 shares of common stock are outstanding and immediately exercisable, of which 81,648 shares are currently vested. Shares issued upon the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting and, in the case of certain options, the expiration of the lock-up agreements referred to above.

WARRANTS

    Warrants to purchase         shares of common stock will be outstanding
after this offering.       of the shares underlying these warrants will be
eligible for sale at various times after October 4, 1999 (the 181st day after the date of the prospectus covering our initial public offering) and an
additional       of these underlying shares will be eligible for sale at various times after 90 days from the date of this prospectus. Certain holders of
warrants to purchase approximately       shares of common stock have the right,
subject to certain conditions and limitations, to include their shares in certain registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could have an adverse effect on our ability to raise needed capital. Please see "Business--Legal Proceedings," "Management--Benefit Plans," "Principal and Selling Stockholders," "Description of Securities--Registration Rights" and "Underwriting."

SUMMARY OF RULE 144

    In general, under Rule 144, as currently in effect, an affiliate of Rhythms or a person (or persons whose shares are required to be aggregated) who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (1)
1% of the then outstanding shares of common stock (approximately       shares
immediately after this offering) or (2) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale is filed, subject to certain restrictions. In addition, a person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above. To the extent that shares were acquired from one of our affiliates, such person's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate. Securities issued in reliance on Rule 701 (such as shares of common stock that may be acquired pursuant to the exercise of certain options granted prior to this offering) are also restricted securities and may be sold by stockholders other than our affiliates subject only to the manner of sale provisions of Rule 144 and by our affiliates under Rule 144 without compliance with its one-year holding period requirement.

                                  UNDERWRITING

    Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., Hambrecht & Quist LLC and Thomas Weisel Partners LLC are acting as representatives of the underwriters named below. In a purchase agreement among us, the selling stockholders and the underwriters, the selling stockholders have agreed to sell to the underwriters, and each of the underwriters, severally and not jointly, has agreed to purchase from the selling stockholders, the number of shares of common stock shown opposite its name below. The obligations of the underwriters to purchase these shares are subject to the terms and conditions contained in the purchase agreement.

                                                                   NUMBER OF
UNDERWRITER                                                         SHARES
----------------------------------------------------------------  -----------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated..........................................
Salomon Smith Barney Inc........................................
Hambrecht & Quist LLC...........................................
Thomas Weisel Partners LLC......................................

                                                                  -----------
          Total.................................................
                                                                  -----------
                                                                  -----------

    The representatives have advised us and the selling stockholders that the underwriters propose to offer the shares of common stock to the public at the public offering price appearing on the cover page of this prospectus, and to
certain dealers at that price less a concession that will not exceed $      per
share of common stock. The underwriters may allow, and those dealers may
reallow, a discount that will not exceed $      per share of common stock to
certain other dealers. After the public offering, the public offering price, concession and discount may change.

    We have granted the underwriters an option, exercisable during the 30-day
period after the date of this prospectus, to purchase up to       additional
shares of common stock, at the price set forth on the cover page of this prospectus, less the underwriting discount. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table
represents as a percentage of the       shares offered hereby. If purchased,
such additional shares will be sold by the underwriters on the same terms on
which the       shares are being sold.

    The purchase agreement contains covenants of indemnity among the underwriters, the selling stockholders and us against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the purchase agreement.

    The following table shows the per share and total public offering price, the underwriting discounts to be paid to the underwriters and the proceeds before expenses to the selling stockholders and, if the over-allotment option is exercised in full, to us. This information is presented assuming either no exercise or full exercise by the underwriters of the over-allotment option.

                                                                                                        TOTAL
                                                                                                 --------------------
                                                                                                  WITHOUT     WITH
                                                                                      PER SHARE   OPTION     OPTION
                                                                                      ---------  ---------  ---------
Public offering price...............................................................      $          $          $
Underwriting discount...............................................................      $          $          $
Proceeds to selling stockholders....................................................      $          $          $
Proceeds, before expenses, to Rhythms...............................................      $          $          $

    The expenses of this offering, exclusive of the underwriting discount, are estimated at $0.5 million and are payable by us.

    The common stock is being offered by the underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain conditions by counsel to the underwriters and certain other conditions. The underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part.

    Each of our officers and directors and certain of our stockholders who
beneficially own an aggregate of         shares of our common stock have agreed
with the representatives, during the period commencing on the date of this
prospectus until         , 1999 (the "Lock-Up Period"), subject to certain
exceptions, not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any shares of common stock, any options or warrants to purchase any shares of common stock, or any securities convertible into or exchangeable for shares of common stock owned as of the date of this prospectus or thereafter acquired directly by such holders or with respect to which they have or hereafter acquire the power of disposition, without the prior written consent of Merrill Lynch and Salomon Smith Barney. However, Merrill Lynch and Salomon Smith Barney may, in their sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. We have agreed that during the Lock-Up Period, we will not, subject to certain exceptions, without the prior written consent of Merrill Lynch and Salomon Smith Barney, issue, sell, contract to sell or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock, other than the sale of our shares in this offering, the issuance of common stock upon the exercise of outstanding options and warrants and our issuance of options and stock under the 1999 Stock Incentive Plan. See "Shares Eligible for Future Sale."

    The representatives have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

    Certain persons participating in this offering may engage in transactions, including syndicate covering transactions or the imposition of penalty bids, which may involve the purchase of common stock on the Nasdaq National Market or otherwise. Such transactions may stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

    The representatives have advised us that, pursuant to Regulation M under the Securities Act, certain persons participating in this offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is the bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. A "penalty bid" is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with this offering if the common stock originally sold by such underwriter or syndicate member is purchased by the representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

    Merrill Lynch acted as an initial purchaser of our senior discount notes in May 1998, for which they received usual and customary fees. Merrill Lynch and Salomon Smith Barney participated as underwriters in our initial public offering in April 1999, for which they received usual and customary fees. Merrill Lynch and Salomon Smith Barney acted as initial purchasers of our senior notes in April 1999, for which they received usual and customary fees.

    Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on 42 filed public offerings of equity securities, of which 24 have been completed, and has acted as a syndicate member in an additional 19 public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us under the purchase agreement entered into in connection with this offering.

                                 LEGAL MATTERS

    Brobeck, Phleger & Harrison LLP ("BPH"), San Diego, California, will pass upon the validity of the issuance of the shares of common stock offered hereby for us. Baker & McKenzie, New York, New York, will pass upon certain legal matters related to the issuance of the shares of common stock offered hereby for the underwriters. The BPH investment fund and certain BPH attorneys hold in the aggregate approximately 79,500 shares of common stock.

                                    EXPERTS

    The financial statements of the Company as of December 31, 1997 and 1998, for the period from February 27, 1997 through December 31, 1997 and for the year ended December 31, 1998, included in this prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC a registration statement on Form S-1, of which this prospectus is a part, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information contained in the registration statement, and the exhibits and schedules to the registration statement. For further information with resect to us and our common stock, we refer you to the registration statement, and the exhibits and schedules filed as part of the registration statement. Statements in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to that exhibit. Each statement in this prospectus relating to a contract or document filed as an exhibit to the registration statement is qualified by the filed exhibits.

    IN ADDITION, WE FILE REPORTS, PROXY STATEMENTS AND OTHER INFORMATION WITH THE SEC YOU MAY READ AND COPY ANY DOCUMENT WE FILE AT THE SEC'S PUBLIC REFERENCE ROOMS IN WASHINGTON, D.C., NEW YORK, NEW YORK AND CHICAGO, ILLINOIS. PLEASE CALL THE SEC AT 1-800-SEC-0330 FOR FURTHER INFORMATION ON THE PUBLIC REFERENCE ROOMS. OUR SEC FILINGS ARE ALSO AVAILABLE TO THE PUBLIC ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV.

                               GLOSSARY OF TERMS

Asynchronous Transfer Mode...  High bandwidth, low-delay, connection-oriented, packet-like switching and multiplexing technique requiring 53-byte,
                               fixed-sized cells.

Backbone.....................  An element of the network infrastructure that provides high-speed, high capacity connections among the network's
                               physical points of presence, I.E., connection points and
                               Metro Service Centers. The backbone is used to transport end user traffic across the metropolitan area and across the
                               United States.

Bandwidth....................  Refers to the maximum amount of data that can be transferred through a computer's backbone or communication channel in a given time. It is usually measured in Hertz, cycles per
                               second, for analog communications and bits per second for
                               digital communications.

Central Office...............  Incumbent carrier facility where subscriber lines are joined to ILEC switching equipment.

Collocation..................  A location where a competitive carrier network interconnects with the network of an incumbent carrier inside an incumbent carrier's central office.

Competitive Carrier..........  Category of telephone service provider, or carrier, that offers local exchange and other services similar to and in competition with those of the incumbent carrier, as allowed by recent changes in telecommunications law and regulation. A competitive carrier may also provide other types of services such as long distance telephone, data communications,
                               Internet access and video.

Copper Line or Loop..........  A pair of traditional copper telephone lines using electric current to carry signals.

Digital......................  Describes a method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital
                               transmission and switching technologies employ a sequence of these pulses to convey information, as opposed to the
                               continuously variable analog signal. The precise digital
                               numbers preclude distortion, such as graininess or "snow", in the case of video transmission, or static or other background distortion in the case of audio transmission.

Downstream...................  Refers to the transmission speed of a connection between our connection point and the end user.

DS-0.........................  DIGITAL SERVICE 0. Standard telecommunications industry digital signal format, which is distinguishable by bit rate
                               -- the number of binary digits transmitted per second. DS-0 service has a bit rate of 64 Kilobits per second.

DS-1.........................  DIGITAL SERVICE 1. In the digital hierarchy, this signaling standard defines a transmission speed of 1.544 Mbps.

DS-3.........................  DIGITAL SERVICE 3. In the digital hierarchy, this signaling standard defines a transmission speed of 44.736 Mbps,
                               equivalent to 28 T-1 channels. This term is often used
                               interchangeably with T-3.

DSL..........................  DIGITAL SUBSCRIBER LINE. A transmission technology enabling high-speed access in the local copper loop, often referred to as the last mile between the network service provider --
                               I.E., an incumbent carrier, competitive carrier or an
                               internet service provider -- and end user.

E-Commerce...................  ELECTRONIC COMMERCE. An Internet service that supports electronic transactions between customers and vendors to
                               purchase goods and services.

Encryption...................  Applying a specific algorithm to data so as to alter the data's appearance and prevent other devices from reading the information. Decryption applies the algorithm in reverse to restore the data to its original form.

Firewall.....................  A computer device that separates a local area network from a wide area network and prevents unauthorized access to the
                               local area network through the use of electronic security
                               mechanisms.

Frame Relay..................  A form of packet switching with variable length frames that may be used with a variety of communications protocols.

Incumbent Carrier............  A company providing local exchange services on the date of enactment of the Telecommunications Act of 1996. These
                               companies consist of the Regional Bell Operating Companies,
                               GTE and numerous independent telephone companies.

Interconnection Agreement....  A contract between an incumbent carrier and a competitive carrier for the connection of a competitive carrier network to the public switched telephone network, as well as
                               competitive carrier access to incumbent carrier unbundled
                               network elements, e.g., copper loops. This agreement sets out some of the financial agreement and operational aspects of such interconnection and access.

Internet.....................  An array of interconnected networks using a common set of protocols defining the information coding and processing
                               requirements that can communicate across hardware platforms and over many links; now operated by a consortium of
                               telecommunications service providers and others.

Internet Protocol............  A standard for software that keeps track of the inter-network addresses for different nodes, routes outgoing messages and recognizes incoming messages.

ISDN.........................  INTEGRATED SERVICES DIGITAL NETWORK. A transmission method that provides circuit-switched access to the public network at speeds of 64 or 128 Kbps for voice, data and video
                               transmission.

Internet Service Provider....  A company that provides direct access to the Internet.

Interexchange Carrier........  Usually referred to as a long-distance service provider.
                               There are many interexchange carriers, including AT&T, MCI
                               WorldCom, Sprint and Qwest.

Kbps.........................  KILOBITS PER SECOND. 1,000 bits per second.

Long Distance Carrier........  A long distance carrier providing services between local exchanges on an intrastate or interstate basis, also referred to in the industry as an "interexchange carrier". A long
                               distance carrier may also be a long distance resale company.

Mbps.........................  MEGABITS PER SECOND. Millions of bits per second.

Modem........................  An abbreviation of Modulator-Demodulator. An electronic signal-conversion device used to convert digital signals from a computer to analog form for transmission over the telephone network. At the transmitting end, a modem working as a
                               modulator converts the computer's digital signals into analog signals that can be transmitted over a telephone line. At the receiving end, another modem working as a demodulator
                               converts analog signals back into digital signals and sends them to the receiving computer.

Multiplexing.................  An electronic or optical process that combines several lower speed transmission signals into one higher speed signal.

Network......................  An integrated system composed of switching equipment and transmission facilities designed to provide for the
                               direction, transport and recording of telecommunications
                               traffic.

OC-3.........................  OPTICAL CARRIER 3. Standard telecommunications industry digital single format, which is distinguishable by bit rate
                               -- the number of binary digits transmitted per second. OC-3 service has a bit rate of 155.5 Mbps.

OC-12........................  OPTICAL CARRIER 12. Standard telecommunications industry digital single format, which is distinguishable by bit rate
                               -- the number of binary digits transmitted per second. OC-12 service has a bit rate of 622.8 Mbps.

Packets......................  Information represented as bytes grouped together through a communication node with a common destination address and
                               other attribute information.

Resellers....................  Generally used to refer to a telecommunications provider who does not own any switching or transmission facilities. In
                               reality, a large number of providers furnish services through a combination of owned and resold facilities.

Router.......................  A device that accepts the Internet Protocol from a local area network or another wide area network device and
                               switches/routes Internet Protocol packets across a network backbone. Routers also provide protocol conversion services to transfer Internet Protocol packets over frame relay,
                               Asynchronous Transfer Mode, and other backbone network
                               services.

T-1..........................  This is a Bell System term for a digital transmission link with a capacity of 1.544 Mbps.

TCP/IP.......................  TRANSMISSION CONTROL PROTOCOL/INTERNET PROTOCOL. A set of
                               network protocols that allow computers with different
                               architectures and operating system software to communicate with other computers on the Internet.

Upstream.....................  Refers to the transmission speed of a connection between the end user and our connection point.

                          RHYTHMS NETCONNECTIONS INC.
                         INDEX TO FINANCIAL STATEMENTS

  Report of Independent Accountants..................................................        F-2

  Consolidated Balance Sheets........................................................        F-3

  Consolidated Statements of Operations..............................................        F-4

  Consolidated Statements of Cash Flows..............................................        F-5

  Consolidated Statement of Stockholders' Equity.....................................        F-6

  Notes to Consolidated Financial Statements.........................................        F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Rhythms NetConnections Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows, and of stockholders' equity present fairly, in all material respects, the financial position of Rhythms NetConnections Inc. and subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for the period from February 27, 1997 (inception) through December 31, 1997 and for the year ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Denver, Colorado
March 4, 1999, except for the last paragraph of Note 11 as to which the date is March 19, 1999

                          RHYTHMS NETCONNECTIONS INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                                                     MARCH 31,
                                                                                      DECEMBER 31,  DECEMBER 31,       1999
                                                                                          1997          1998        (UNAUDITED)
                                                                                      ------------  -------------  -------------
                                       ASSETS
Current assets:
  Cash and cash equivalents.........................................................   $10,166,000  $  21,315,000  $  33,752,000
  Short-term investments............................................................           --     115,497,000    115,556,000
  Accounts, loans and other receivables, net........................................           --       2,376,000      2,470,000
  Inventory.........................................................................           --         340,000      1,020,000
  Prepaid expenses and other current assets.........................................       95,000         230,000        147,000
                                                                                      ------------  -------------  -------------
    Total current assets............................................................   10,261,000     139,758,000    152,945,000
Equipment and furniture, net........................................................    1,621,000      11,510,000     48,912,000
Collocation fees, net...............................................................      327,000      13,804,000     25,828,000
Deferred business acquisitions costs, net...........................................           --              --     10,119,000
Deferred debt issue costs, net......................................................           --       6,304,000      7,386,000
Other assets........................................................................       32,000         350,000        357,000
                                                                                      ------------  -------------  -------------
                                                                                       $12,241,000  $ 171,726,000  $ 245,547,000
                                                                                      ------------  -------------  -------------
                                                                                      ------------  -------------  -------------
                        LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current portion of long-term debt.................................................   $  126,000   $     333,000  $     333,000
  Accounts payable..................................................................      951,000      10,601,000     29,622,000
  Accrued expenses and other current liabilities....................................      376,000       2,855,000      3,846,000
                                                                                      ------------  -------------  -------------
    Total current liabilities.......................................................    1,453,000      13,789,000     33,801,000
Long-term debt......................................................................      442,000         472,000        361,000
13.5% senior discount notes, net....................................................           --     157,465,000    162,990,000
Other liabilities...................................................................           --         180,000        217,000
                                                                                      ------------  -------------  -------------
    Total liabilities...............................................................    1,895,000     171,906,000    197,369,000
                                                                                      ------------  -------------  -------------
Commitments (note 10)
Mandatorily redeemable common stock warrants........................................           --       6,567,000      6,567,000
                                                                                      ------------  -------------  -------------
Stockholders' equity (deficit):
  Series A Convertible Preferred Stock, $0.001 par value; 17,000,000 shares authorized in 1997, 12,900,000 shares in 1998 and 1999; 12,490,000 shares issued
    and outstanding in 1997, 12,855,094 shares in 1998 and 1999.....................       12,000          13,000         13,000
  Series B Convertible Preferred Stock, $0.001 par value; no shares authorized in
    1997, 4,044,943 shares in 1998 and 1999; no shares issued and outstanding in
    1997, 4,044,943 shares in 1998 and 1999.........................................           --           4,000          4,000
  Series C Convertible Preferred Stock, $0.001 par value; no shares authorized in
    1997 or 1998, 7,462,819 shares in 1999; no shares issued and outstanding in 1997
    or 1998, 7,462,819 shares in 1999...............................................           --              --          7,000
  Common Stock, $0.001 par value; 54,635,294 shares authorized in 1997, 80,049,892 shares in 1998 and 89,005,274 shares in 1999; 2,482,222 shares issued in 1997,
    8,042,530 shares in 1998 and 9,619,720 shares in 1999...........................        2,000           8,000         10,000
  Treasury Stock, at cost; 438,115 shares...........................................           --         (18,000)       (18,000)
  Additional paid-in capital........................................................   14,012,000      37,212,000    107,543,000
  Warrants..........................................................................           --              --      4,714,000
  Deferred compensation.............................................................   (1,258,000)     (5,210,000)    (8,007,000)
  Accumulated deficit...............................................................   (2,422,000)    (38,756,000)   (62,655,000)
                                                                                      ------------  -------------  -------------
    Total stockholders' equity (deficit)............................................   10,346,000      (6,747,000)    41,611,000
                                                                                      ------------  -------------  -------------
                                                                                       $12,241,000  $ 171,726,000  $ 245,547,000
                                                                                      ------------  -------------  -------------
                                                                                      ------------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                          RHYTHMS NETCONNECTIONS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                      PERIOD FROM
                                                     FEBRUARY 27,
                                                         1997                            THREE MONTHS ENDED
                                                      (INCEPTION)                   -----------------------------
                                                        THROUGH       YEAR ENDED      MARCH 31,
                                                     DECEMBER 31,    DECEMBER 31,       1998       MARCH 31, 1999
                                                         1997            1998        (UNAUDITED)    (UNAUDITED)
                                                     -------------  --------------  -------------  --------------
Revenue:
  Service and installation, net....................  $          --  $      528,000  $      10,000  $      660,000
                                                     -------------  --------------  -------------  --------------
Operating Expenses:
  Network and service costs........................             --       4,695,000        198,000       6,138,000
  Selling and marketing............................         33,000       3,776,000        284,000       1,685,000
  General and administrative.......................      2,501,000      19,377,000      2,038,000      12,111,000
  Depreciation and amortization....................          1,000       1,081,000         16,000         782,000
                                                     -------------  --------------  -------------  --------------
    Total operating expenses.......................      2,535,000      28,929,000      2,536,000      20,716,000
                                                     -------------  --------------  -------------  --------------
Loss from Operations...............................     (2,535,000)    (28,401,000)    (2,526,000)    (20,056,000)
                                                     -------------  --------------  -------------  --------------
Other Income and Expense:
  Interest income..................................        114,000       5,813,000        158,000       1,749,000
  Interest expense (including amortized debt
    discount and issue costs)......................         (1,000)    (13,779,000)       (12,000)     (5,627,000)
  Other............................................             --          33,000             --          35,000
                                                     -------------  --------------  -------------  --------------
Net Loss...........................................  $  (2,422,000) $  (36,334,000) $  (2,380,000) $  (23,899,000)
                                                     -------------  --------------  -------------  --------------
                                                     -------------  --------------  -------------  --------------
Net Loss Per Share:
  Basic............................................  $       (1.12) $       (12.18) $       (1.10) $        (5.38)
                                                     -------------  --------------  -------------  --------------
                                                     -------------  --------------  -------------  --------------
  Diluted..........................................  $       (1.12) $       (12.18) $       (1.10) $        (5.38)
                                                     -------------  --------------  -------------  --------------
                                                     -------------  --------------  -------------  --------------
Shares Used in Computing Net Loss Per Share:
  Basic............................................      2,161,764       2,984,216      2,161,764       4,440,052
                                                     -------------  --------------  -------------  --------------
                                                     -------------  --------------  -------------  --------------
  Diluted..........................................      2,161,764       2,984,216      2,161,764       4,440,052
                                                     -------------  --------------  -------------  --------------
                                                     -------------  --------------  -------------  --------------

  The accompanying notes are an integral part of these consolidated financial statements.

                          RHYTHMS NETCONNECTIONS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        PERIOD FROM
                                                                       FEBRUARY 27,
                                                                           1997                          THREE MONTHS ENDED
                                                                        (INCEPTION)                  ---------------------------
                                                                          THROUGH      YEAR ENDED     MARCH 31,      MARCH 31,
                                                                       DECEMBER 31,   DECEMBER 31,       1998          1999
                                                                           1997           1998       (UNAUDITED)    (UNAUDITED)
                                                                       -------------  -------------  ------------  -------------
Cash Flows from Operating Activities:
  Net Loss...........................................................   $(2,422,000)   $(36,334,000) $ (2,380,000) $ (23,899,000)
  Adjustments to reconcile net loss to net cash used for operating activities:
    Depreciation of equipment and furniture..........................         1,000        454,000         12,000        564,000
    Amortization of collocation fees.................................            --         85,000          4,000         87,000
    Amortization of deferred business acquisition costs..............            --             --             --        131,000
    Amortization of debt discount and deferred debt issue costs......            --     13,882,000             --      5,612,000
    Amortization of deferred compensation............................       192,000        725,000         94,000        601,000
    Compensation expense from stock option issued to employee........        73,000             --             --             --
    Loss (gain) on sale of equipment to leasing company..............            --        387,000             --        (35,000)
    Changes in assets and liabilities:
      Increase in accounts, loans and other receivables, net.........            --     (2,376,000)      (214,000)       (94,000)
      Increase in inventory..........................................            --       (340,000)      (226,000)      (680,000)
      Decrease (increase) in prepaid expenses and other current
        assets.......................................................       (95,000)      (135,000)         2,000         83,000
      Decrease (increase) in other assets............................       (32,000)      (318,000)         4,000         (7,000)
      Increase (decrease) in accounts payable........................       388,000      2,287,000      1,261,000       (869,000)
      Increase (decrease) in accrued expenses and other current
        liabilities..................................................       335,000      2,479,000        (65,000)       991,000
      Increase in other liabilities..................................            --        180,000             --         37,000
                                                                       -------------  -------------  ------------  -------------
    Net cash used for operating activities...........................    (1,560,000)   (19,024,000)    (1,508,000)   (17,478,000)
                                                                       -------------  -------------  ------------  -------------
Cash Flows from Investing Activities:
  Purchases of short-term investments................................            --   (451,870,000)            --    (34,048,000)
  Maturities of short-term investments...............................            --    336,373,000             --     33,989,000
  Purchases of equipment and furniture...............................    (1,018,000)    (9,973,000)      (183,000)   (19,796,000)
  Payment of collocation fees........................................      (327,000)   (13,562,000)      (475,000)   (12,111,000)
                                                                       -------------  -------------  ------------  -------------
    Net cash used for investing activities...........................    (1,345,000)  (139,032,000)      (658,000)   (31,966,000)
                                                                       -------------  -------------  ------------  -------------
Cash Flows from Financing Activities:
  Proceeds from leasing company for equipment........................            --      6,606,000             --      1,755,000
  Proceeds from issuance of 13.5% senior discount notes and
    warrants.........................................................            --    150,365,000             --             --
  Payment of debt issue costs........................................            --     (6,519,000)            --     (1,169,000)
  Proceeds from borrowings on long-term debt.........................       568,000        432,000             --             --
  Repayments on long-term debt.......................................            --       (195,000)            --       (111,000)
  Proceeds from issuance of common stock.............................        13,000        242,000        227,000      1,406,000
  Proceeds from issuance of preferred stock and warrants.............    12,490,000     18,292,000     18,292,000     60,000,000
  Purchase of treasury stock.........................................            --        (18,000)            --             --
                                                                       -------------  -------------  ------------  -------------
    Net cash provided by financing activities........................    13,071,000    169,205,000     18,519,000     61,881,000
                                                                       -------------  -------------  ------------  -------------
Net increase in cash and cash equivalents............................    10,166,000     11,149,000     16,353,000     12,437,000
Cash and cash equivalents at beginning of period.....................            --     10,166,000     10,166,000     21,315,000
                                                                       -------------  -------------  ------------  -------------
Cash and cash equivalents at end of period...........................   $10,166,000    $21,315,000   $ 26,519,000  $  33,752,000
                                                                       -------------  -------------  ------------  -------------
                                                                       -------------  -------------  ------------  -------------
Supplemental schedule of cash flow information:
  Cash paid for interest.............................................   $     3,000    $    66,000   $      8,000  $      16,000
                                                                       -------------  -------------  ------------  -------------
                                                                       -------------  -------------  ------------  -------------
Supplemental schedule of non-cash financing activities:
  Equipment purchases payable, to be financed through operating
    leases...........................................................   $   604,000    $        --   $  1,576,000  $   9,541,000
                                                                       -------------  -------------  ------------  -------------
                                                                       -------------  -------------  ------------  -------------
  Equipment and furniture purchases payable..........................   $        --    $ 7,363,000   $         --  $  10,349,000
                                                                       -------------  -------------  ------------  -------------
                                                                       -------------  -------------  ------------  -------------
  Intangible business acquisition costs arising from issuance of
    preferred stock and warrants.....................................   $        --    $        --   $         --  $  10,250,000
                                                                       -------------  -------------  ------------  -------------
                                                                       -------------  -------------  ------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                          RHYTHMS NETCONNECTIONS INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                 SERIES A CONVERTIBLE      SERIES B CONVERTIBLE      SERIES C CONVERTIBLE
                                                    PREFERRED STOCK          PREFERRED STOCK           PREFERRED STOCK
                                                   $0.001 PAR VALUE          $0.001 PAR VALUE          $0.001 PAR VALUE
                                                -----------------------  ------------------------  ------------------------
                                                 # SHARES     AMOUNT      # SHARES      AMOUNT      # SHARES      AMOUNT
                                                ----------  -----------  -----------  -----------  -----------  -----------
Issuance of common stock to Founders (at
  inception)..................................          --   $      --           --    $      --           --    $      --
Issuance of Series A preferred stock for cash
  ($1.00 per share)...........................  12,490,000      12,000           --           --           --           --
Issuance of common stock upon exercise of
  options ($0.04 per share exercise price)....          --          --           --           --           --           --
Grant of options to purchase Series A
  preferred stock ($0.80 per share exercise
  price)......................................          --          --           --           --           --           --
Deferred compensation from grants of options
  to purchase common stock....................          --          --           --           --           --           --
Amortization of deferred compensation.........          --          --           --           --           --           --
Net loss for 1997.............................          --          --           --           --           --           --
                                                ----------  -----------  -----------  -----------  -----------  -----------
Balance at December 31, 1997..................  12,490,000      12,000           --           --           --           --
Issuance of Series A preferred stock for cash
  ($0.80 per share)...........................     365,094       1,000           --           --           --           --
Issuance of Series B preferred stock for cash
  ($4.45 per share)...........................          --          --    4,044,943        4,000           --           --
Issuance of common stock upon exercise of
  options ($0.04 to $0.25 per share exercise
  price)......................................          --          --           --           --           --           --
Purchase of treasury stock for cash ($0.04 per
  share)......................................          --          --           --           --           --           --
Deferred compensation from grants of options
  to purchase common stock....................          --          --           --           --           --           --
Amortization of deferred compensation.........          --          --           --           --           --           --
Reversal of deferred compensation from
  cancellation of grants to purchase common
  stock.......................................          --          --           --           --           --           --
Net loss for 1998.............................          --          --           --           --           --           --
                                                ----------  -----------  -----------  -----------  -----------  -----------
Balance at December 31, 1998..................  12,855,094      13,000    4,044,943        4,000           --           --
Issuance of common stock upon exercise of
  options ($0.04 to $3.33 per share exercise
  price) (unaudited)..........................          --          --           --           --           --           --
Issuance of Series C preferred stock and
  Warrants for cash ($8.04 per share) in March
  1999 (unaudited)............................          --          --           --           --    7,462,819        7,000
Business relationship value arising from
  issuance of Series C preferred stock in
  March 1999 (unaudited)......................          --          --           --           --           --           --
Issuance of warrants to leasing company in
  March 1999 (unaudited)......................          --          --           --           --           --           --
Deferred compensation from grant of options to
  purchase common stock (unaudited)...........          --          --           --           --           --           --
Amortization of deferred compensation
  (unaudited).................................          --          --           --           --           --           --
Reversal of deferred compensation from
  cancellation of grants to purchase common
  stock (unaudited)...........................          --          --           --           --           --           --
Net loss through March 31, 1999 (unaudited)...          --          --           --           --           --           --
                                                ----------  -----------  -----------  -----------  -----------  -----------
Balance at March 31, 1999 (unaudited).........  12,855,094   $  13,000    4,044,943    $   4,000    7,462,819    $   7,000
                                                ----------  -----------  -----------  -----------  -----------  -----------
                                                ----------  -----------  -----------  -----------  -----------  -----------


                                                      COMMON STOCK            TREASURY STOCK
                                                    $0.001 PAR VALUE             AT COST           ADDITIONAL
                                                ------------------------  ----------------------    PAID-IN
                                                 # SHARES      AMOUNT      # SHARES     AMOUNT      CAPITAL      WARRANTS
                                                -----------  -----------  -----------  ---------  ------------  ----------
Issuance of common stock to Founders (at
  inception)..................................   2,161,764    $   2,000           --   $      --  $         --  $       --
Issuance of Series A preferred stock for cash
  ($1.00 per share)...........................          --           --           --          --    12,477,000          --
Issuance of common stock upon exercise of
  options ($0.04 per share exercise price)....     320,458           --           --          --        12,000          --
Grant of options to purchase Series A
  preferred stock ($0.80 per share exercise
  price)......................................          --           --           --          --        73,000          --
Deferred compensation from grants of options
  to purchase common stock....................          --           --           --          --     1,450,000          --
Amortization of deferred compensation.........          --           --           --          --            --          --
Net loss for 1997.............................          --           --           --          --            --          --
                                                -----------  -----------  -----------  ---------  ------------  ----------
Balance at December 31, 1997..................   2,482,222        2,000           --          --    14,012,000          --
Issuance of Series A preferred stock for cash
  ($0.80 per share)...........................          --           --           --          --       291,000          --
Issuance of Series B preferred stock for cash
  ($4.45 per share)...........................          --           --           --          --    17,996,000          --
Issuance of common stock upon exercise of
  options ($0.04 to $0.25 per share exercise
  price)......................................   5,560,308        6,000           --          --       236,000          --
Purchase of treasury stock for cash ($0.04 per
  share)......................................          --           --      438,115     (18,000)           --          --
Deferred compensation from grants of options
  to purchase common stock....................          --           --           --          --     4,908,000          --
Amortization of deferred compensation.........          --           --           --          --            --          --
Reversal of deferred compensation from
  cancellation of grants to purchase common
  stock.......................................          --           --           --          --      (231,000)         --
Net loss for 1998.............................          --           --           --          --            --          --
                                                -----------  -----------  -----------  ---------  ------------  ----------
Balance at December 31, 1998..................   8,042,530        8,000      438,115     (18,000)   37,212,000          --
Issuance of common stock upon exercise of
  options ($0.04 to $3.33 per share exercise
  price) (unaudited)..........................   1,577,190        2,000           --          --     1,404,000          --
Issuance of Series C preferred stock and
  Warrants for cash ($8.04 per share) in March
  1999 (unaudited)............................          --           --           --          --    55,529,000   4,464,000
Business relationship value arising from
  issuance of Series C preferred stock in
  March 1999 (unaudited)......................          --           --           --          --    10,000,000          --
Issuance of warrants to leasing company in
  March 1999 (unaudited)......................          --           --           --          --            --     250,000
Deferred compensation from grant of options to
  purchase common stock (unaudited)...........          --           --           --          --     3,897,000          --
Amortization of deferred compensation
  (unaudited).................................          --           --           --          --            --          --
Reversal of deferred compensation from
  cancellation of grants to purchase common
  stock (unaudited)...........................          --           --           --          --      (499,000)         --
Net loss through March 31, 1999 (unaudited)...          --           --           --          --            --          --
                                                -----------  -----------  -----------  ---------  ------------  ----------
Balance at March 31, 1999 (unaudited).........   9,619,720    $  10,000      438,115   $ (18,000) $107,543,000  $4,714,000
                                                -----------  -----------  -----------  ---------  ------------  ----------
                                                -----------  -----------  -----------  ---------  ------------  ----------


                                                                                   TOTAL
                                                                               STOCKHOLDERS'
                                                   DEFERRED      ACCUMULATED      EQUITY
                                                 COMPENSATION      DEFICIT       (DEFICIT)
                                                --------------  -------------  -------------
Issuance of common stock to Founders (at
  inception)..................................   $         --   $          --   $     2,000
Issuance of Series A preferred stock for cash
  ($1.00 per share)...........................             --              --    12,489,000
Issuance of common stock upon exercise of
  options ($0.04 per share exercise price)....             --              --        12,000
Grant of options to purchase Series A
  preferred stock ($0.80 per share exercise
  price)......................................             --              --        73,000
Deferred compensation from grants of options
  to purchase common stock....................     (1,450,000)             --            --
Amortization of deferred compensation.........        192,000              --       192,000
Net loss for 1997.............................             --      (2,422,000)   (2,422,000)
                                                --------------  -------------  -------------
Balance at December 31, 1997..................     (1,258,000)     (2,422,000)   10,346,000
Issuance of Series A preferred stock for cash
  ($0.80 per share)...........................             --              --       292,000
Issuance of Series B preferred stock for cash
  ($4.45 per share)...........................             --              --    18,000,000
Issuance of common stock upon exercise of
  options ($0.04 to $0.25 per share exercise
  price)......................................             --              --       242,000
Purchase of treasury stock for cash ($0.04 per
  share)......................................             --              --       (18,000)
Deferred compensation from grants of options
  to purchase common stock....................     (4,908,000)             --            --
Amortization of deferred compensation.........        725,000              --       725,000
Reversal of deferred compensation from
  cancellation of grants to purchase common
  stock.......................................        231,000              --            --
Net loss for 1998.............................             --     (36,334,000)  (36,334,000)
                                                --------------  -------------  -------------
Balance at December 31, 1998..................     (5,210,000)    (38,756,000)   (6,747,000)
Issuance of common stock upon exercise of
  options ($0.04 to $3.33 per share exercise
  price) (unaudited)..........................             --              --     1,406,000
Issuance of Series C preferred stock and
  Warrants for cash ($8.04 per share) in March
  1999 (unaudited)............................             --              --    60,000,000
Business relationship value arising from
  issuance of Series C preferred stock in
  March 1999 (unaudited)......................             --              --    10,000,000
Issuance of warrants to leasing company in
  March 1999 (unaudited)......................             --              --       250,000
Deferred compensation from grant of options to
  purchase common stock (unaudited)...........     (3,897,000)             --            --
Amortization of deferred compensation
  (unaudited).................................        601,000              --       601,000
Reversal of deferred compensation from
  cancellation of grants to purchase common
  stock (unaudited)...........................        499,000              --            --
Net loss through March 31, 1999 (unaudited)...             --     (23,899,000)  (23,899,000)
                                                --------------  -------------  -------------
Balance at March 31, 1999 (unaudited).........   $ (8,007,000)  $ (62,655,000)  $41,611,000
                                                --------------  -------------  -------------
                                                --------------  -------------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                          RHYTHMS NETCONNECTIONS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--THE COMPANY

    Rhythms NetConnections Inc. (the "Company"), a Delaware corporation, was organized under the name Accelerated Connections Inc. effective February 27, 1997. The Company's name was changed to Rhythms NetConnections Inc. as of August 15, 1997. The Company is in the business of providing high-speed data communications services on an end-to end basis to business customers and end users. The Company began service trials in the San Diego, California, market in December 1997 and began commercial operations in San Diego effective April 1, 1998.

    The Company's ultimate success depends upon, among other factors, rapidly expanding the geographic coverage of its network services; entering into interconnection agreements with incumbent local exchange carriers, some of which are competitors or potential competitors of the Company; deploying network infrastructure; attracting and retaining customers; accurately assessing potential markets; continuing to develop and integrate its operational support system and other back office systems; obtaining any required governmental authorizations; responding to competitive developments; continuing to attract, retain and motivate qualified personnel; and continuing to upgrade its technologies and commercialize its network services incorporating such technologies. There can be no assurance that the Company will be successful in addressing these matters and failure to do so could have a material adverse effect on the Company's business, prospects, operating results and financial condition. As the Company continues the development of its business, it will seek additional sources of financing to fund its development. If unsuccessful in obtaining such financing, the Company will continue expansion of its operations on a reduced scale based on its existing capital resources.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION: The accompanying consolidated financial statements include the transactions and balances of Rhythms NetConnections Inc. and its wholly owned subsidiaries ACI Corp. and ACI Corp.--Virginia (since February 1998). All material intercompany transactions and balances have been eliminated.

    USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the financial statement date, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    INTERIM RESULTS (UNAUDITED): The interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and, therefore, do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring accruals, that are necessary for the fair statement of results for the unaudited interim periods. The operating results for the interim period are not necessarily indicative of the results to be expected for a full fiscal year or for any future periods. All information subsequent to March 4, 1999 is unaudited.

    REVENUE RECOGNITION: Revenue is recorded in the period services are provided to customers.

                          RHYTHMS NETCONNECTIONS INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH AND CASH EQUIVALENTS: Cash and cash equivalents include cash on hand, money market funds, certificates of deposit, obligations of the U.S. Government and its agencies and commercial paper with a maturity of 90 days or less at the time of purchase.

    SHORT-TERM INVESTMENTS. Short-term investments consist of obligations of the U.S. Government and its agencies and commercial paper that have an original maturity between 91 days and one year from the date of purchase. Management determines the appropriate classification of marketable debt and equity securities at the time of purchase and reevaluates such designation as of each balance sheet date.

    FAIR VALUE OF FINANCIAL INSTRUMENTS: The carrying amounts of the Company's financial instruments as presented are reasonable estimates of those instruments' fair values because of the short maturity of those instruments or based on the current rates offered to the Company for debt of the same remaining maturities.

    INVENTORY: Inventory consists of communications equipment that will be installed at customer locations. Inventory is accounted for on a FIFO basis at the lower of cost or market.

    EQUIPMENT AND FURNITURE: Equipment and furniture consists of purchased equipment, furniture, computer software, and leasehold improvements. Equipment and furniture is recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years or the lease term if shorter. When equipment and furniture is retired, sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and gains and losses resulting from such transactions are reflected in operations.

    COLLOCATION FEES: Collocation fees represent nonrecurring fees paid to secure Central Office space for location of certain Company equipment. The fees are amortized over their estimated useful lives of ten years.

    IMPAIRMENT OF LONG-LIVED ASSETS: The Company investigates potential impairments of their long-lived assets on an exception basis when evidence exists that events or changes in circumstances may have made recovery of an asset's carrying value unlikely. An impairment loss is recognized when the sum of the expected undiscounted future net cash flows is less than the carrying amount of the asset. No such losses have been identified.

    CONCENTRATIONS OF CREDIT RISK: Credit risk is primarily concentrated in cash equivalents and short-term investments. Cash in excess of operating requirements is conservatively invested in money market funds, certificates of deposit with high-quality financial institutions, obligations of the U.S. Government and its agencies and commercial paper rated A-1, P-1 to minimize risk.

    Two customers comprise 14.9 percent and 7.5 percent of the Company's net trade receivable balance at December 31, 1998 and 36.7 percent and 13.7 percent of revenues for the year ended December 31, 1998.

    INCOME TAXES: The Company provides for income taxes utilizing the liability method. Under the liability method, current income tax expense or benefit represents income taxes expected to be payable or refundable for the current period. Deferred income tax assets and liabilities are established for both the impact of differences between the financial reporting bases and tax bases of assets and liabilities

                          RHYTHMS NETCONNECTIONS INC.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and for the expected future tax benefit to be derived from tax credits and tax loss carryforwards. Deferred income tax expense or benefit represents the change during the reporting period in the net deferred income tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

    NET LOSS PER SHARE: The Company has adopted Statement of Financial Accounting Standard ("SFAS") No. 128, "Earnings Per Share." Basic earnings per share ("EPS") is calculated by dividing the income or loss available to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted EPS is computed by dividing the income or loss available to common stockholders by the weighted average number of common shares outstanding for the period in addition to the weighted average number of common stock equivalents outstanding for the period. Shares subject to repurchase by the Company are considered common stock equivalents for purposes of this calculation. Shares issuable upon conversion of the Series A and Series B preferred stock, upon the exercise of outstanding stock options and warrants and shares issued subject to repurchase by the Company totaling 36,653,940 and 52,958,513 at December 31, 1997 and 1998, and 46,325,054 and 61,281,828 at March 31, 1998 and 1999, respectively, have been excluded from the computation since their effect would be antidilutive.

    STOCK-BASED COMPENSATION: The Company measures compensation expense for their employee stock-based compensation using the intrinsic value method and provides pro forma disclosures of net loss as if the fair value method had been applied in measuring compensation expense. Under the intrinsic value method of accounting for stock-based compensation, when the exercise price of options granted to employees is less than the fair value of the underlying stock on the date of grant, compensation expense is to be recognized over the applicable vesting period.

    NEW ACCOUNTING PRONOUNCEMENTS: In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. This statement establishes accounting and reporting standards for derivative instruments and for hedging activities. The Company will adopt SFAS No. 133 as required in 2000. The Company expects that adoption will have no impact on their consolidated financial statements.

    RECLASSIFICATIONS: Certain 1997 balances have been reclassified to conform to the 1998 presentation.

NOTE 3--SHORT-TERM INVESTMENTS

    The Company's marketable debt securities are classified as held-to-maturity and carried at amortized cost, which approximates fair value. Short-term investments consist of the following:

                                                              DECEMBER 31,     DECEMBER 31,
                                                                  1997             1998
                                                             ---------------  ---------------
Commercial Paper...........................................   $          --    $  33,170,000
U.S. Government Securities.................................              --       82,327,000
                                                             ---------------  ---------------
                                                              $          --    $ 115,497,000
                                                             ---------------  ---------------
                                                             ---------------  ---------------

                          RHYTHMS NETCONNECTIONS INC.

NOTE 4--COMPOSITION OF CERTAIN BALANCE SHEET COMPONENTS

                                                              DECEMBER 31,     DECEMBER 31,
                                                                  1997             1998
                                                             ---------------  ---------------
Accounts, loans and other receivables, net:
  Interest.................................................   $          --    $   2,135,000
  Trade, net of allowance for doubtful accounts of $50,000
    in 1998................................................              --          197,000
  Employee expense advances and loans......................              --           44,000
                                                             ---------------  ---------------
                                                              $          --    $   2,376,000
                                                             ---------------  ---------------
                                                             ---------------  ---------------
Equipment and furniture, net:
  Operating equipment......................................   $   1,241,000    $   9,633,000
  Office furniture.........................................          43,000          917,000
  Leasehold improvements...................................          32,000          668,000
  Computer software........................................         173,000          456,000
  Computer equipment.......................................         133,000          274,000
  Lab equipment............................................              --           17,000
  Accumulated depreciation.................................          (1,000)        (455,000)
                                                             ---------------  ---------------
                                                              $   1,621,000    $  11,510,000
                                                             ---------------  ---------------
                                                             ---------------  ---------------
Accrued expenses and other current liabilities:
  Accrued payroll..........................................   $     217,000    $   1,524,000
  Carrier services and other operating costs...............              --          991,000
  Other....................................................         159,000          340,000
                                                             ---------------  ---------------
                                                              $     376,000    $   2,855,000
                                                             ---------------  ---------------
                                                             ---------------  ---------------

NOTE 5--DEBT

    As of December 31, 1997 and 1998, the Company had a note payable of $568,000 and $805,000, respectively, to a financial institution. Terms of the note payable include an interest rate of prime plus 0.25 percent (8.75 percent and 8.0 percent at December 31, 1997 and 1998, respectively) payable monthly on the outstanding principal. The note is collateralized by assets of the Company and is to be amortized over a 36-month repayment period. The $805,000 will be repaid during the years 1999 through 2001 in the amounts of $333,000 each in 1999 and 2000 and $139,000 in 2001.

    On May 5, 1998, the Company issued 13.5 percent senior discount notes due 2008 in the principal amount of $290,000,000 at maturity, combined with warrants to purchase 4,732,800 shares of common stock. The notes were issued at a discount; cash proceeds from the issuance of the notes and warrants were $150,365,000. The Company additionally incurred approximately $6,519,000 in debt issue costs. The notes will accrete in value through May 15, 2003 at a rate of
13.5 percent per annum, compounded semi-annually; no cash interest will be payable prior to that date. Upon a change in control or upon certain asset sales, the Company must offer to repurchase all or a portion of the outstanding notes. In addition, the Company has the option to repurchase the notes upon payment of a premium of accreted value at that point in time. The notes contain covenants that restrict the Company's ability to make certain payments, including dividend payments, and incur additional debt.

                          RHYTHMS NETCONNECTIONS INC.

NOTE 5--DEBT (CONTINUED)
    The warrants issued in connection with the senior discount notes are exercisable at a price of $0.004 per share. The warrants expire May 15, 2008. The warrants may be required to be repurchased by the Company for cash upon the occurrence of a repurchase event, such as a consolidation, merger, or sale of assets to another entity, as defined in the provisions of the Warrant Agreement, at a price to be determined by an independent financial expert selected by the Company. In the event a repurchase event occurs, the difference between the repurchase price and the carrying value of the warrants would be charged to equity. The value ascribed to the warrants of $6,567,000 resulted in additional debt discount, which, together with the debt issue costs are being amortized to interest expense using the effective interest method over the period that the notes are outstanding.

    Effective November 20, 1998, the Company completed an exchange offer of the
13.5 percent senior discount notes that allowed for registration of such notes under the Securities Act of 1933, as amended. $289,000,000 of the original issue notes were tendered for exchange. The registered notes have substantially the same terms and conditions as the unregistered notes, except that the registered notes are not subject to the restrictions on resale or transfer that applied to the unregistered notes.

    During May 1998 the Company entered into a 36-month lease line that provides for $24.5 million in equipment on an operating lease basis. In connection with this lease agreement, the Company issued 574,380 warrants to purchase common stock at a price of $1.85 per share, exercisable immediately.

NOTE 6--STOCKHOLDERS' EQUITY

    The Company was initially capitalized in February 1997 with common stock. In July 1997, the Company was granted authority to issue two classes of stock consisting of up to 17,000,000 shares of Series A preferred stock and 54,635,294 shares of common stock, as adjusted for the November 1998 and March 1999 stock splits, both with a $0.001 par value per share.

    Effective March 6, 1998, the Company amended its Certificate of Incorporation to increase the number of authorized common shares to 54,983,160, as adjusted for the November 1998 and March 1999 stock splits, to decrease the number of authorized preferred shares to 16,944,943, and to designate 12,900,000 of the preferred shares as Series A and 4,044,943 shares as Series B.

    Effective April 28, 1998, the Company amended its Certificate of Incorporation to increase the number of authorized common shares to 59,715,960, as adjusted for the November 1998 and March 1999 stock splits.

    Effective November 4, 1998, the Company completed a two-for-one split of its common stock. The accompanying consolidated financial statements have been restated for all periods presented to reflect the stock split.

    The Company's Series A and Series B preferred stock may be converted, at the option of the holder, into the Company's common stock on a 2.4 to 1 basis, subject to antidilution protection on a broad-based weighted-average basis. The preferred stock will also be automatically converted upon certain closings of registered public offerings of common stock. The holders of the Series A preferred stock are entitled to receive non-cumulative dividends in the amount equal to $0.08 per share per annum and the holders of the Series B preferred stock are entitled to receive non-cumulative dividends of $0.356 per share per annum, as and if declared by the Board of Directors, or an amount equal to that paid on any other outstanding shares of the Company, payable quarterly, as and if declared by the Board of Directors. In the event of a liquidation of the Company, the holders of the Series A and

                          RHYTHMS NETCONNECTIONS INC.

NOTE 6--STOCKHOLDERS' EQUITY (CONTINUED)
Series B preferred stock will be entitled, in preference to the holders of common stock, to an amount equal to $1.00 per share and $4.45 per share, respectively, plus all declared and unpaid dividends. The preferred shares entitle holders to two votes per share, on an "as-converted" basis.

NOTE 7--STOCK OPTIONS

    The Company has established the 1997 Stock Option/Stock Issuance Plan (the "Plan"), which provides for the grant of options to employees, directors and outside consultants for purchase of up to an aggregate of 11,673,530 shares of common stock. The options are immediately exercisable and expire within ten years after the date of grant. Shares acquired upon exercise are subject to repurchase by the Company ratably over a four-year period from the date of grant, at the option of the Company and at the exercise price. The Plan provides for both incentive option and non-statutory option grants and for accelerated vesting in the event of a 50 percent or more change in control of the Company.

    Plan activity is as follows:

                                                                  NUMBER OF    WEIGHTED AVERAGE   WEIGHTED AVERAGE
                                                                   SHARES         FAIR VALUE       EXERCISE PRICE
                                                                -------------  -----------------  -----------------
  Granted.....................................................      5,801,714      $    0.29          $    0.04
  Exercised...................................................       (320,458)     $    0.29          $    0.04
                                                                -------------
    Outstanding at December 31, 1997..........................      5,481,256      $    0.29          $    0.04

  Granted.....................................................      3,364,680      $    2.62          $    0.84
  Exercised...................................................     (5,560,308)     $    0.30          $    0.04
  Canceled....................................................       (136,348)     $    1.10          $    0.22
                                                                -------------

    Outstanding at December 31, 1998..........................      3,149,280      $    2.73          $    0.89
                                                                -------------
                                                                -------------

    The following summarizes the outstanding and exercisable options under the Plan at December 31, 1998:

                                  WEIGHTED
                                   AVERAGE        WEIGHTED                    WEIGHTED
                     NUMBER       REMAINING        AVERAGE       NUMBER        AVERAGE
                   OUTSTANDING      LIFE       EXERCISE PRICE   EXERCISABLE EXERCISE PRICE
                   -----------  -------------  ---------------  ---------  ---------------
 EXERCISE PRICE
-----------------
                                     OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                                ------------------------------  --------------------------
      $0.04           177,480    9.03 years       $    0.04       177,480     $    0.04
 $0.21 to $0.25     1,591,680    9.42 years       $    0.23     1,591,680     $    0.23
 $1.67 to $1.88     1,380,120    9.83 years       $    1.75     1,380,120     $    1.75

    During 1997 and 1998, all options were granted to employees at less than fair value on the date of grant, resulting in $1,450,000 and $4,908,000, respectively, of deferred compensation recorded as a reduction of stockholders' equity. These amounts are being amortized as a charge to general and administrative expenses over the vesting periods of the applicable options; such amortization totaled $192,000 and $725,000 for the periods ended December 31, 1997 and 1998, respectively.

    An option to purchase 365,094 shares of Series A Preferred Stock at $0.80 per share was granted to an employee during 1997. The Company recorded $73,000 in compensation expense during 1997 related to this grant.

                          RHYTHMS NETCONNECTIONS INC.

NOTE 7--STOCK OPTIONS (CONTINUED)
    Had compensation expense for the Company's Plan and the Preferred Stock option been determined based on the fair value method of accounting for stock-based compensation, the Company's net loss and net loss per share for the periods ended December 31, 1997 and 1998 would have been increased by $11,000 and $60,000 and $0.01 and $0.02 per share, respectively. For purposes of determining this compensation expense, the fair value of each option grant is estimated on the grant date using the Black Scholes option pricing model with the following weighted average assumptions used for grants during the periods ended December 31, 1997 and 1998, respectively: no dividend yield, risk free interest rates of 5.3 percent and 4.9 percent, respectively, expected volatility of nil, and expected term of four years for common options and six months for the preferred option.

NOTE 8--INCOME TAXES

    As of December 31, 1998, the Company had net operating loss carryforwards of approximately $37,000,000, which are available to offset future taxable income through 2018 for federal taxes and 2005 for state taxes, subject to the limitations of Internal Revenue Code Section 382 relating to changes in ownership of the Company. The deferred tax asset arising from the loss carryforwards has been fully offset by a valuation allowance since it is more likely than not that it will not be realized. The valuation allowance increased by $13,905,000 during 1998, primarily as a result of the additional losses in 1998.

    Components of deferred income taxes are as follows:

                                                         DECEMBER 31, 1997  DECEMBER 31, 1998
                                                         -----------------  -----------------
Deferred tax assets:
  Net operating loss carryforwards.....................    $     908,000     $    14,724,000
  Accrued vacation and other...........................           89,000             178,000
                                                         -----------------  -----------------
Gross deferred tax asset...............................          997,000          14,902,000
Valuation allowance....................................         (997,000)        (14,902,000)
                                                         -----------------  -----------------
Net deferred income taxes..............................    $          --     $            --
                                                         -----------------  -----------------
                                                         -----------------  -----------------

    The provision for (benefit from) income taxes reconciles to the statutory federal tax rate as follows:

                                                         DECEMBER 31, 1997  DECEMBER 31, 1998
                                                         -----------------  -----------------
Statutory federal tax rate.............................          (34.0)%            (34.0)%
State income tax, net of federal benefit...............           (5.4)              (5.4)
Other..................................................           (1.8)               0.9
Deferred tax asset valuation allowance.................           41.2               38.5
                                                               -------            -------
                                                                  -- %               -- %
                                                               -------            -------
                                                               -------            -------

NOTE 9--RELATED PARTY TRANSACTIONS

    The Company's in-house counsel is also a partner in a law firm used externally by the Company. During 1997 and 1998, the Company incurred legal fees and expenses of approximately $92,000 and

                          RHYTHMS NETCONNECTIONS INC.

NOTE 9--RELATED PARTY TRANSACTIONS (CONTINUED)
$1,269,000, respectively, to the external firm, in addition to the salary paid to the in-house counsel. At December 31, 1998, the Company had a balance payable of $372,000 to this entity.

    Two members of the Company's Board of Directors serve as directors to a company that supplies equipment to the Company. The total purchases during 1997 and 1998 from the equipment supplier were approximately $419,000 and $13,005,000, respectively. At December 31, 1998, the Company had a balance payable of $2,451,000 to this entity.

NOTE 10--COMMITMENTS

    The Company leases office space and certain office equipment under non-cancelable operating lease agreements. The leases range in term from 24 months to 60 months and, in certain instances, provide for options to extend. Rent expense under the operating leases for 1997 and 1998 totaled $46,000 and $2,044,000, respectively. Future minimum rental payments under the leases are $11,169,000 in 1999, $11,251,000 in 2000, $9,667,000 in 2001, $1,710,000 in
2002, and $1,190,000 in 2003.

NOTE 11--SUBSEQUENT EVENTS

    Effective March 2, 1999, the Company amended its Certificate of Incorporation to increase the number of authorized common shares to 84,527,584, as adjusted for the November 1998 and March 1999 stock splits, and to authorize 3,731,410 shares of Series C Preferred Stock.

    Effective March 4, 1999, the Company issued 3,731,410 shares of its Series C preferred stock to MCI WorldCom's investment fund at a price of $8.04 per share for total proceeds to the Company of $30,000,000. In connection with this investment, MCI WorldCom also received warrants to purchase up to 720,000 shares of common stock at a price of $6.70 per share. The terms of the transaction also provide for the Company and MCI WorldCom to enter into various business relationships, including MCI WorldCom's commitment to sell 100,000 of the Company's DSL lines over a period of five years, subject to penalties for failure to reach target commitments.

    During January and February 1999, the Company granted options to purchase 1,615,686 shares of common stock pursuant to the Plan. The grant of these options will result in additional deferred compensation in 1999 and compensation expense in 1999 and future years as the options vest.

    On March 19, 1999, the Company completed a six for five split of its common stock. The accompanying consolidated financial statements have been restated for all periods presented to reflect the stock split.

NOTE 12--SUBSEQUENT EVENTS (UNAUDITED)

    Effective March 15, 1999, the Company amended its Certificate of Incorporation to increase the number of authorized Common shares to 74,171,062 and to authorize an additional 3,731,409 shares of Series C Preferred Stock.

    On March 16, 1999, the Company issued Series C Preferred Stock and Warrants to Microsoft Corporation for $30,000,000. A total of 3,731,409 shares of Series C Preferred Stock and Warrants to purchase 720,000 shares of Common Stock at a price of $6.70 per share were issued in this transaction. Of the proceeds received, the Company allocated $26,544,000 to the Preferred Stock and $3,456,000 to the Warrants. The terms of the transaction also provide for the Company and Microsoft to enter into

                          RHYTHMS NETCONNECTIONS INC.

NOTE 12--SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED) various business relationships. In connection with these business relationships, the Company capitalized $10,000,000 in business acquisition costs that will be amortized to operating expense over a three-year period beginning March 1999.

    On March 16, 1999 the Company's Board of Directors approved the 1999 Stock Incentive Plan and the 1999 Employee Stock Purchase Plan, each plan subject to shareholder approval. The 1999 Stock Incentive Plan serves as the successor equity incentive program to the 1997 Stock Option/Stock Issuance Plan and became effective April 6, 1999. An initial reserve of 8,161,944 shares of Common Stock has been authorized for issuance under the 1999 Stock Incentive Plan. The 1999 Employee Stock Purchase Plan has an initial reserve of 1,200,000 shares of Common Stock and became effective April 6, 1999.

    On March 31, 1999, the Company entered into a 36-month lease line that provides for $24,000,000 in equipment on an operating lease basis. In connection with this lease agreement, the Company issued 45,498 Warrants to purchase Common Stock at a price of $10.55 per share, exercisable immediately. The value of these Warrants, estimated to be $250,000, is being amortized over the life of the lease.

    Effective April 5, 1999, the Company restated its Certificate of Incorporation to increase the number of authorized Common shares to 81,000,000, to authorize an additional 932,836 shares of Series C Preferred Stock, to authorize 441,176 shares of Series D Preferred Stock, and to designate 1,000,000 shares as Series 1 Junior Participating Preferred Stock.

    On April 6, 1999, the Company issued 932,836 shares of its Series C Preferred Stock at a price of $8.04 per share and 441,176 shares of its Series D Preferred Stock at a price of $17.00 per share to a wholly owned subsidiary of Qwest Communications Corporation for total proceeds of $15,000,000. In connection with this investment, Qwest also received warrants to purchase 180,000 shares of Common Stock at a price of $6.70 per share and MCI WorldCom received an additional warrant to purchase 136,996 shares of Common Stock at a price of $21.00 per share. In accordance with provisions of the agreement underlying this investment, the Company and Qwest have entered into certain business relationships. Although a value has not been finalized for this business relationship, the Company estimates that approximately $10,500,000 will be capitalized with respect to the relationship and that the amount capitalized will be amortized to operating expense over a five-year period.

    On April 5, 1999, the Company entered into a 36-month lease line that provides for $20,000,000 in equipment on an operating lease basis. In connection with this lease agreement, the Company issued 75,000 warrants to purchase Common Stock at a price of $10.55 per share, exercisable immediately.

    Effective April 12, the Company restated its Certificate of Incorporation to increase the number of authorized Common shares to 250,000,000 and to decrease the number of authorized Preferred Shares to 5,000,000.

    Effective April 12, 1999, the Company completed an initial public offering of its Common Stock. A total of 10,781,250 shares were issued at $21.00 per share; net proceeds to the Company were approximately $211,407,000, after payment of underwriting fees but before payment of related issue expenses. Upon completion of the offering, all classes of Preferred Stock automatically converted to Common Stock, resulting in an additional 51,076,051 shares of Common Stock being issued and a resulting zero shares of Preferred Stock being issued and outstanding.

                          RHYTHMS NETCONNECTIONS INC.

NOTE 12--SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)
    On April 23, 1999, the Company issued 12.75 percent Senior Notes due 2009 in the principal amount of $325,000,000, due at maturity. Cash proceeds from the issuance, after payment of underwriting fees but before payment of related issue expenses, were $315,250,000. Of these proceeds, approximately $113,675,000 was used to purchase a portfolio of U.S. government securities and will be used for the first three years' interest payments.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                               ___________ SHARES

                                     [LOGO]

                          RHYTHMS NETCONNECTIONS INC.

                                  COMMON STOCK

                               ------------------

                              P R O S P E C T U S

                               ------------------

                              MERRILL LYNCH & CO.
                              SALOMON SMITH BARNEY
                               HAMBRECHT & QUIST
                           THOMAS WEISEL PARTNERS LLC

                                           , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates, except for the registration fee and the NASD fee.

Registration fee..................................................  $  98,759
Nasdaq National Market fee........................................     20,000
NASD fee..........................................................     36,025
Blue Sky fees and expenses........................................      2,500
Printing and engraving expenses...................................    150,000
Legal fees and expenses...........................................    150,000
Accounting fees and expenses......................................     30,000
Transfer Agent and Registrar fees.................................      5,000
Miscellaneous expenses............................................      7,716
                                                                    ---------
    Total.........................................................  $ 500,000
                                                                    ---------
                                                                    ---------

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    Section 145 of the Delaware General Corporation Law permits indemnification of the Registrant's officers and directors under certain conditions and subject to certain limitations. Section 145 of the Delaware General Corporation Law also provides that a corporation has the power to purchase and maintain insurance on behalf of its officers and directors against any liability asserted against such person and incurred by him or her in such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability under the provisions of Section 145 of the Delaware General Corporation Law.

    Article VII, Section 1 of the Registrant's Restated Bylaws provides that the Registrant shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law. The rights to indemnity thereunder continue as to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of the heirs, executors and administrators of the person. In addition, expenses incurred by a director or executive officer in defending any civil, criminal, administrative or investigative action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Registrant (or was serving at the Registrant's request as a director or officer of another corporation) shall be paid by the Registrant in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Registrant as authorized by the relevant section of the Delaware General Corporation Law.

    As permitted by Section 102(b)(7) of the Delaware General Corporation Law,
Article V, Section (A) of the Registrant's Restated Certificate of Incorporation provides that a director of the Registrant shall not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived any improper personal benefit.

    The Registrant has entered into indemnification agreements with each of its directors and executive officers. Generally, the indemnification agreements attempt to provide the maximum protection permitted by Delaware law as it may be amended from time to time. Moreover, the indemnification agreements provide for certain additional indemnification. Under such additional indemnification provisions, however, an individual will not receive indemnification for judgments, settlements or expenses if he or she is found liable to the Registrant (except to the extent the court determines he or she is fairly and reasonably entitled to indemnity for expenses), for settlements not approved by the Registrant or for settlements and expenses if the settlement is not approved by the court. The indemnification agreements provide for the Registrant to advance to the individual any and all reasonable expenses (including legal fees and expenses) incurred in investigating or defending any such action, suit or proceeding. In order to receive an advance of expenses, the individual must submit to the Registrant copies of invoices presented to him or her for such expenses. Also, the individual must repay such advances upon a final judicial decision that he or she is not entitled to indemnification.

    The Registrant has purchased directors' and officers' liability insurance. The Registrant intends to enter into additional indemnification agreements with each of its directors and executive officers to effectuate these indemnity provisions.

    The underwriting agreement (Exhibit 1.1 hereto) contains provisions by which the underwriters have agreed to indemnify the Registrant, each person, if any, who controls the Registrant within the meaning of Section 15 of the Securities Act, each director of the Registrant, and each officer of the Registrant who signs this registration statement, with respect to information furnished in writing by or on behalf of the underwriters for use in the registration statement.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since its incorporation in February 1997, the Registrant has issued and sold unregistered securities as follows (adjusted for subsequent stock splits):

        (1) An aggregate of 2,161,764 shares of common stock was issued in private placements in February through June 1997 to Enterprise Partners in connection with the Registrant's initial funding. The consideration received for such shares was $901.

        (2) An aggregate of 6,140,000 shares of Series A preferred stock (which have converted into 14,736,000 shares of common stock) was issued in a private placement in July 1997 to Brentwood Venture Capital, Enterprise Partners, Kleiner Perkins Caufield & Byers, the Sprout Group and certain other purchasers pursuant to a Series A preferred stock Purchase Agreement. The consideration received for such shares was $6,138,500.

        (3) An aggregate of 6,350,000 shares of Series A preferred stock (which have converted into 15,240,000 shares of common stock) was issued in a private placement in December 1997 to Brentwood Venture Capital, Enterprise Partners, Kleiner Perkins Caufield & Byers, the Sprout Group and certain other purchasers pursuant to a Series A preferred stock Purchase Agreement and a Subsequent Closing Purchase Agreement. The consideration received for such shares was $6,350,000.

        (4) An aggregate of 365,094 shares of Series A preferred stock (which have converted into 876,226 shares of common stock) was issued in a private placement in February 1998 to Catherine Hapka in connection with the Series A preferred stock Purchase Agreement, the Subsequent Closing Purchase Agreement and an employment agreement between the Company and Ms. Hapka. The consideration received for such shares was $292,075.

        (5) An aggregate of 4,044,943 shares of Series B preferred stock (which have converted into 9,707,863 shares of common stock) was issued in a private placement in March 1998 to Brentwood

    Venture Capital, Enterprise Partners, Kleiner Perkins Caufield & Byers, the Sprout Group and Enron Communications Group, Inc. The consideration received for such shares was $18,000,000.

        (6) In May 1998 the Registrant issued 290,000 units consisting of
    13 1/2% senior discount notes due 2008 and warrants to purchase an aggregate of 4,732,800 shares of common stock with exercise prices of $0.004 per share to Merrill Lynch & Co. and Donaldson, Lufkin & Jenrette Securities Corporation, as initial purchasers, for resale to qualified institutional buyers. Merrill Lynch & Co. and Donaldson, Lufkin & Jenrette Securities Corporation received commissions of $5,262,920 for acting as initial purchasers in connection with this transaction.

        (7) In May 1998 the Registrant issued to Sun Financial Group, Inc., now GATX Capital Corporation, a warrant to purchase 574,380 shares of common stock with an exercise price of $1.85 per share in connection with an equipment lease financing.

        (8) In March 1999 the Registrant issued to MCI WorldCom Venture Fund, Inc. and to Microsoft Corporation 3,731,410 and 3,731,409 shares of Series C preferred stock, respectively, and issued to each of them a warrant to purchase 720,000 shares of common stock for an aggregate purchase price of $60.0 million. In April 1999, the Registrant issued to MCI WorldCom Venture Fund, Inc. a warrant to purchase 136,996 shares of common stock at the purchase price per share sold in this offering.

        (9) In March 1999 the Registrant issued to GATX Capital Corporation warrants to purchase an aggregate of 45,498 shares of common stock with an exercise price per share of $10.55 in connection with an equipment lease financing.

        (10) In April 1999 the Registrant issued to U.S. Telesource, Inc. 932,836 shares of Series C preferred stock, which are convertible into 1,119,403 shares of common stock, and 441,176 shares of Series D preferred stock, which are convertible into 441,176 shares of common stock, subject to adjustment if the price per share in this offering is less than $17.00. The Registrant also issued to U.S. Telesource, Inc. a warrant to purchase 180,000 shares of common stock at an exercise price of $6.70 per share. The aggregate consideration received for this issuance was $15 million.

        (11) In April 1999 the Registrant issued to Cisco Systems Capital Corporation a warrant to purchase 75,000 shares of common stock with an exercise price per share of $10.55 in connection with an equipment lease financing.

        (12) From August 1997 through April 5, 1999, the Registrant granted stock options to purchase an aggregate of 12,387,070 shares of common stock to employees and consultants with aggregate exercise prices ranging from $0.04 to $16.00 per share pursuant to the Registrant's stock option plan. As of April 5, 1999, 8,408,362 shares of common stock have been issued upon exercise of options.

        (13) In April 1999 the Registrant issued 12 3/4% senior notes due 2009 in the aggregate principal amount of $325.0 million to Merrill Lynch & Co. and Salomon Smith Barney Inc., as initial purchasers, for resale to qualified institutional buyers. Merrill Lynch & Co. and Salomon Smith Barney Inc. received commissions of $9,750,000 for acting as initial purchasers in connection with this transaction.

    No underwriters were used in connection with these sales and issuances except for the issuance of the senior discount notes and related warrants in (6) above and the issuance of senior notes in (13) above. The sales and issuances of these securities except for those in (6) and (13) above were exempt from registration under the Securities Act pursuant to Rule 701 promulgated thereunder on the basis that these securities were offered and sold either pursuant to a written compensatory benefit plan or pursuant to written contracts relating to consideration, as provided by Rule 701, or pursuant to Section 4(2) thereof on the basis that the transactions did not involve a public offering. The sales and issuances in (6) and (13) above were each exempt from registration under the Securities Act pursuant to Section 4(2) and, in connection with the resales by the initial purchasers of the securities described in (6) and (13) above, Rule 144A thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.

  EXHIBIT
  NUMBER                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
  1.1+       Form of Purchase Agreement.

  3.1**      Restated Certificate of Incorporation of the Registrant.

  3.2**      Certificate of Designation of Series 1 Junior Participating Preferred Stock of Registrant.

  3.3**      Restated Bylaws of the Registrant.

  4.1**      Form of Certificate of common stock.

  4.2*       Indenture, dated as of May 5, 1998, by and between the Registrant and State Street Bank and Trust
             Company of California, N.A., as trustee, including form of the Registrant's 13 1/2% Senior Discount
             Notes due 2008, Series A and form of the Registrant's 13 1/2% Senior Discount Notes due 2008, Series
             B.

  4.3*       Warrant Agreement, dated as of May 5, 1998, by and between the Registrant and State Street Bank and
             Trust Company of California, N.A.

  4.4*       Warrant Registration Rights Agreement, dated as of May 5, 1998, by and among the Registrant and
             Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Donaldson, Lufkin &
             Jenrette Securities Corporation.

  4.5**      Warrant to Purchase Shares of Common Stock, dated May 19, 1998, by and between the Registrant and Sun
             Financial Group, Inc.

  4.6**      Common Stock Purchase Warrant, dated March 3, 1999, by and between the Registrant and MCI WorldCom
             Venture Fund, Inc.

  4.7**      Common Stock Purchase Warrant, dated March 16, 1999, by and between the Registrant and Microsoft
             Corporation.

  4.8**      Warrant to Purchase Shares of Common Stock, dated March 31, 1999, by and between Registrant and GATX
             Capital Corporation.

  4.9**      Warrant Purchase Agreement, dated as of April 6, 1999, by and between Registrant and MCI WorldCom
             Venture Fund, Inc.

  4.10**     Common Stock Purchase Warrant, dated April 6, 1999, by and among Registrant and MCI WorldCom Venture
             Fund, Inc.

  4.11**     Common Stock Purchase Warrant, dated April 6, 1999, by and among the Registrant and U.S. Telesource,
             Inc.

  4.12**     Common Stock Purchase Warrant, dated April 5, 1999, by and among Registrant and Cisco Systems Capital
             Corporation.

  4.13**     Rights Agreement, dated April 2, 1999, by and among Registrant and American Securities Transfer &
             Trust, Inc.

  4.14***    Indenture, dated as of April 23, 1999, by and between the Registrant and State Street Bank and Trust
             Company of California, N.A., as trustee, including form of the Registrant's 12 3/4% Senior Notes due
             2009, Series A and form of the Registrant's 12 3/4% Senior Notes due 2009, Series B.

  EXHIBIT
  NUMBER                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
  4.15***    Notes Registration Rights Agreement, dated as of April 23, 1999, by and among the Registrant and
             Merrill Lynch & Co., Merrill Lynch, Pierce Fenner & Smith Incorporated, Salomon Smith Barney Inc. and
             Chase Securities Inc.

  4.16***    Pledge and Escrow Agreement, dated as of April 23, 1999, from the Registrant as Pledgor to State
             Street Bank and Trust Company of California, N.A., as trustee.

  5.1+       Opinion of Brobeck, Phleger & Harrison LLP with respect to the common stock being registered.

  9.1*       Voting Trust Agreement, dated as of May 5, 1998, by and among Sprout Capital VII, L.P., Donaldson
             Lufkin & Jenrette Securities Corporation, and First Union Trust Company, National Association, as
             trustee.

  9.2*       Voting Trust Agreement, dated as of March 12, 1998, by and between Enron Communications Group, Inc.
             and the Registrant, as trustee.

 10.1*       Series A Preferred Stock Purchase Agreement, dated July 3, 1997, by and among the Registrant and the
             Investors listed on Schedule A thereto.

 10.2*       Subsequent Closing Purchase Agreement, dated December 23, 1997, by and among the Registrant and the
             Investors listed on Schedule A thereto.

 10.3*       Series B Preferred Stock Purchase Agreement, dated March 12, 1998, by and among the Registrant and the Investors listed on Schedule A thereto.

 10.4**++    Enterprise Services Solution Agreement between Cisco Systems, Inc. and the Registrant, dated December
             3, 1998

 10.5**      Series C Preferred Stock Purchase Agreement, dated March 3, 1999, by and among the Registrant and MCI
             WorldCom Venture Fund, Inc.

 10.6**      Amended and Restated Investors' Rights Agreement, dated March 3, 1999, by and among the Registrant and the Investors listed on Schedule A thereto.

 10.7**++    Agreement, dated March 3, 1999, by and between the Registrant and MCI WorldCom, Inc.

 10.8**      Series C Preferred Stock and Warrant Purchase Agreement, dated March 16, 1999, by and among the
             Registrant and Microsoft Corporation.

 10.9**      Amended and Restated Investors' Rights Agreement, dated March 16, 1999, by and among the Registrant and the Investors listed on Schedule A thereto.

 10.10**     Distribution Agreement, dated March 16, 1999, by and among the Registrant and Microsoft Corporation.

 10.11*      Master Lease Agreement No. 1642 and Addendum thereto, each dated November 19, 1997, and Second
             Addendum thereto, dated as of May 19, 1998, between the Registrant and Sun Financial Group, Inc.

 10.12**     Business Lease (Single Tenant) between the Registrant and BR Venture, LLC dated September 1998.

 10.13*      Employment Agreement between the Registrant and Catherine M. Hapka, dated June 10, 1997.

 10.14*      Employment Agreement between the Registrant and Jeffrey Blumenfeld, dated August 10, 1997.

 10.15*      Employment Agreement between the Registrant and James A. Greenberg, dated July 14, 1997.

 10.16*      Employment Agreement between the Registrant and Rand A. Kennedy, dated August 22, 1997.

  EXHIBIT
  NUMBER                                                  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
 10.17*      1997 Stock Option/Stock Issuance Plan.

 10.18**     1999 Stock Incentive Plan.

 10.19**     1999 Employee Stock Purchase Plan.

 10.20*      Form of Indemnification Agreement between the Registrant and each of its directors.

 10.21*      Form of Indemnification Agreement between the Registrant and each of its officers.

 10.22*      QuickStart Loan and Security Agreement, dated October 29, 1997, between the Registrant and Silicon
             Valley Bank.

 10.23**     Third Addendum, dated March 31, 1999, to Master Lease Agreement, dated November 19, 1997, by and among Registrant and GATX Capital Corporation.

 10.24**     Master Lease Agreement, dated March 31, 1999, by and among Registrant and GATX Capital Corporation.

 10.25**     First Addendum, dated March 31, 1999, to Master Lease Agreement, dated March 31, 1999, by and among
             Registrant and GATX Capital Corporation.

 10.26**     Amendment No. 1, dated April 6, 1999, to Framework Agreement, dated March 3, 1999, by and among the
             Registrant and MCI WorldCom, Inc.

 10.27**     Series C Preferred Stock and Warrant Purchase Agreement, dated April 6, 1999, by and among the
             Registrant and U.S Telesource, Inc.

 10.28**     Series D Preferred Stock Purchase Agreement, dated April 6, 1999, by and among the Registrant and the
             Investors listed on Schedule A thereto.

 10.29**     Amended and Restated Investors' Rights Agreement, dated April 6, 1999, by and among the Registrant and the Investors listed on Schedule A thereto.

 10.30**     Lease Agreement, dated April 5, 1999, by and among the Registrant and Cisco Systems Capital
             Corporation.

 10.31***    Amendment No. 2, dated May 10, 1999, to Framework Agreement, dated March 3, 1999, by and among the
             Registrant and MCI WorldCom, Inc.

 21.1*       Subsidiaries of the Registrant.

 23.1+       Consent of Brobeck, Phleger & Harrison LLP (filed with Exhibit 5.1)

 23.2        Consent of PricewaterhouseCoopers LLP.

 24.1        Powers of Attorney (included on signature page).

 99.3++      ACI Plus Service Agreement, dated April 6, 1999, by and between the Registrant and Qwest
             Communications Corporation.

------------------------

* Previously filed with the Commission as an exhibit to the registration statement on Form S-4 (File No. 333-59393) and incorporated herein by reference.

** Previously filed with the Commission as an exhibit to the registration statement on Form S-1 (File No. 333-72409) and incorporated herein by reference.

*** Previously filed with the Commission as an exhibit to the registration statement on Form S-4 (File No. 333-82867) and incorporated herein by reference.

+   To be filed by amendment.

++   Certain confidential portions of this Exhibit were omitted by means of redacting a portion of the text (the "Mark"). This Exhibit has been filed separately with the Secretary of the Commission without the Mark pursuant to the Registrant's Application Requesting Confidential Treatment under Rule 406 under the Securities Act.

    (b) Financial Statement Schedules included separately in the registration statement.

    All other schedules are omitted because they are not required, are not applicable or the information is included in the Financial Statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

    The undersigned hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on the 13th day of July 1999.

                                RHYTHMS NETCONNECTIONS INC.

                                BY:            /S/ SCOTT C. CHANDLER
                                     -----------------------------------------
                                                 Scott C. Chandler
                                              CHIEF FINANCIAL OFFICER

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Catherine M. Hapka and Scott C. Chandler, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement related to this Registration Statement and filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                           TITLE                    DATE
------------------------------  ---------------------------------  -------------
    /s/ CATHERINE M. HAPKA      Chairman, Chief Executive Officer  July 13, 1999
------------------------------    and Director
      Catherine M. Hapka

    /s/ SCOTT C. CHANDLER       Chief Financial Officer            July 13, 1999
------------------------------
      Scott C. Chandler

     /s/ KEVIN R. COMPTON       Director                           July 13, 1999
------------------------------
       Kevin R. Compton
                                Director
------------------------------
       Keith B. Geeslin

     /s/ KEN L. HARRISON        Director                           July 13, 1999
------------------------------
       Ken L. Harrison

       /s/ SUSAN MAYER          Director                           July 13, 1999
------------------------------
         Susan Mayer

   /s/ WILLIAM R. STENSRUD      Director                           July 13, 1999
------------------------------
     William R. Stensrud

     /s/ JOHN L. WALECKA        Director                           July 13, 1999
------------------------------
       John L. Walecka

     /s/ EDWARD J. ZANDER       Director                           July 13, 1999
------------------------------
       Edward J. Zander